UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Honeywell International Inc.

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Honeywell

2020 PROXY STATEMENT

AND NOTICE OF ANNUAL MEETING OF SHAREOWNERS

THE
FUTURE
IS
WHAT
WE
MAKE IT

Honeywell

LEAD DIRECTOR

LETTER TO SHAREOWNERS

Jaime Chico Pardo Lead Director

March 12, 2020

Dear Shareowners,

It has been my privilege to serve on Honeywell’s Board of Directors over the last two decades. With my tenure as a member of the Board drawing to a close on April 27, 2020, I would like to share with you some perspectives on Honeywell’s remarkable growth and why I have tremendous confidence in the Company’s future.

Today, Honeywell is one of the world’s largest and most admired companies. Its evolution into the premier software-industrial multinational is the result of skilled management, a willingness to make shrewd investments in the future, and an unrelenting commitment to innovation. Since 2000, Honeywell has achieved a total shareowner return in excess of 400% and stock price appreciation of more than 200%. This consistent performance over time reflects the Company’s excellent leadership – exemplified over my tenure by Dave Cote and Darius Adamczyk – augmented by sound business strategies and a culture of performance and innovation.

Since becoming Honeywell CEO three years ago, Darius has driven a vigorous transition of the Company into the software-industrial space that will put Honeywell in a favorable competitive position for the next several decades. At the same time, Darius has led the acceleration of organic growth while expanding margins, and he has enhanced the Company’s customer focus, breakthrough innovation, and digital business models. Darius and his leadership team work very closely with Honeywell’s Board of Directors to further the interests of all key Company stakeholders, including customers, employees, investors, and communities.

I am proud to have served since 2016 as Honeywell’s independent Lead Director. The Lead Director plays a crucial role in the Company’s governance structure, serving as de facto leader of the independent Directors and as a single focal point charged with ensuring the Board as a whole is providing independent oversight of management. Over the past several years, the Board has continually strengthened the role of independent Lead Director.

I could not be more pleased that my fellow Board member and former United Parcel Service Chairman and CEO Scott Davis is succeeding me as Honeywell’s independent Lead Director. During his tenure at UPS, Scott led the Company through its own transformation into a technology Company. He possesses significant expertise in management, strategy, finance, and operations gained over 25 years at UPS and prior positions. Scott is also currently a director of Johnson & Johnson and previously served on the Board of the Federal Reserve Bank of Atlanta – as Chairman in 2009 – and as a director of EndoChoice Holdings.

| Notice and Proxy Statement | 2020

Beyond the Lead Director position, I can assure you that the entire Honeywell Board is focused on active oversight, prudent governance, and representing your interests both today and in the future. Engaging with shareowners remains a key priority and a vital channel for Honeywell to hear what is most important to those who invest in the Company. These engagement efforts also provide a high degree of transparency and help build trust and support among shareowners for senior management’s vision for the Company’s future. I have participated in countless meetings with shareowners during my tenure on the Board, and the valuable, thought-provoking findings from these engagements have been shared with and evaluated by the entire Board.

Honeywell’s approach to conducting its business in a socially responsible manner includes monitoring and mitigating its environmental impact, acting with unwavering integrity and purpose, and investing in the communities in which it operates worldwide. The Board takes an active and engaged role in the design of this global framework to ensure the outcomes are both measurable and effective. In 2019, Honeywell rose 23 spots, to number 13, on Forbes’ World’s Most Reputable Companies for Corporate Responsibility list. This significant rise and welcome recognition is a reflection of the Company’s investments in people, communities, and best-in-class governance.

The Board is briefed at least quarterly on key corporate social responsibility initiatives, and like my peers, I have been pleased to learn how Honeywell is bringing about positive change with programs to boost STEM education, inclusion and diversity, safety, environmental stewardship, and humanitarian relief in communities throughout the world.

Honeywell’s employees are the Company’s biggest asset. Our employees think big about how best to help customers solve their most pressing challenges. While many technological advances over the past century have shaped the Honeywell we know, it is the innovations the Company is currently developing that will determine its fortunes in the decades to come. “The Future Is What We Make It” is more than a Company tagline. It’s the prevailing mindset inside Honeywell that empowers its employees to forge new solutions to some of the world’s most challenging and critical problems and lead at the forefront of the digital revolution.

Thank you for allowing me the honor to serve you and the interests of all shareowners on Honeywell’s Board of Directors over the last 20 years.

Sincerely,

Jaime Chico Pardo

Lead Director

| Notice and Proxy Statement | 2020

NOTICE OF ANNUAL

MEETING OF SHAREOWNERS

DATE	April 27, 2020
TIME	10:30 a.m. EDT
PLACE	Kimpton Tryon Park Hotel 303 South Church Street, Charlotte, NC 28202
RECORD DATE	Close of business on February 28, 2020
MEETING AGENDA

•	Election to the Board of Directors of the 13 nominees listed in the Proxy Statement

•	An advisory vote to approve executive compensation

•	Approval of the appointment of Deloitte & Touche LLP as independent accountants for 2020

•	If properly raised, two shareowner proposals described on pages 91 and 94 of the Proxy Statement

•	Transact any other business that may properly come before the meeting

Important Notice of Internet Availability of Proxy Materials

The Securities and Exchange Commission’s “Notice and Access” rule enables Honeywell to deliver a Notice of Internet Availability of Proxy Materials to shareowners in lieu of a paper copy of the Proxy Statement, related materials, and our Annual Report to Shareowners. It contains instructions on how to access our Proxy Statement and 2019 Annual Report and how to vote online.

Shares cannot be voted by marking, writing on, and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.

We encourage shareowners to vote promptly as this will save the expense of additional proxy solicitation. Shareowners of record on the Record Date are entitled to vote at the meeting, by telephone, by mail, online, or by scanning the QR code on your proxy card.

If you wish to attend the Annual Meeting in person, you must call +1 (844) 318-0137 on or prior to April 9, 2020 to pre-register and obtain an admission ticket.

You will be required to present the registration confirmation and government-issued photo identification to enter the Annual Meeting. For more details, please see “Additional Information — Attendance at the Annual Meeting” on page 101 of the Proxy Statement.

We are monitoring coronavirus (COVID-19) developments and the related recommendations and protocols issued by public health authorities and federal, state, and local governments. If we determine that alternative Annual Meeting arrangements are advisable or required, then we will announce our decision and post additional information on our Investors Relations website at investor.honeywell.com. Please check this website in advance of the Annual Meeting date if you are planning to attend in person.

This Notice of Annual Meeting of Shareowners and related Proxy Materials are being distributed or made available to shareowners beginning on or about March 12, 2020.

By Order of the Board of Directors,

Victor J. Miller

Vice President, Deputy General Counsel,

Corporate Secretary, and Chief Compliance Officer

By Telephone

In the U.S. or Canada, you can

vote your shares by calling

+1 (800) 690-6903.

By Internet

You can vote your shares online at www.proxyvote.com. You will need the 16-digit control number on the Notice of Internet Availability or proxy card.

By Mail

You can vote by mail by marking, dating, and signing your proxy card or voting instruction form, and returning it in the postage-paid envelope.

By Scanning

You can vote your shares online by scanning the QR code on your proxy card. You will need the 16-digit control number on the Notice of Internet Availability or proxy card. Additional software may need to be downloaded.

In Person

You can vote your shares by attending the Annual Meeting. To attend, you must call +1 (844) 318-0137 on or prior to April 9, 2020 to pre-register and obtain an admission ticket.

| Notice and Proxy Statement | 2020

TABLE OF CONTENTS	i	|	Proxy Summary	Pg	1
	01	|	Proposal 1: Election of Directors	Pg	7
			Director Skills and Qualifications		7
			Board Skillset Matrix		8
			Commitment to Board Integrity, Diversity, and Independence		9
			Nominees for Election		10
			Nomination and Election Process		16

	02	|	Corporate Governance	Pg	17
			Shareowner Outreach and Engagement		18
			Board Leadership Structure		20
			Director Independence		22
			Board’s Role in Risk Oversight		23
			Board Practices and Procedures		24
			Board Committees		26

	03	|	Corporate Responsibility and Sustainability	Pg	30
			Performance Culture		30
			Sustainability		32
			Honeywell Hometown Solutions		34
			Political Engagement and Contributions		35

	04	|	Director Compensation	Pg	37
			Elements of Compensation		37
			2019 Director Compensation Table		38
			Stock Ownership Guidelines		39

	05	|	Proposal 2: Advisory Vote to Approve Executive Compensation	Pg	40

	06	|	Compensation Discussion and Analysis	Pg	41
			Our Named Executive Officers		42
			Performance Summary		42
			Our Compensation Program		44
			2019 Compensation Summary		50
			2019 Annual Incentive Compensation Plan Decisions		52
			2019 Long-Term Incentive Compensation Decisions		58
			Other Compensation and Benefit Programs		65
			Compensation Practices and Policies		66
			Risk Oversight Considerations		67
			Management Development and Compensation Committee Report		69

	07	|	Executive Compensation Tables	Pg	70
			Summary Compensation Table		70
			Other Compensation Tables		72
			CEO Pay Ratio		88

	08	|	Proposal 3: Approval of Independent Accountants	Pg	89
			Independent Accounting Firm Fees		89
			Non-Audit Services		89
			Audit Committee Report		90

	09	|	Proposal 4: Shareowner Proposal—Let Shareholders Vote on Bylaws Amendments	Pg	91
			Board Recommendation		91

	10	|	Proposal 5: Shareowner Proposal—Report on Lobbying Payments and Policy	Pg	94
			Board Recommendation		95

	11	|	Additional Information	Pg	97
Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this proxy statement, other than as part of disclosure of target levels, can be found on page 41 or in Appendix A.			Other Business		97
			Certain Relationships and Related Transactions		97
			Stock Ownership Information		98
			Notice and Access		99
			Voting Procedures		99
			Attendance at the Annual Meeting		101
			Shareowner Proposals and Board Nominees		101
			Where Shareowners Can Find More Information		102
	A-1	|	Appendix A: Reconciliation of Non-GAAP Financial Measures	Pg	A-1

| Notice and Proxy Statement | 2020

i |	PROXY SUMMARY

PROXY SUMMARY

This proxy summary is intended to provide a broad overview of our 2019 performance, corporate governance, and compensation highlights. As this is only a summary, we encourage you to read the entire Proxy Statement for more information prior to voting.

ANNUAL MEETING OF SHAREOWNERS

I TIME AND DATE	April 27, 2020, 10:30 a.m. EDT

I PLACE	Kimpton Tryon Park Hotel, 303 South Church Street, Charlotte, North Carolina 28202

I RECORD DATE	Shareowners as of February 28, 2020 are entitled to vote

I ADMISSION	Please follow the advance registration instructions on page 101

MEETING AGENDA AND VOTING MATTERS

Proposal		Board’s Voting Recommendation	Page Reference

No. 1	Election of Directors	FOR (each nominee)	p. 7

No. 2	Advisory Vote to Approve Executive Compensation	FOR	p. 40

No. 3	Approval of Independent Accountants	FOR	p. 89

No. 4	Shareowner Proposal-Let Shareholders Vote on Bylaw Amendments	AGAINST	p. 91

No. 5	Shareowner Proposal-Report on Lobbying Activities and Expenditures	AGAINST	p. 94

2019 PERFORMANCE HIGHLIGHTS

FINANCIAL RESULTS – DELIVERED ON OUR COMMITMENTS TO SHAREOWNERS

In 2019, Honeywell grew organic sales, segment margin, adjusted earnings per share (EPS), and adjusted free cash flow. We continued our track record of performance on key metrics we use as the basis for our executive compensation programs as shown below.

•	5% organic sales growth

•	10% adjusted EPS growth excluding spins
•	150 basis points of segment margin expansion

•	17% adjusted free cash flow growth excluding spins

Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 41 or in Appendix A.

1	| Notice and Proxy Statement | 2020

i |	PROXY SUMMARY

  KEY LEADERSHIP APPOINTMENTS – DEEP LEADERSHIP BENCH SUPPORTED BY ROBUST SUCCESSION PLANNING AND KEY HIRES

•

Tim Mahoney appointed as Senior Vice President, Enterprise Transformation. Mr. Mahoney has established a successful track record in his three decades of work in the aerospace industry, where he served 10 years as President and Chief Executive Officer of Honeywell Aerospace. In his new role, Mr. Mahoney will be responsible for driving the digitization of Honeywell’s core support functions and promoting common processes, data management, and systems to better serve customers while operating more efficiently.

•

Mike Madsen appointed as President and Chief Executive Officer of Honeywell Aerospace in charge of running Honeywell’s largest segment. Prior to his appointment, Mr. Madsen served as Vice President of Integrated Supply Chain for Honeywell Aerospace, where he was responsible for the global supply chain and manufacturing footprint. Mr. Madsen has over three decades of experience in the Honeywell Aerospace business.

•

Suresh Venkatarayalu appointed as Chief Technology Officer in charge of end-to-end new product development and introduction processes, including efforts to develop new, breakthrough technologies and software for the Industrial Internet of Things.

•	Jeff Kimbell appointed as Senior Vice President and Chief Commercial Officer in charge of driving organic growth by enhancing global sales and marketing capabilities.

   TRANSFORMATION INITIATIVES – HONEYWELL CONNECTED ENTERPRISE, INTEGRATED SUPPLY CHAIN, AND HONEYWELL DIGITAL

•

Honeywell Connected Enterprise delivered double-digit connected software growth in 2019. The transition to a software-industrial company is still in its early stages, but is off to a tremendous start as the organization launched a new suite of connected offerings, including Honeywell Forge.

•

Advanced our Integrated Supply Chain transformation to drive over $0.5 billion long-term, run-rate savings, through improved material productivity, streamlined manufacturing footprint, and automation of procurement processes. In 2019, we further established supply base management strategies and optimized our manufacturing and distribution footprint.

•

Established the Honeywell Digital initiative to drive process improvement, digitization, and efficiencies across the Company. Honeywell Digital is the foundation to running the Company with data-driven decision making. In 2019, the initiative provided enhanced digital marketing and customer contact centers, reduced our enterprise resource management (ERP) systems by 28% from 71 to 51, rationalized over 500 software applications, and cleansed 5.2 million critical master data records. We also remain on track to achieving our long-term target of ~10 ERP systems by the end of 2021.

•

Moved corporate headquarters to Charlotte, North Carolina, a city which will enable recruitment and retention of world-class talent to support Honeywell’s strategic focus on providing leading technology and software solutions in key end markets.

•

Executed a successful brand launch that enhanced our reputation as a premier technology company while reaching more customers, attracting external talent, and engaging more employees through our #futureshapers campaign.

  YEAR IN REVIEW – ANOTHER EXCITING YEAR THAT POSITIONS US WELL FOR THE FUTURE

In 2019, we again executed on our commitments to shareowners. We made substantial progress in advancing our strategic initiatives, met or exceeded all financial commitments, gave back to our communities, and upgraded the working experience for our employees. While our work in our communities, for our customers, for our employees, and for our shareowners is not over, we are proud of the outstanding achievements throughout the year.

| Notice and Proxy Statement | 2020	2

i |	PROXY SUMMARY

  CREATING VALUE FOR OUR STAKEHOLDERS

Source: S&P Capital IQ, as of December 31, 2019.

TSR is calculated by the growth in capital from purchasing a share in the company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.

See page 41 for definitions of Multi-Industry Peer Group and Compensation Peer Group.

COMMITMENT TO SUSTAINABILITY

I OUR COMMITMENT	I ACHIEVEMENTS	I 10-10-10 GOALS FOR 2024

We PROTECT our people and the environment	Over 90% improvement in Scope 1 and 2 greenhouse gas intensity since 2004	Reduce global Scope 1 and Scope 2 greenhouse gas emissions by an additional 10% per dollar of sales from 2018 levels
We ACHIEVE sustainable growth and accelerated productivity	~70% improvement in energy efficiency since 2004

We DEVELOP technologies that expand the sustainable capacity of our world	~3,000 acres remediated and restored as valuable community assets	Deploy at least 10 renewable energy opportunities

	128M gallons of water saved in water-stressed areas since 2013	Achieve certification to ISO 50001 Energy Management Standard at 10 facilities
Safety record over 4x better than the average of the industries in which we operate
Honeywell’s Solstice® and biofuel products are helping customers avoid discharging >160 MMT of CO2e

3	| Notice and Proxy Statement | 2020

i |	PROXY SUMMARY

OUR 2020 DIRECTOR NOMINEES

12 of 13 nominees are independent	4 of 13 nominees are women	5 of 13 nominees are ethnically or racially diverse or non-U.S. citizens	4 of 13 nominees were born outside the United States	2 of 3 committees will be chaired by women	9 of 13 nominees have CEO experience	7.5 years average tenure

Nominee	Title	Years of Service	Independent	No. of Current Public Company Boards (including Honeywell)	Committee Memberships (effective April 27, 2020)

Darius Adamczyk (Chairman and CEO)	Chairman and Chief Executive Officer Honeywell International Inc.	3	No	1	—

D. Scott Davis (Incoming Lead Director)	Retired Chairman and Chief Executive Officer United Parcel Service, Inc.	14	Yes	2	Audit Ex officio: CGRC, MDCC

Duncan B. Angove	Chief Executive Officer Arcspring LLC	2	Yes	1	MDCC

William S. Ayer	Retired Chairman and Chief Executive Officer Alaska Air Group, Inc.	5	Yes	1	CGRC MDCC

Kevin Burke	Retired Chairman, President and Chief Executive Officer Consolidated Edison, Inc.	10	Yes	1	Audit

Linnet F. Deily	Former Deputy United States Trade Representative and Ambassador	14	Yes	1	CGRC (Chair) Audit

Deborah Flint	President and Chief Executive Officer Greater Toronto Airports Authority	0	Yes	1	CGRC

Judd Gregg	Former Governor and U.S. Senator of New Hampshire	9	Yes	2	Audit MDCC

Clive Hollick	Former Chief Executive Officer United Business Media	16	Yes	1	MDCC

Grace D. Lieblein	Former Vice President-Global Quality General Motors Corporation	7	Yes	3	MDCC (Chair) CGRC

Raymond T. Odierno	Retired Four-Star General Former Chief of Staff United States Army	0	Yes	2	CGRC

George Paz	Retired Chairman and Chief Executive Officer Express Scripts Holding Company	11	Yes	2	Audit (Chair) CGRC

Robin L. Washington	Former Executive Vice President and Chief Financial Officer Gilead Sciences, Inc.	7	Yes	4	Audit

Lead Director, committee chair, and committee membership appointments will be effective upon each nominee’s election to the Board at the Annual Meeting of Shareowners.

CGRC refers to the Corporate Governance and Responsibility Committee, and MDCC refers to the Management Development and Compensation Committee.

| Notice and Proxy Statement | 2020	4

i |	PROXY SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

SHAREOWNER EMPOWERMENT AND ENGAGEMENT	15% threshold for shareowners to call a special meeting
Majority shareowner vote to amend Certificate of Incorporation and By-laws
Annual election of all directors, with majority voting in uncontested director elections
No poison pill – we will seek shareowner approval if a shareowner rights plan is adopted
Robust year-round shareowner engagement, with Lead Director participation in shareowner discussions
Proxy access enabling shareowner(s) holding 3% of our stock for three years to include up to two director nominees (or nominees representing 20% of the Board) in our proxy
DIVERSE AND INDEPENDENT BOARD OF DIRECTORS	All director nominees are independent, except our CEO
Leader in Board diversity relative to personal characteristics (4 women, 2 Hispanics, 2 African American, 1 non-U.S. citizen) and experiences (industry, profession, public service, geography)
Range of tenures enables balance between historical experience and fresh perspectives
Skills and background aligned to our strategic direction
Clear, transparent director recruitment and selection process that formally prioritizes skills and qualifications and emphasizes leadership traits, work ethic, independence, business experience, and diversity of background
No director may serve on more than four public company boards (including the Honeywell Board)
BEST-IN-CLASS BOARD STRUCTURE AND PROCESSES

Independent Lead Director elected by independent directors, with expanded duties and responsibilities, including formal responsibilities relative to director candidate selection and Board self-evaluation processes

Regular executive sessions of independent directors
All members of all committees are independent directors
Lead Director and CGRC Chair empowered to call special Board meetings at any time for any reason
Annual self-assessment to enable adequate Board refreshment and appropriate evolution of Board skills, experience, and perspectives; results shared and discussed in executive session of independent directors
Annual refresh of Corporate Governance Guidelines to ensure alignment with best practices
Director stock ownership guidelines require equity holdings of at least 5x annual cash retainer
ROBUST OVERSIGHT OF RISKS AND OPPORTUNITIES	Board responsible for risk oversight, with specific risk areas delegated to relevant Board committees
Robust Enterprise Risk Management (ERM) program to enable Board identification and monitoring of risk
Purposeful inclusion of key risk areas on Board and/or committee agendas
Engagement with business leaders to review short-term plans, long-term strategies, and associated risks
Incentive compensation not overly leveraged and with maximum payout caps and design features intended to balance pay for performance with the appropriate level of risk-taking
Clawbacks in the event of a financial restatement or violations of non-competition or non-solicitation agreements
Combined Corporate Secretary and Chief Compliance Officer roles to facilitate Board oversight of compliance risk
COMMITMENT TO SUSTAINABILITY AND CORPORATE RESPONSIBILITY	Code of Business Conduct applies to all directors, officers, and employees, with 100% certification by officers and employees where permitted by law
Suppliers expected to comply with published Supplier Code of Business Conduct, including conflict minerals, anti-human trafficking, business integrity, and health, safety, and environmental policies
Uncompromising adherence to foundational principles of Integrity and Ethics, Inclusion and Diversity, and Workplace Respect, while fostering a performance culture based on our 9 Behaviors
Over 50% of executive officers are diverse by ethnic background, place of birth (non-U.S.), or gender
Rated a “Trendsetter” on the CPA-Zicklin Index of Corporate Political Disclosure and Accountability
No use of corporate funds for political contributions; robust oversight of and transparency into political activities
Demonstrated track record of exceeding our published greenhouse gas reduction and energy efficiency goals; our sustainability program has reduced our greenhouse gas intensity by more than 90% since 2004
Honeywell Hometown Solutions, our corporate citizenship initiative, delivers high-impact social sustainability programming around the world

5	| Notice and Proxy Statement | 2020

i |	PROXY SUMMARY

EXECUTIVE COMPENSATION SNAPSHOT

I WHAT WE DO	I WHAT WE DON’T DO

Pay for Performance. We closely align pay and performance, with a significant portion of target total direct compensation at-risk. The Management Development and Compensation Committee (MDCC) validates this alignment annually and ensures performance-based compensation comprises a significant portion of executive compensation.

No Excessive Perks. We do not provide perquisites except in cases where there is a compelling business or security reason, nor do we provide tax gross-ups, other than in connection with a Company-required relocation.

Robust Performance Goals. We establish clear and measurable goals and targets and hold our executives accountable for achieving specified targets to earn a payout under our incentive plans. Performance goals are linked to operating priorities designed to create long-term shareowner value.

No Guaranteed Annual Salary Increases or Bonuses. Annual salary increases are based on evaluations of individual performance and the competitive market. In addition, we do not provide guarantees on bonus payouts.

Robust Stock Ownership Requirements. We require executive officers to hold meaningful amounts of stock and require them to hold 100% of net shares for one year from exercise or vesting.	No Hedging or Pledging. We do not allow hedging or pledging of our stock.

Double Trigger in the Event of a Change-in-Control (CIC). We have double trigger vesting on equity and severance for CIC; executives will not receive cash severance nor will equity vest in the event of a CIC unless accompanied by qualifying termination of employment.

No New Excise Tax Gross-Ups and No Accelerated Bonus Payments Upon CIC. We eliminated gross-ups for excise taxes upon a CIC for any new officers since 2009. Plans provide that ICP awards earned in the year of a CIC would be paid at the time they would typically be paid based on business performance rather than target.

Maximum Payout Caps for Incentive Plans. Annual cash incentive compensation plan (ICP) and performance plan payouts are capped.	No Incentivizing of Short-Term Results to the Detriment of Long-Term Goals and Results. Pay mix is heavily weighted toward long-term incentives aligned with the interests of shareowners.
Clawback Practice. We maintain a policy that allows for recoupment of incentive compensation for a financial restatement or if an executive leaves the Company to join a competitor.	No Excessive Risks. Compensation practices are appropriately structured and avoid incentivizing employees to engage in excessive risk-taking.

Independent Compensation Consultant. We retain an independent compensation consultant on behalf of the MDCC to review and advise the MDCC on executive compensation matters. The independent consultant attends all MDCC meetings.

No Consultant Conflicts. Under the MDCC’s established policy, the compensation consultant cannot provide any other services to Honeywell without the MDCC’s approval. Regular independence reviews are conducted.

I  2019 EXECUTIVE COMPENSATION

The following table reflects compensation awarded to our Named Executive Officers (NEOs) in 2019. See Compensation Discussion and Analysis beginning on page 41 for more details on 2019 executive compensation. This table does not replace the Summary Compensation Table shown on page 70, as required by the SEC, but is intended to show 2019 compensation decisions from the perspective of the MDCC.

NEO	Position	Base Salary	Annual Incentive Plan (ICP)(1)	2019-2021 Performance Plan Units(2)	Stock Options(3)	Restricted Stock Units(4)	Total Annual Direct Compensation

Darius Adamczyk	Chairman and CEO	$1,600,000	$4,065,000	$6,638,490	$4,635,409	$1,974,016	$18,912,915
Gregory P. Lewis	SVP, Chief Financial Officer	$749,808	$1,056,000	$1,763,850	$1,222,904	$ 524,348	$ 5,316,910
Mark R. James	SVP, HR, Security and Communications	$794,231	$ 996,000	$2,004,375	$1,399,450	$ 586,036	$ 5,780,092
Anne T. Madden	SVP, General Counsel	$757,019	$1,102,000	$1,763,850	$1,222,904	$ 524,348	$ 5,370,121
Rajeev Gautam	President and CEO, Performance Materials and Technologies	$779,231	$ 976,000	$2,020,410	$1,412,368	$ 601,458	$ 5,789,467
Timothy O. Mahoney	SVP, Enterprise Transformation (Former President and CEO, Aerospace)	$1,021,346	$1,681,000	$3,050,148	$2,133,623	$ 909,898	$ 8,796,015

(1)	Annual ICP payouts determined 80% based on a calculation against pre-set goals. The remaining 20% was based on individual assessments.
(2)	Grant date value of performance stock units (PSUs) issued for a new three-year performance period for all NEOs.
(3)	All stock option grants awarded to NEOs vest ratably over four years, have a 10-year term, and are subject to stock ownership and post-exercise holding requirements.
(4)	Restricted stock units vest over six-year periods and are subject to stock ownership and post-vesting holding requirements.

| Notice and Proxy Statement | 2020	6

01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Corporate Governance Guidelines set forth a clear vision statement for the composition of Honeywell’s Board:

“The composition of Honeywell’s Board, as well as the perspective and skills of its individual members, needs to effectively support Honeywell’s growth and commercial strategy. Collectively, the Board must also be capable of overseeing risk management, capital allocation, and leadership succession. Board composition and the members’ perspective and skills should evolve at an appropriate pace to meet the challenges of Honeywell’s changing commercial and strategic goals.”

Consistent with this vision, the Corporate Governance and Responsibility Committee (CGRC) has responsibility for identifying a slate of director nominees who collectively have the complementary experience, qualifications, skills, and attributes to guide the Company and function effectively as a Board.

The CGRC believes that each of the nominees presented in this proxy has key personal attributes that are important to an effective Board: integrity, candor, analytical skills, willingness to engage management and each other in a constructive and collaborative fashion, and ability and commitment to devote significant time and energy to service on the Board and its committees. The CGRC also considered the following specific experiences, qualifications, and skills, which Honeywell believes are critical in light of our strategic priorities, business objectives, operations, and structure.

DIRECTOR SKILLS AND QUALIFICATIONS

I  STRATEGIC SKILLS

Global Experience. Growing sales outside of the United States, particularly in what we call “high growth regions” or “HGRs” such as China, India, Southeast Asia, Africa, and Latin America, is a central part of our long-term strategy for growth. Hence, exposure to markets and economies outside of the United States is an important qualification for our directors. This exposure can take many forms, including government affairs, regulatory, managerial, or commercial.

Regulated Industries/Government Experience. Honeywell is subject to a broad array of government regulations, and demand for its products and services can be impacted by changes in law or regulation in areas such as aviation safety, security, and energy efficiency. Several of our directors have experience in regulated industries, providing them with insight and perspective in working constructively and proactively with governments and agencies globally.

Innovation and Technology. With Honeywell’s transformation to a software-industrial company in the digital age, expertise in combining software programming capabilities with leading-edge physical products and domain knowledge is critical to opening and securing new growth paths for all of Honeywell’s businesses.

Marketing. Developing new markets for our products and services is critical for driving growth. Our directors who have that expertise provide a much desired perspective on how to better market and brand our products and services.

Industries, End Markets, and Growth Areas. Experience in industries, end markets, and growth areas that Honeywell serves – Commercial Aerospace, Industrial Productivity, Non-Residential, Oil and Gas / Petrochemical, Defense and Space, and Specialty Chemicals – enables a better understanding of the issues facing our businesses.

I  CORE COMPETENCIES

Senior Leadership Experience. Experience serving as CEO or a senior executive as well as hands-on leadership experience in core management areas, such as strategic and operational planning, financial reporting, compliance, risk management, and leadership development, provide a practical understanding of complex organizations like Honeywell.

Public Company Board Experience. Service on the boards and board committees of other public companies provides an understanding of corporate governance practices and trends and insights into board management, relations between the board, the CEO and senior management, agenda setting, and succession planning.

Risk Management. In light of the Board’s role in risk oversight and our robust Enterprise Risk Management program, we seek directors who can help identify, manage, and mitigate key risks, including cybersecurity, regulatory compliance, competition, financial, brand integrity, human capital, and intellectual property.

Financial Expertise. We believe that an understanding of finance and financial reporting processes is important for our directors to enable them to monitor and assess the Company’s operating and strategic performance and to ensure accurate financial reporting and robust controls. We seek directors with background and experience in capital markets, corporate finance, accounting, and financial reporting as well as directors with “accounting or related financial management expertise” as defined in the New York Stock Exchange listing standards.

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01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

BOARD SKILLSET MATRIX

Our Board adopted a skills and experience matrix to facilitate the comparison of our directors’ skills versus those deemed necessary to oversee our current strategy. The skills included in the matrix are evaluated against our articulated strategy each year so that the matrix can serve as an up-to-date tool for identifying director nominees who collectively have the complementary experience, qualifications, skills, and attributes to guide our Company. Our 2020 Board skillset matrix reflecting the characteristics of our director nominees is set forth below.

| Notice and Proxy Statement | 2020	8

01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

COMMITMENT TO BOARD INTEGRITY,

DIVERSITY, AND INDEPENDENCE

In addition to ensuring that our director nominees possess the requisite skills and qualifications, the CGRC places an emphasis on ensuring that the nominees demonstrate the right leadership traits, personality, work ethic, independence, and diversity of background to align with our performance culture and our long-term strategic vision. Specifically, these criteria include:

•	Exemplification of the highest standards of personal and professional integrity.

•	Potential contribution to the diversity and culture of the Board, including by virtue of age, educational background, global perspective, gender, ethnicity, and nationality.

•	Independence from management under applicable securities law, listing regulations, and Honeywell’s Corporate Governance Guidelines.

•	Willingness to constructively challenge management through active participation in Board and committee meetings.

•	Ability to devote sufficient time to performing their Board and committee duties.

While Honeywell’s Corporate Governance Guidelines do not prescribe a diversity policy or standards, as a matter of practice, we are committed to enhancing both the diversity of the Board itself and the perspectives and values that are discussed in Board and committee meetings. Our slate of director nominees reflects this approach and the Board’s commitment to diversity.

The CGRC believes that, in addition to diversity of personal characteristics and experiences, diversity of service tenures on the Honeywell Board also facilitates effective Board oversight. Directors with many years of service to Honeywell provide the Board with a deep knowledge of our Company, while newer directors lend fresh perspectives. Hence, careful consideration is made to achieve the appropriate balance.

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01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

DARIUS ADAMCZYK Chairman and Chief Executive Officer, Honeywell International Inc.

About

Mr. Adamczyk has been the Chairman and Chief Executive Officer of Honeywell since April 2018. Mr. Adamczyk was President and Chief Executive Officer from March 2017 to April 2018 and Chief Operating Officer from April 2016 to March 2017. From April 2014 to April 2016, Mr. Adamczyk served as President and CEO of Honeywell Performance Materials and Technologies (PMT). Prior to serving as President and CEO of PMT, Mr. Adamczyk served as President of Honeywell Process Solutions from 2012 to 2014 and as President of Honeywell Scanning and Mobility from 2008 to 2012. Mr. Adamczyk joined Honeywell in 2008 when Metrologic, Inc., where he was the Chief Executive Officer, was acquired by Honeywell. Prior to Metrologic, Mr. Adamczyk held several general management assignments at Ingersoll Rand, served as a senior associate at Booz Allen Hamilton, and started his career as an electrical engineer at General Electric.

Specific Qualifications, Attributes, Skills, and Experience

•  Senior leadership roles in global organizations, both large and small

•  Deep understanding of software, both technically and commercially, and a proven track record in growing software-related businesses at Honeywell

•  Demonstrated ability to deliver financial results as a leader in a variety of different industries, with disparate business models, technologies, and customers

•  Strategic leadership skills necessary to grow Honeywell sales organically and inorganically while meeting the challenges of a constantly changing environment across Honeywell’s diverse business portfolio

DUNCAN B. ANGOVE Chief Executive Officer, Arcspring LLC

About

Since 2019, Mr. Angove has been the Chief Executive Officer of Arcspring LLC, a new-era investment management platform that creates value through powerful digital pivots. Previously, from 2010 to 2018, Mr. Angove was President of Infor, Inc., a privately held provider of enterprise software and a strategic technology partner for more than 90,000 organizations worldwide. Infor’s software is purpose-built for specific industries, from manufacturing to healthcare, providing complete suites that are designed to support end-to-end business processes and digital transformation. Previously, Mr. Angove served as the Senior Vice President and General Manager of the Retail Global Business Unit of Oracle Corporation, a global technology provider of enterprise software, hardware, and services, from 2005 to 2010. He joined Oracle through its acquisition of Retek Inc., then a publicly-traded provider of software solutions and services to the retail industry, where he served in various roles of increasing responsibility from 1997 until 2005.

Specific Qualifications, Attributes, Skills, and Experience

•  Senior technology industry leader with global operating experience, including in software and digital transformation

•  Deep understanding of the trends across enterprise cloud, infrastructure software, digital, and the Internet of Things, and skilled at driving value creation

•  Extensive experience in corporate strategy, M&A, sales, marketing, and business and product development

| Notice and Proxy Statement | 2020	10

01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

WILLIAM S. AYER Retired Chairman and Chief Executive Officer, Alaska Air Group, Inc.

About

Mr. Ayer is the retired Chairman and Chief Executive Officer of Alaska Air Group, Inc. (Alaska Air Group), the parent company of Alaska Airlines and its sister carrier, Horizon Air. Mr. Ayer served as Chief Executive Officer of Alaska Air Group and its subsidiaries through 2012, and as Chairman through 2013. A veteran of more than three decades in aviation, Mr. Ayer began his career with Horizon Air in 1982, where he held a variety of marketing and operations positions. He joined Alaska Airlines in 1995 as Vice President of Marketing and Planning, and subsequently held the posts of Senior Vice President, Chief Operating Officer, and President. In 2002, he became Alaska Air Group’s Chief Executive Officer, and, in May 2003, he was appointed Chairman. Mr. Ayer previously served on the Board of Directors of the Seattle Branch of the Federal Reserve Bank of San Francisco and was a director of Puget Sound Energy, Inc. and Puget Energy, Inc. from January 2005 until January 2015, serving as Chairman from January 2009 until January 2015.

Specific Qualifications, Attributes, Skills, and Experience

• Deep aerospace industry knowledge as well as sales, marketing, and operations experience through his three decades of leadership roles at Alaska Air Group, a firm recognized for its best-in-class operating metrics among U.S. air carriers

• Proven leadership skills in developing a business enterprise that can deliver long-term, sustained excellence based on a management style that includes a relentless focus on the customer, continuous improvement, and building a culture of safety, innovation, sustainability, and diversity

• Understanding of the U.S. public utility industry through his service as a director on the Board of Puget Energy

KEVIN BURKE Retired Chairman, President and Chief Executive Officer, Consolidated Edison, Inc.

About

Mr. Burke is the retired Chairman, President, and Chief Executive Officer of Consolidated Edison, Inc. (Con Edison), a utility provider of electric, gas, and steam services. He joined Con Edisonin 1973 and held positions of increasing responsibility in system planning, engineering, law, nuclear power, construction, and corporate planning. Mr. Burke served as President and Chief Executive Officer from 2005 through 2013, and was elected Chairman in 2006. Mr. Burke became non-executive Chairman of Con Edison in December 2013 and served in that capacity until April 2014. He served as Senior Vice President from July 1998 to July 1999, with responsibility for customer service and for Con Edison’s electric transmission and distribution systems. In 1999, Mr. Burke was elected President of Orange and Rockland Utilities, Inc., a subsidiary of Con Edison. He was elected President and Chief Operating Officer of Consolidated Edison Company of New York, Inc. in 2000 and elected Chief Executive Officer in 2005. Mr. Burke was a member of the Board of Directors of Con Edison and a member of the Board of Trustees of Consolidated Edison Company of New York, Inc., which is a subsidiary of Con Edison, until May 2015.

Specific Qualifications, Attributes, Skills, and Experience

• Extensive management expertise gained through various executive positions, including senior leadership roles, at Con Edison

• Wealth of experience in energy production and distribution, energy efficiency, alternative energy sources, engineering and construction, government regulation, and development of new service offerings

• Significant expertise in developing clean and renewable energy infrastructure technology used in clean energy, solar generation, and other energy efficient products and services

• Oversaw the implementation of financial and management information systems, utility operational systems, and process simulators

• Deep knowledge of corporate governance and regulatory issues facing the energy, utility, and service industries

11	| Notice and Proxy Statement | 2020

01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

D. SCOTT DAVIS Retired Chairman and Chief Executive Officer, United Parcel Service, Inc.

About

Mr. Davis joined United Parcel Service, Inc. (UPS), a leading global provider of package delivery, specialized transportation, and logistics services in 1986. He served as the non-Executive Chairman of UPS from September 2014 until May 2016 and as Chairman and Chief Executive Officer from January 1, 2008 to September 2014. Prior to that, he served as Vice Chairman starting December 2006 and as Senior Vice President, Chief Financial Officer and Treasurer starting January 2001. Previously, Mr. Davis held various leadership positions with UPS, primarily in the finance and accounting areas. During his tenure at UPS, Mr. Davis served a critical role in helping UPS to reinvent itself into a technology company. Prior to joining UPS, he was Chief Executive Officer of II Morrow Inc., a technology company and developer of general aviation and marine navigation instruments. Mr. Davis is a Certified Public Accountant. He also is a director of Johnson and Johnson. Mr. Davis previously served on the Board of the Federal Reserve Bank of Atlanta (2003-2009), serving as Chairman in 2009, and as a director of EndoChoice Holdings (2015-2016).

Specific Qualifications, Attributes, Skills, and Experience

•  Significant expertise in management, strategy, finance, and operations gained over 25 years at UPS including through senior leadership roles

•  Financial management expertise, including financial reporting, accounting, and controls

•  Strong banking experience and a deep understanding of public policy and global economic indicators

•  Extensive experience in the global transportation and logistics services industry

•  In-depth understanding of technology and software solutions that support automated and web-based shipping, tracking, and specialized transportation logistics

LINNET F. DEILY Former Deputy U.S. Trade Representative and Ambassador

About

Ms. Deily was Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization from 2001 to 2005. From 2000 until 2001, she was Vice Chairman of The Charles Schwab Corp. Ms. Deily served as President of the Schwab Retail Group from 1998 until 2000 and President of Schwab Institutional-Services for Investment Managers from 1996 to 1998. Prior to joining Schwab, she was the Chairman of the Board, Chief Executive Officer, and President of First Interstate Bank of Texas from 1990 until 1996. She previously served as a director of Chevron Corporation (2005-2018).

Specific Qualifications, Attributes, Skills, and Experience

•  Unique global and governmental perspectives regarding international trade, capital markets, public policy, telecommunications, information services, corporate finance, refinery, and petrochemical industries

•  Extensive experience leading international trade negotiations and detailed knowledge and insight into challenges and opportunities related to government relations

•  Broad experience managing technology platforms for investment managers and retail clients

•  Significant financial experience through senior leadership roles in banking, brokerage, and financial services companies

•  Substantial experience as a Fortune 500 company director

* Lead Director appointment and committee memberships will be effective upon Mr. Davis’ election to the Board at the Annual Meeting of Shareowners. Currently, Mr. Davis serves as Chair of the MDCC and a member of the Audit Committee.

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01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

DEBORAH FLINT President and Chief Executive Officer, Greater Toronto Airports Authority

About

Ms. Flint is the President and Chief Executive Officer of the Greater Toronto Airports Authority (GTAA). Prior to joining GTAA, Ms. Flint served as Chief Executive Officer of Los Angeles World Airports for more than four years, and had previously held senior roles at the Port of Oakland for more than 23 years. Ms. Flint currently serves as a director on the Airport Council International World Board and is the Board Chair of the World Standing Safety and Technical Committee. Ms. Flint previously served on President Obama’s Advisory Committee on Aviation Consumer Protection and as the Chair of the Oversight Committee of the Transportation Research Board’s Airport Cooperative Research Program. She co-chaired the Blue Ribbon Task Force on UAS at Airports and served as a federal appointee to the Department of Transportation’s Drone Advisory Committee. Ms. Flint previously served on the Board of Directors of the Los Angeles Branch of the Federal Reserve Bank of San Francisco.

Specific Qualifications, Attributes, Skills, and Experience

•  Broad understanding of transportation networks, including aviation and rail

•  Deep experience in critical infrastructure, connected buildings, and advanced security solutions

•  Oversaw the fourth busiest passenger airport in the world, the largest airport police force in the United States, and the largest public works agreements in the history of Los Angeles

•  Significant insight and experience in public and private partnerships

JUDD GREGG Former Governor and U.S. Senator of New Hampshire

About

Sen. Gregg has spent over three decades in public office, most recently serving as the United States Senator from the State of New Hampshire from January 1993 until January 2011. During his tenure in the Senate, Sen. Gregg served on a number of key Senate Committees, including Budget; Appropriations; Government Affairs; Banking, Housing and Urban Affairs; Commerce, Science and Transportation; Foreign Relations; and Health, Education, Labor and Pensions. He has served as the Chairman and Ranking Member of the Health, Education, Labor and Pensions Committee, the Chairman and Ranking Member of the Senate Budget Committee as well as chairman of various sub-committees. Sen. Gregg served as a chief negotiator of the Emergency Economic Stabilization Act of 2008, was the lead sponsor of the Deficit Reduction Act of 2005, and, along with the late Sen. Ted Kennedy, co-authored the No Child Left Behind Act of 2001. In March 2010, Senator Gregg was appointed to President Obama’s bipartisan National Commission on Fiscal Responsibility and Reform. From 1989 to 1993, Sen. Gregg was the Governor of New Hampshire and prior to that was a U.S. Representative from 1981 to 1989. Sen. Gregg was named as Dartmouth College’s first distinguished fellow. He also serves as a director of Evoqua Corporation. Sen. Gregg previously served as a director of Intercontinental Exchange, Inc. (2011-2013).

Specific Qualifications, Attributes, Skills, and Experience

•  Deep understanding and experience in local, state, national, and international issues

•  Extensive experience in government, public policy, financial regulatory reform, banking, tax, capital markets, science, renewable technology and research, environmental protection and conservation, healthcare, and foreign policy

•  Significant insight into fiscal affairs, governmental relations, legislative, and regulatory issues

* Ms. Flint’s and Sen. Gregg’s committee membership appointments will be effective upon their election to the Board at the Annual Meeting of Shareowners. Currently, Ms. Flint is not a member of any committee, and Sen. Gregg serves as a member of the Audit Committee and the CGRC.

13	| Notice and Proxy Statement | 2020

01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

CLIVE HOLLICK Former Chief Executive Officer, United Business Media

About

Lord Hollick was Chief Executive Officer of United Business Media and its predecessor companies from 1974 to 2005. United was a London-based, international information, Business Media broadcasting, financial services, and publishing group. From 2005 to 2010, he was a partner, managing director, and advisor of Kohlberg Kravis Roberts and Co., a private equity firm focusing on businesses in the media and financial services sectors. In addition, Lord Hollick was Chairman of the Economic Affairs Committee of the House of Lords. He previously served as a director of ProSiebenSat. 1 Media AG (2007-2014), Gogo Inc. (2013-2014), The Nielsen Company B.V. (2006-2009), Diageo plc (2001-2011), TRW Inc. (2000-2002), and BAE Systems (1992-1997).

Specific Qualifications, Attributes, Skills, and Experience

•  Management expertise, diverse perspective on international markets, and media experience gained through over 30 years as the leader of United Business Media

•  Deep knowledge of public policy and trends in the UK and European markets

•  In-depth understanding of the operating environment in the UK and Europe, particularly with respect to information and financial services, broadcasting, publishing and online media, marketing and branding, technology, and innovation

•  Substantial experience in mergers and acquisitions in the media and financial services sectors, including in a private equity context

GRACE D. LIEBLEIN Former Vice President-Global Quality, General Motors Corporation

About

Ms. Lieblein served as Vice President, Global Quality of General Motors (GM), a company that designs, manufactures and markets cars, crossovers, trucks, and automobile parts worldwide, from November 2014 to March 2016. Ms. Lieblein served as Vice President, Global Purchasing and Supply Chain from December 2012 to November 2014, the GM Brazil President and Managing Director from June 2011 until December 2012, the GM Mexico President and Managing Director from January 2009 until June 2011, and Vehicle Chief Engineer from October 2004 to January 2009. Ms. Lieblein joined GM in 1978 as a co-op student at the General Motors Assembly Division in Los Angeles and held a variety of leadership positions at GM in engineering, product development, and manufacturing. Ms. Lieblein also is a director of Southwest Airlines Co. and American Tower Corporation.

Specific Qualifications, Attributes, Skills, and Experience

•  Wide-ranging management and operating experience gained through various executive positions during an extensive career at GM

•  Significant expertise in supply chain management, global manufacturing, engineering, technology, and product design and development

•  International business, operations, and finance experience gained through senior leadership positions in Brazil and Mexico

* Ms. Lieblein’s committee chair appointment will be effective upon her election to the Board at the Annual Meeting of Shareowners.

| Notice and Proxy Statement | 2020	14

01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

RAYMOND T. ODIERNO Retired Four-Star General, Former Chief of Staff, U.S. Army

About

Gen. Odierno served nearly 40 years in the United States Army, retiring as a four-star general. Prior to his retirement, he served as the 38th Chief of Staff of the U.S. Army from September 2011 to August 2015. From October 2010 until August 2011, he was the Commander of the U.S. Joint Forces Command, and from September 2008 to September 2010, he served as the Commanding General, Multi-National Force – Iraq and subsequently as the Commanding General, United States Forces – Iraq. From December 2006 to February 2008, Gen. Odierno served as Commanding General, Multi-National Corps – Iraq (III Corps), and from April 2003 to March 2004, he commanded the 4th Infantry Division during Operation Iraqi Freedom. Over the course of his career, Gen. Odierno commanded military units worldwide at every echelon, from platoon to theater, including deployments in Europe and the Middle East. Gen. Odierno is a director of Oshkosh Corporation.

Specific Qualifications, Attributes, Skills, and Experience

• Significant expertise in military operations, budgeting, planning, strategy, and national security through an extensive career with the U.S. Army

• Substantial leadership and congressional experience serving as Chief of Staff of the U.S., Army with responsibility for 525,000 active troops and approximately 500,000 reserves, and from such positions as Commanding General, U.S. Forces and Commanding General, Multi-National Force, Iraq

• Deep international, geopolitical, communications, technology, and cybersecurity experience

• Broad experience and insight on issues relating to global planning and country risk analysis

GEORGE PAZ Retired Chairman and Chief Executive Officer, Express Scripts Holding Company

About

Mr. Paz served as Chairman of the Board of Express Scripts Holding Company (Express Scripts), a pharmacy benefit management company, from May 2006 to its acquisition by Cigna in December 2018, as Chief Executive Officer from April 2005 to May 2016, and as President from October 2003 to February 2014. He first became a director of Express Scripts in January 2004. Mr. Paz joined Express Scripts as Senior Vice President and Chief Financial Officer in January 1998 and continued to serve as its Chief Financial Officer following his election as President until April 2004. Mr. Paz is a Certified Public Accountant. He also is a director of Prudential Financial, Inc.

Specific Qualifications, Attributes, Skills, and Experience

•  Significant management and finance experience gained through senior leadership positions at Express Scripts

•  Financial expertise, including in tax, financial reporting, accounting, and controls

•  Information technology and cyber expertise in the healthcare and pharmaceutical industries and a strong track record of developing automated solutions in the healthcare marketplace

•  Developed technologies for adjudication, compliance, prior authorization, and safety standards in healthcare

•  Extensive experience in corporate finance, insurance and risk management, mergers and acquisitions, capital markets, government regulation, and employee health benefits

* Gen. Odierno’s committee membership appointment will be effective upon his election to the Board at the Annual Meeting of Shareowners. Currently, Gen. Odierno is not a member of any committee.

15	| Notice and Proxy Statement | 2020

01 |	PROPOSAL NO. 1: ELECTION OF DIRECTORS

ROBIN L. WASHINGTON Former Executive Vice President and Chief Financial Officer, Gilead Sciences, Inc.

About

Ms. Washington served as Executive Vice President and Chief Financial Officer of Gilead Sciences, Inc. (Gilead), a research-based biopharmaceutical company, from May 2008 through October 2019. In that role, she oversaw Gilead’s Global Finance, Investor Relations, and Information Technology organizations. From 2006 through 2007, Ms. Washington served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007. Prior to that, Ms. Washington spent nearly 10 years at PeopleSoft, a provider of enterprise application software, where she served in a number of executive positions, most recently in the role of Senior Vice President and Corporate Controller. Ms. Washington is a Certified Public Accountant. She is a director of Alphabet Inc., Salesforce.com Inc., and Vertiv Group Corp., and she previously served as a director of Tektronix, Inc. (acquired by Danaher Corporation) (2005-2007) and MIPS Technologies, Inc. (acquired by Imagination Technologies Group PLC) (2008-2013).

Specific Qualifications, Attributes, Skills, and Experience

•  Extensive management, operational, cyber, and accounting experience in the healthcare and information technology industries

•  Financial expertise, including in tax, financial reporting, accounting and controls, corporate finance, mergers and acquisitions, and capital markets

•  Broad experience on corporate governance issues gained through public company directorships

NOMINATION AND ELECTION PROCESS

Honeywell’s directors are elected at each Annual Meeting of Shareowners and hold office for one-year terms until the next Annual Meeting of Shareowners and until their successors have been duly elected and qualified. Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors.

The Board has nominated 13 candidates for election as directors. If any nominee should become unavailable to serve prior to the Annual Meeting, the shares represented by a properly signed and returned proxy card or voted by telephone, via the Internet or by scanning the QR code will be voted for the election of such other person as may be designated by the Board. The Board may also determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the By-laws.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

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02 |	CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Honeywell is committed to strong corporate governance policies, practices, and procedures designed to ensure that the Board effectively exercises its oversight role. Our Board of Directors oversees management performance on behalf of our shareowners to ensure that the long-term interests of our shareowners are being served, to monitor adherence to Honeywell standards and policies, and to promote the exercise of responsible corporate citizenship. Our Board values and considers the feedback we receive from our shareowners, and taking into account their perspectives, we have implemented a number of actions over the last several years to increase shareowner rights, enhance the Board’s structure, and augment our commitment to sustainability and corporate responsibility.

The following timeline summarizes the evolution of our corporate governance practices.

• Created independent Lead Director role
• Changed our independent auditor after a thorough, competitive vetting process

•  Proactively adopted proxy access, which provides that a single shareowner or group of up to 20 shareowners who have held 3% of Honeywell stock for three years may nominate the greater of 20% of the Board or two directors

•  Published a Supplier Code of Business Conduct, which was incorporated as a mandatory flowdown in our supply contracts; used third-party audits to validate compliance with the Supplier Code of Business Conduct

•  Initiated significant changes to our executive compensation plans in response to shareowner preference for longer-term performance awards, better visibility, and less discretion relative to award determinations

— Replaced two-year Growth Plan with three-year Performance Plan
— Shifted 80% of annual bonus to formulaic determination
— Shifted weight from stock options to performance stock units
• Amended our Corporate Governance Guidelines to improve Board refreshment
• Enhanced the Board’s self-evaluation process
• Instituted a formal Board skills and experience matrix to facilitate alignment of director’s skills versus those skills deemed necessary to oversee our current strategy
• Increased Board retirement age to ensure Board continuity through CEO succession and portfolio realignment

•  Relentless, unambiguous communication that Integrity and Ethics, Inclusion and Diversity, and Workplace Respect are foundational principles of our performance culture required of every employee globally

• Nominated a new director for election to the Board by our shareowners under an enhanced recruitment process
• Reduced ownership threshold to call a special meeting of shareowners from 20% to 15%
• Adopted executive approval requirements to increase oversight of trade association memberships
• Policy adopted to instruct trade associations not to use our membership dues for political contributions
• Reduced the number of public company boards (including the Honeywell Board) on which any individual director may sit from five to four
• Formalized equivalency of independent Lead Director and independent Chairman roles and responsibilities
• Received Code of Business Conduct certification from 100% of officers and employees where permitted by law (required annually)
• Amended committee charters to formalize areas of risk oversight responsibility
• Combined Corporate Secretary and Chief Compliance Officer roles to enhance Board oversight of compliance risk
• Signed the Business Roundtable Statement of Corporate Purpose
• Enhanced political contributions disclosure, including additional details regarding trade association memberships
• Proactive refreshment of Board composition and leadership via thoughtful succession planning, recruitment and election of new directors, and appointment of new Lead Director and new MDCC Chair

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02 |	CORPORATE GOVERNANCE

SHAREOWNER OUTREACH AND ENGAGEMENT

Understanding the issues that are important to our shareowners is critical to ensure that we address their interests in a meaningful and effective manner. It is also foundational to good corporate governance. In that light, we engage with our shareowners on a regular basis throughout the year to discuss a range of topics, including our performance, strategy, risk management, executive compensation, corporate governance, and sustainability. We recognize the value of taking our shareowners’ views into account. Dialogue and engagement with our shareowners help set goals and expectations for our performance, and facilitate identification of emerging issues that may affect our strategies, corporate governance, compensation practices, and other aspects of our operations.

Our shareowner and investor outreach and engagement take many forms. We participate in numerous investor conferences and analyst meetings, hold our own investor events, some of which focus on individual businesses held at our facilities, and meet one-on-one with our shareowners in a variety of contexts and forums. As part of our governance-focused shareowner engagement program, members of our Board, including our Lead Director, participate in many of these meetings to discuss a range of Environmental, Social, and Governance (ESG) matters, including executive compensation, corporate governance, and sustainability. In addition, our Chairman and Chief Executive Officer, Chief Financial Officer, Vice President of Investor Relations, and other senior management engage with our shareowners on a frequent basis, year-round, to discuss Honeywell’s strategy and our financial and business performance and to provide updates on key developments.

Shareowner engagement during 2019 was robust. We held 29 one-on-one meetings with shareowners during the course of 2019 (representing approximately 33% of outstanding shares) to discuss a wide range of business performance, governance, sustainability, and compensation topics. In addition, our Chairman and Chief Executive Officer, Chief Financial Officer, and other executive officers hosted 55 one-on-one or small group shareowner meetings to discuss business performance, strategy, end-markets, and overall competitive landscape while seeking shareowner feedback.

I  GOVERNANCE-FOCUSED SHAREOWNER ENGAGEMENT PROGRAM

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02 |	CORPORATE GOVERNANCE

I  2019 SHAREOWNER ENGAGEMENT FOCUS AREAS

In 2019, our conversations with shareowners focused on the following key areas:

• Our strategic priorities — accelerate organic growth, expand segment margins, improve free cash flow conversion, more aggressive capital deployment, and continue on our journey to become the premier software-industrial.

• Our transformation into a premier software-industrial, focusing on our portfolio transformation, technology innovation, and our three key initiatives — Honeywell Connected Enterprise, Integrated Supply Chain Transformation, and Honeywell Digital.

• Board composition, diversity, and refreshment.

• Our commitment to our communities and to a sustainable future, focusing on results achieved to date, how our technology addresses the world’s toughest challenges, and the announcement of our new “10-10-10” sustainability targets for 2024.

•  Inclusion and diversity as key drivers of our high-performance culture.

•  Risk oversight framework driven by the Board’s diverse experiences, skills, and perspectives, and rigorous risk assessment and monitoring processes.

•  Political engagement and our disclosure of political lobbying expenditures and trade association memberships.

•  Executive compensation program changes implemented over the past three years.

20 one-on-one or small- group shareowner meetings hosted by our Chairman and CEO to discuss business performance and seek feedback

35 one-on-one or small- group shareowner meetings hosted by our CFO or other executive officers to discuss business performance and seek feedback

I  SHAREOWNER FEEDBACK

Again this year, our shareowners welcomed our level of outreach and expressed appreciation for our engagement and responsiveness to shareowner concerns. Below is a summary of the feedback we received:

•

Focus on Board composition, refreshment and recruitment, with continued appreciation for the diversity of personal background, skills, and experiences of Honeywell’s directors and our emphasis on the importance of maintaining alignment of director skillsets with long-term strategy.

•

Positive feedback on our 2019 financial performance, especially with regard to organic sales growth, segment margin expansion, our strong adjusted free cash flow conversion, and our ongoing commitment to capital deployment with a disciplined approach to M&A.

•	Interest in Honeywell’s decision to sign the Business Roundtable Statement of Corporate Purpose.

•	Appreciation for our level of engagement and transparency with shareowners over a range of topics.

•

Emphasis on understanding human capital risk and the Company’s performance culture, including how we foster and measure commitment to our three foundational principles — Integrity and Ethics, Inclusion and Diversity, and Workplace Respect.

•	Continued feedback from our largest shareowners that our lobbying activities, membership in trade associations, and level of disclosure regarding political contributions is not a source of concern.

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02 |	CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE

I  CHAIRMAN OF THE BOARD

Our CEO, Darius Adamczyk, has served as the Chairman of our Board since the 2018 Annual Meeting of Shareowners. The decision to appoint Mr. Adamczyk as Chairman followed careful consideration by the Board and extensive engagement with our shareowners. Understanding the importance of this leadership decision to the Company and its shareowners, the Board thoroughly explored the benefits and challenges of this appointment through an open-minded and unbiased decision-making process.

In reaching its decision to recombine the roles of Chairman and CEO under Mr. Adamczyk, the Board considered a wide range of factors as follows:

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The benefits of a unified leadership structure during a period when Honeywell is in the process of a major portfolio realignment and a strategic shift designed to focus resources and management’s attention on high-growth businesses in six attractive industrial end markets where we can deploy our core technological strengths related to software, data analytics, and the Industrial Internet of Things.

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An evaluation of the strength of Mr. Adamczyk’s character, the quality of his leadership, and the likelihood that Mr. Adamczyk’s service as both Chairman and CEO would enhance Company performance; the Board continues to believe that an independent Chairman would not enhance Company performance or improve governance effectiveness under Mr. Adamczyk’s leadership.

•	Our longstanding track record of outperformance under a unified leadership structure in which the roles of Chairman and CEO were combined.

•	The highly independent nature of our Board where there is only one non-independent director.

•	Steps taken by Honeywell’s Board to strengthen the role of the independent Lead Director.

The Board carefully weighed the views of its shareowners as part of its deliberations leading up to its decision to combine the roles and has continued to engage with shareowners on this topic during spring and summer/fall shareowner engagement meetings thereafter. We have continued to hear a range of views during those meetings, with most of our shareowners expressing confidence that the Honeywell Board understands the importance of good corporate governance and has the ability to make the right decisions regarding its ongoing leadership structure, specifically the determination of whether and when to separate and combine the roles of Chairman and CEO.

I  INDEPENDENT LEAD DIRECTOR

Honeywell’s independent Lead Director plays an important role in our governance structure, serving as the de facto leader of the independent directors, the single focal point charged with ensuring that the Board as a whole is providing appropriate independent oversight of management, and an ex officio member of each Board committee on which he or she does not otherwise serve. Over the past several years, the Board has continued to take action to strengthen the role of Lead Director, including amendments to our Corporate Governance Guidelines to formalize the role of the Lead Director in the recruitment and selection of new Board members and in the annual self-evaluation process.

The roles and responsibilities of the Lead Director are described in our Corporate Governance Guidelines, which the Board further amended to formalize the equivalency of independent Lead Director and independent Chairman roles and responsibilities. The guidelines explicitly acknowledge that, in the absence of an independent Chairman, the Lead Director would assume the same roles and responsibilities, including:

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As and when the Board considers adding new members, work with the CEO, the CGRC and the full Board to help identify and prioritize the specific skill sets, experience, and knowledge that candidates for election to the Board must possess.

•	Review, and when appropriate, make changes to Board meeting agendas and Board meeting schedules to ensure there is sufficient time for discussion of all agenda items.

•	Review, and when appropriate, make changes to presentation material and other written information provided to directors for Board meetings.

•	Preside at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors, and apprise the Chairman of the issues considered.

•	Serve as liaison between the Chairman and the independent directors.

•	Be available for consultation and direct communication with the Company’s shareowners.

•	Call meetings of the independent directors when necessary and appropriate.

•	Retain outside professionals on behalf of the Board.

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•	Consult with management about what information is to be sent to the Board.

•	Identify key strategic direction and operational issues upon which the Board’s annual core agenda is based.

•	Serve as an ex officio member of each committee on which he or she does not otherwise serve.

I  SELECTION OF D. SCOTT DAVIS AS LEAD DIRECTOR

The Lead Director is selected biennially by Honeywell’s independent directors to serve a two-year term, taking into account the Lead Director Selection Criteria memorialized in our Corporate Governance Guidelines.

The term of our current Lead Director, Mr. Jaime Chico Pardo, will end effective as of our 2020 Annual Meeting of Shareowners when he will also retire from the Board. Our independent directors have unanimously elected Mr. D. Scott Davis to succeed Mr. Chico Pardo as Lead Director for a two-year term, which will expire in 2022. The independent directors took into account each of the Lead Director Selection Criteria memorialized in our Corporate Governance Guidelines and Mr. Davis’ associated qualifications as follows:

Lead Director Selection Criteria	Mr. Davis’ Qualifications
Commitment Able to commit the time and level of engagement required to fulfill the substantial responsibilities of the role

   Mr. Davis has excelled as MDCC Chair (a time-intensive role that he has held since 2010 and that requires frequent, proactive engagement with management and his fellow directors) while simultaneously serving on the Audit Committee

Effective Communication Able to facilitate discussions among Board members, including between the non-management directors and the CEO/Chairman, and engage with key stakeholders

   As MDCC Chair, Mr. Davis demonstrated effective communication and engagement with directors and management while leading a large-scale transformation of Honeywell’s executive compensation program

   Mr. Davis proactively engaged in dialogue with our largest shareowners as we embarked on the transformation of our executive compensation program to understand their views and to explain the changes that were eventually implemented

Rapport Strong rapport with other members of the Board

   Mr. Davis is extremely well-regarded by his fellow Board members. As one of the longest-tenured directors (14 years) who has served as MDCC Chair (2010 to present) and Audit Committee Chair (2006-2010), he has developed a strong rapport with each director

Integrity High personal integrity and ethical character

   Mr. Davis has conducted himself in accordance with the highest ethical standards throughout his career and as a Honeywell Board member

   As MDCC Chair, he has been a key enabler of a culture of integrity and ethics at Honeywell by ensuring the appropriate tone at the top

Skillset Skills and experience broadly in line with Honeywell’s corporate strategy

   Mr. Davis’ skills and experiences are well-aligned with the strategic skills and core competencies that are critical for Honeywell Board members

   He has led global organizations in transportation and logistics services industries aligned with Honeywell’s strategic end-markets and where innovation is a critical enabler

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DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines state, “the Board intends that, at all times, a substantial majority of its directors will be considered independent under relevant NYSE and SEC guidelines.”

I  AFFIRMATIVE DETERMINATION OF INDEPENDENCE

To fulfill this intent, the Board regularly reviews the independence of each non-employee director to make an affirmative determination of independence. Specifically, the CGRC conducts an annual review of the independence of the directors and reports its findings to the full Board. This year, based on the report and recommendation of the CGRC, the Board has determined that each of the non-employee nominees standing for election to the Board at the Annual Meeting—Messrs. Angove, Ayer, Burke, Davis, Gregg, Hollick, Odierno, and Paz and Mses. Deily, Flint, Lieblein, and Washington—satisfies the independence criteria in the applicable NYSE listing standards and SEC rules (including, where applicable, the enhanced criteria with respect to members of the Audit Committee and the MDCC). Each Board committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act).

I  CRITERIA FOR DIRECTOR INDEPENDENCE

For a director to be considered independent, the Board must determine that the director does not have any material relationships with Honeywell, either directly or as a partner, shareowner, or officer of an organization that has a relationship with Honeywell, other than as a director or shareowner. Material relationships can include vendor, supplier, consulting, legal, banking, accounting, charitable, and family relationships, among others. The Board considered all relevant facts and circumstances in making its determinations, including the following:

•	No non-employee director or nominee receives any direct compensation from Honeywell other than under the director compensation program described in this Proxy Statement.

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No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director or nominee receives direct compensation from Honeywell other than compensation received for service as a non-executive employee.

•	No non-employee director or nominee is affiliated with Honeywell or any of its subsidiaries or affiliates.

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No non-employee director or nominee is an employee of Honeywell’s independent accountants, and no non-employee director or nominee (or any of their respective immediate family members) is a current partner of Honeywell’s independent accountants, or was within the last three years, a partner or employee of Honeywell’s independent accountants and personally worked on Honeywell’s audit.

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No non-employee director or nominee is a member, partner, or principal of any law firm, accounting firm, or investment banking firm that receives any consulting, advisory, or other fees from Honeywell.

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No Honeywell executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors or nominees (or any of their respective immediate family members) as an executive officer.

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No non-employee director or nominee (or any of their respective immediate family members) is indebted to Honeywell, nor is Honeywell indebted to any non-employee director or nominee (or any of their respective immediate family members).

•	No non-employee director or nominee is an executive officer of a charitable or other tax-exempt organization that received contributions from Honeywell outside our director charitable match program.

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Honeywell has commercial relationships (purchase and/or sale of products and services) with companies at which our directors serve or have served as officers within the past three years (Mr. Angove—Infor, Ms. Flint—Greater Toronto Airports Authority and Los Angeles World Airports, Mr. Paz—Express Scripts, and Ms. Washington—Gilead Sciences). In each case:

—	The relevant products and services were provided on terms and conditions determined on an arm’s-length basis and consistent with those provided by or to similarly situated customers and suppliers;

—	The relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies; and

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The combined amount of such purchases and sales was less than 0.05% of the consolidated gross sales of each of Honeywell and the other company in each of the last three completed fiscal years. This level is significantly below the requirements of the NYSE listing standards for director independence, which uses a 2% of consolidated gross sales threshold and applies it to each of purchases and sales rather than the combination of the two.

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While a non-employee director’s or nominee’s service as an outside director of another company with which Honeywell does business would generally not be expected to raise independence issues, the Board also considered those relationships and confirmed the absence of any material commercial relationships with any such company. Specifically, those commercial relationships were in the ordinary course of business for Honeywell and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.

•	The above information was derived from Honeywell’s books and records and responses to questionnaires completed by the director nominees in connection with the preparation of this Proxy Statement.

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BOARD’S ROLE IN RISK OVERSIGHT

While senior management has primary responsibility for managing risk, the Board has responsibility for risk oversight with specific risk areas delegated to relevant Board committees who report on their deliberations to the Board. The specific risk areas of focus for the Board and each of its committees are summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board

• Oversee the Company’s risk governance framework, including an enterprise-wide culture that supports appropriate risk awareness and the identification, escalation, and appropriate management of risk

• Integrity, ethics, and compliance with our Code of Business Conduct

• General strategic and commercial risks such as new product launch, capital spend, raw material price increases, foreign currency fluctuation, diminished customer demand, technology obsolescence, reductions to government spending, and a slowdown in economic growth

• Disruption, including disruptive technologies, emerging competition, and changing business models

• M&A transactions, execution, and integration and the M&A competitive landscape

• Legal risks such as those arising from litigation, environmental, and intellectual property matters

Audit Committee

• Oversee the Company’s Enterprise Risk Management (ERM) and Crisis Incident Management programs

• Cybersecurity, including protection of customer and employee data, trade secrets, and other proprietary “crown jewel” information, ensuring the security of data on the cloud, persistent threats, and cyber risks associated with our own products and facilities

• Accounting, controls, and financial disclosure

• Tax and liquidity management

• Product integrity and product security

• Vendor risk, including supply chain disruption

• Operational business continuity, including catastrophic risks such as natural disasters and plant accidents

Corporate Governance and Responsibility Committee (CGRC)

• Political contributions and lobbying

• Regulatory compliance, such as data privacy, sanctions and export compliance, and government contracts compliance

• Integrity and compliance programs and policies

• Geopolitical risk, including political, economic or military conflicts, and tariffs

• Health, safety, environmental, product stewardship, and sustainability

Management Development and Compensation Committee (MDCC)

• Succession planning

• Compensation plans, programs, and arrangements and other employment practices and policies

• Recruitment and retention of key talent

• Labor compliance and progress in implementing our diversity goals and objectives

• Workplace respect and culture

• Workplace violence

I  ENTERPRISE RISK MANAGEMENT PROGRAM

The Board uses the ERM program as a key tool for understanding the inherent risks facing Honeywell as well as assessing whether management’s processes, procedures, and practices for mitigating those risks are effective. The ERM assessment deployed by management is robust, based on an enterprise-wide “top down” and “bottom up” view of commercial, strategic, legal, compliance, human capital, cyber, and reputational risks and strategies for mitigating those risks. In 2019, the ERM program included interviews with each member of the leadership team, 72 interview workshops, with 98 risk owners and risk experts, to cover 49 risk areas across all businesses and functions.

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Both the Audit Committee and the full Board review the results of the annual ERM assessment. During the reviews, Honeywell’s CFO and General Counsel jointly present the results of the ERM assessment in a manner designed to provide full visibility into the risks facing Honeywell and how management is mitigating those risks, thereby enabling the Board to effectively exercise its oversight function. To facilitate continued monitoring and oversight by the Board, key risk areas identified during the ERM process and management’s associated mitigation activities become part of Board and/or committee meeting agendas for the following year.

Every three years, the ERM process includes one-on-one meetings with each Board member to discuss each director’s “top down” view of risks facing the enterprise, to solicit the director’s recommendations for improving the ERM process, and to ensure that the universe of risks and the metrics for identifying key risks, in terms of likelihood of occurrence and potential financial impact, is both realistic and appropriate. Feedback from the one-on-one interviews with the individual Board members is presented to the full Board and incorporated in our ERM program and risk mitigation efforts.

I  OVERSIGHT OF STRATEGY

One of the Board’s primary responsibilities is overseeing management’s establishment and execution of the Company’s strategy and the associated risks. The full Board oversees strategy and strategic risk through robust and constructive engagement with management, taking into consideration our key priorities, global trends impacting our business, regulatory developments, and disruptors in our industries. The Board’s oversight of our strategy primarily occurs through deep-dive annual reviews of the long-term strategic plans and annual operating plans of each of our businesses. During these reviews, management provides the Board with its view of the key commercial and strategic risks faced by each business unit, and the Board provides management with robust feedback on whether management has identified the key risks and is taking appropriate actions to mitigate risk. In addition to the review of each business’ strategic and annual plans, specific areas of risk and opportunity are tabled for further Board and/or committee discussion as specific risks arise or as requested by management or individual Board members to ensure additional Board engagement on the areas of risk that are most impactful to Honeywell’s strategic direction.

The Board’s oversight of strategy is prominent in the Company’s mergers, acquisitions, and divestitures activity. From strategy and vision to pipeline reviews, individual transaction approval, deal execution and integration, the Board is engaged in all aspects of our mergers, acquisitions, divestitures, and other corporate development activities. With the ultimate goal of achieving outcomes that promote long-term shareowner value, the Board annually engages in a rigorous, thorough, and unbiased review of our portfolio and devotes a substantial amount of time at each Board meeting to pressure test potential transactions, review deal execution, monitor integration, and assess long-term outcomes.

I  OVERSIGHT OF HUMAN CAPITAL AND CULTURE

The Board and the MDCC provide oversight over human capital, with particular focus on culture, talent development and assessment, and succession planning. Honeywell fosters a performance culture where all directors, officers, and employees are expected to uphold our foundational principles of Integrity and Ethics, Inclusion and Diversity, and Workplace Respect; where employees can build meaningful careers based on our 9 Behaviors: Have a Passion for Winning, Be A Zealot for Growth, Think Big…Then Make It Happen, Act With Urgency, Be Courageous, Go Beyond, Inspire Greatness, Be Committed, and Become Your Best. The strength of our culture is essential to fulfilling our strategic vision, and the Board and the MDCC work with management to monitor compliance with the foundational principles and measure progress against the 9 Behaviors.

The Board also is closely engaged in the development and management of human capital. The Board’s involvement in leadership development and succession planning is systematic and ongoing, and the Board provides input on important decisions in each of these areas. The Board has primary responsibility for succession planning for the CEO and oversight over succession planning for other executive officer positions. Annually, the full Board reviews the leadership succession plan for the CEO and his direct reports, which includes identification of ‘ready now’ successors, management’s view of potential successors that are not “ready now” but will be within a reasonable timeframe, and development actions necessary to address any gaps in the leadership succession plan. Also discussed are recent and future potential changes involving various leaders and their organizations. In addition, the Board meets regularly with high-potential executives, both in small group and one-on-one settings.

BOARD PRACTICES AND PROCEDURES

I  BOARD AND COMMITTEE MEETINGS

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Agenda. The Board and its committees perform an annual review of the agenda items to be considered for each meeting. During that review and throughout the year, each Board and committee member is free to raise topics that are not on the agenda and to suggest items for inclusion on future agendas.

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Number of Meetings and Attendance. In 2019, the Board held six meetings, and the committees of the Board collectively held 19 meetings. The Board had 100% meeting attendance, and the directors’ average attendance rate at meetings of the committees on which they have

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been appointed was 98.5%. Each of the directors participated in at least 75% of the aggregate of the total number of Board meetings held during the period for which he or she was a director and the total number of meetings held by all Board committees on which he or she served (during the period that he or she served).

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Special Meetings. The Chairman, the Lead Director, the CGRC Chair, and at the request of two independent directors, the Corporate Secretary, are permanently empowered and authorized to call special meetings of the Board at any time and for any reason.

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Board Meeting Materials. Each director is provided in advance with written material to be considered at every meeting of the Board and of the committees on which he or she is a member and has the opportunity to provide comments and suggestions.

I  SELF-EVALUATION

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Objective. The Board and each of its committees conduct a comprehensive evaluation of their effectiveness throughout the year. Committee members have the opportunity to provide input directly to the Lead Director, committee chairs, or to management. A more formal self-evaluation is launched in January of each year and the feedback gleaned from the evaluation is utilized to facilitate and enable Board refreshment and an appropriate evolution of Board skills, experiences, and perspectives specifically with a view toward eliciting feedback on whether our directors’ skills are matched to Honeywell’s strategic needs and its risk profile.

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Process. The Lead Director, together with the CGRC Chair, are jointly responsible for leading the self-evaluation process which includes the development and approval of the evaluation by the CGRC, its administration through a third party, summarization of the results, and its report out to the full Board on an anonymous basis.

I  OTHER BEST PRACTICE BOARD PROCEDURES

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Annual Shareowner Meeting Attendance. Our Corporate Governance Guidelines encourage all directors to attend our Annual Meeting of Shareowners. Generally, Board and committee meetings are held immediately preceding and following the Annual Meeting, with directors attending the Annual Meeting. All of our directors attended last year’s Annual Meeting.

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Engagement with Management. The Board and its committees provide feedback to management, and management is required to answer questions raised by the directors during Board and committee meetings. Our senior management meets regularly with the Board, including yearly reviews of each business’ long-term strategic plan and annual operating plan.

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Director Education. Our Board believes that director education is vital to the ability of directors to fulfill their roles and supports Board members in their continuous learning. Directors may enroll in continuing education programs at Honeywell’s expense on corporate governance and critical issues associated with a director’s service on a public company board. Our Board also hears regularly from management on numerous subjects, including investor sentiments, shareowner activism, regulatory developments, data privacy, and cybersecurity. In addition, the Board periodically participates in site visits to Honeywell’s facilities. For example, in 2019, Board members visited Honeywell’s Aerospace facility in Deer Valley, Arizona, and participated in an in-depth demonstration of Honeywell Forge solutions.

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Director Orientation. All new directors participate in our director orientation program during the first year on our Board. New directors receive an extensive suite of onboarding materials covering director responsibilities, corporate governance practices and policies, business strategies, leadership structure, and long-term plans. They then participate in a series of meetings over time with management representatives from all businesses and functional areas to review and discuss information about Honeywell’s strategic plans, financial statements, and key issues, policies, and practices. Based on feedback from our directors, we believe this graduated onboarding approach over the first year of Board service, coupled with participation in regular Board and committee meetings, provides new directors with a strong foundation for understanding our businesses, connects directors with members of management with whom they will interact, and accelerates their effectiveness to engage fully in Board deliberations. Directors have access to additional orientation and educational opportunities upon acceptance of new or additional responsibilities on the Board and in committees.

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BOARD COMMITTEES

The Board currently has three committees. All of the members of each committee are independent, non-employee directors. Each committee operates under a written charter, which is available on our website at investor.honeywell.com (see “Corporate Governance/Board Committees”). The table below lists the anticipated leadership and membership of each committee following the 2020 Annual Meeting of Shareowners.

Name	Audit	Corporate Governance and Responsibility	Management Development and Compensation

Mr. Angove

Mr. Ayer

Mr. Burke

Mr. Davis*		ex officio	ex officio

Ms. Deily		Chair

Ms. Flint

Sen. Gregg

Mr. Hollick

Ms. Lieblein			Chair

Gen. Odierno

Mr. Paz	Chair

Ms. Washington

* Lead Director is an ex officio member of each committee on which he does not otherwise serve.

I AUDIT COMMITTEE

•  Consider the independence of, appoint (subject to shareowner approval), and be directly responsible for the compensation, retention, and oversight of the firm that serves as independent accountants to audit our financial statements and to perform services related to the audit; this includes resolving disagreements between the firm and management regarding financial reporting.

•  Review the scope and results of the audit with the independent accountants.

•  Review with management and the independent accountants, prior to filing, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q.

•  Consider the adequacy and effectiveness of our internal control over financial reporting and auditing procedures.

•  Review, approve, and establish procedures for the receipt, retention, and treatment of complaints received by Honeywell regarding accounting, internal control over financial reporting, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•  Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board, including cybersecurity, tax and liquidity management, product integrity and product security, vendor risk, operational business continuity, and crisis management.

•  Together with the full Board, exercise oversight over management’s enterprise risk management (ERM) process and assess whether mitigation strategies for the risks identified through the ERM process are adequate.

* Current Audit Committee membership also includes Jaime Chico Pardo (ex officio) who will retire from the Board, effective as of the 2020 Annual Meeting of Shareowners.

  Audit committee oversight of independent accountants

The Audit Committee seeks to ensure the exercise of appropriate professional skepticism by the independent accountants by reviewing and discussing, among other things, management and auditor reports regarding significant estimates and judgments and the results of peer quality review and Public Company Accounting Oversight Board inspections of the independent accountants. The Audit Committee also reviews and pre-approves all audit and non-audit services provided to Honeywell by the independent accountants to determine that such services would not adversely impact auditor independence and objectivity. The Audit Committee also holds separate executive sessions at each in-person meeting with representatives of our independent accountants and with Honeywell’s Chief Financial Officer and Vice President of Corporate Audit.

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I CORPORATE GOVERNANCE AND RESPONSIBILITY COMMITTEE (CGRC)

• Identify and evaluate potential director candidates and recommend to the Board the nominees for election to the Board.

•  Review and make a recommendation to the Board regarding whether to accept a resignation tendered by a Board nominee who does not receive a majority of votes cast for his or her election in an uncontested election of directors.

•  Review annually and recommend changes to the Corporate Governance Guidelines.

•  Together with the Lead Director, lead the Board in its annual evaluation of the performance of the Board and its committees.

•  Review policies and make recommendations to the Board concerning the size and composition of the Board, qualifications and criteria for director nominees, director retirement policies, compensation and benefits of non-employee directors, conduct of business between Honeywell and any person or entity affiliated with a director, and the structure and composition of Board committees.

•  Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board, including political contributions and lobbying, regulatory compliance matters such as data privacy, integrity and ethics, geopolitical risk, and health, safety, environmental, product stewardship and sustainability.

•  Review Honeywell’s policies and programs relating to health, safety, and environmental matters, sustainability, political contributions and lobbying, and other matters, including the Company’s Code of Business Conduct, as may be brought to the attention of the committee regarding Honeywell’s role as a responsible corporate citizen.

* Committee memberships will be effective upon each nominee’s election to the Board at the Annual Meeting of Shareowners. The current chair and members of the CGRC are: Linnet Deily (Chair), William S. Ayer, Jaime Chico Pardo, Judd Gregg, Grace D. Lieblein, and George Paz.

  Evaluation and Nomination of Director Candidates

Primary responsibility for identifying and evaluating director candidates and for recommending re-nomination of incumbent directors resides with the CGRC, which consists entirely of independent directors under applicable SEC rules and NYSE listing standards. Our independent Lead Director also is formally charged with responsibility for new director recruitment, including the responsibility of working with the Chairman and CEO, CGRC, and the full Board to help identify and prioritize the specific skill sets, experience, and knowledge that director candidates must possess. The CGRC and Lead Director then establish criteria for director nominees based on these inputs.

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Nomination of New Candidates. Potential director candidates meeting the criteria established by the CGRC and Lead Director are then identified either by reputation, existing Board members, or shareowners. The CGRC is also authorized, at the expense of Honeywell, to retain search firms to identify potential director candidates, as well as other external advisors, including for purposes of performing background reviews of potential candidates. Search firms retained by the CGRC shall be provided guidance as to the particular experience, skills, or other characteristics that the Board is then seeking. The CGRC may delegate responsibility for day-to-day management and oversight of a search firm engagement to the Chairman of the Board and/or the Senior Vice President, Human Resources, Security and Communications.

Candidates are interviewed multiple times by the Chairman and CEO, Lead Director, other members of the Board, and certain executive officers to ensure that candidates not only possess the requisite skills and characteristics, but also the personality, leadership traits, work ethic, and independence of thought to effectively contribute as a member of the Board. After this process, the Board nominates the successful candidate for election to the Board at the Annual Meeting of Shareowners. Director candidates are principally identified and evaluated in anticipation of upcoming director elections and other potential or expected Board vacancies. From time to time, the Board fills vacancies in its membership, which arise between annual meetings of shareowners using the same process described above.

In 2019 and 2020, the CGRC nominated, and the Board subsequently elected, Ms. Deborah Flint to serve as a director, effective October 7, 2019, and Gen. Raymond T. Odierno to serve as a director, effective February 28, 2020. Ms. Flint and Gen. Odierno were identified by a third-party search firm and had not previously stood for election to the Board at an annual meeting of shareowners.

•

Re-nomination of Incumbents. To ensure that the Board continues to evolve and be refreshed in a manner that serves the changing business and strategic needs of Honeywell, before recommending for re-nomination a slate of incumbent directors for an additional term, the CGRC also evaluates whether incumbent directors possess the requisite skills and perspective, both individually and collectively. This evaluation is based primarily on the results of the annual review it performs with the Board of the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole, and the results of the Board’s annual self-evaluation.

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I MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE (MDCC)

•  Evaluate and approve executive compensation plans, policies, and programs, including review and approval of executive compensation-related corporate goals and objectives.

•  Sole authority to retain and terminate a compensation consultant to assist in the evaluation of CEO or senior executive compensation.

•  Review and approve the individual goals and objectives of the Company’s executive officers.

•  Evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level.

•  Review and determine the annual salary and other remuneration (including incentive compensation and equity-based plans) of all other officers.

•  Review and discuss with management, the Compensation Discussion and Analysis and other executive compensation disclosure included in this Proxy Statement.

•  Produce the annual Committee Report included in this Proxy Statement.

•  Form and delegate any of its authorities to subcommittees when appropriate.

•  Review the management development program, including executive succession plans.

•  Review or take such other action as may be required in connection with the bonus, stock, and other benefit plans of Honeywell and its subsidiaries.

•  Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board, including succession planning, progress implementing diversity goals and objectives, retention and recruitment of key talent, employment practices and policies, workplace respect and culture, and workplace violence.

* Committee chair and committee membership appointments will be effective upon each nominee’s election to the Board at the Annual Meeting of Shareowners. The current chair and members of the MDCC are: D. Scott Davis (Chair), Duncan B. Angove, William S. Ayer, Jaime Chico Pardo (ex officio), Clive Hollick, and Grace D. Lieblein.

  Compensation Committee Interlocks and Insider Participation

During fiscal year 2019, all members of the MDCC were independent directors, and no member was an employee or former employee of Honeywell. No MDCC member had any relationship requiring disclosure under “Certain Relationships and Related Transactions” on page 97 of this Proxy Statement. During fiscal year 2019, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the MDCC.

  Administration of Executive Compensation Program

The MDCC administers the Executive Compensation Program, including determination of the elements of the program and their relative weighting, incentive compensation plan targets, and award amounts. When administering the program, the MDCC takes into account recommendations from senior management with regard to the overall executive compensation program and the individual compensation of the executive officers. As part of Honeywell’s annual planning process, the CEO, CFO, and Senior Vice President, Human Resources, Security and Communications develop targets for Honeywell’s incentive compensation programs and present them to the MDCC. These targets are reviewed by the MDCC to ensure alignment with our strategic and annual operating plans, taking into account the targeted year-over-year and multi-year improvements as well as identified opportunities and risks. The CEO recommends base salary adjustments and cash and equity incentive award levels for Honeywell’s other executive officers. These recommendations are based on performance appraisals (including an assessment of the achievement of pre-established financial and non-financial management objectives) together with a review of supplemental performance measures and prior compensation levels relative to performance.

  Retention of Independent Compensation Consultant

The MDCC has sole authority to retain a compensation consultant to assist the MDCC in the evaluation of CEO, officer, and other senior executive compensation, but only after considering all factors relevant to the consultant’s independence from management. In addition, the MDCC is directly responsible for approving the consultant’s compensation, evaluating its performance, and terminating its engagement. Under the MDCC’s established policy, its consultant cannot provide any other services to Honeywell without the MDCC’s approval, as delegated to the MDCC Chair. Since October 2009, the MDCC has retained Pearl Meyer (PM) as its independent compensation consultant.

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02 |	CORPORATE GOVERNANCE

The MDCC regularly reviews the services provided by its outside consultants and performs an annual assessment of the independence of its compensation consultant to determine whether the compensation consultant is independent. The MDCC conducted a specific review of its relationship with PM in 2019 and determined that PM is independent in providing Honeywell with executive compensation consulting and limited other employee benchmarking services, and that PM’s work for the MDCC did not raise any conflicts of interest, consistent with SEC rules and NYSE listing standards.

In making this determination, the MDCC reviewed information provided by PM on the following factors.

•	Any other services provided to Honeywell by PM.

•	Fees received by PM from Honeywell as a percentage of PM’s total revenue.

•	Policies or procedures maintained by PM to prevent a conflict of interest.

•	Any business or personal relationship between the individual PM consultants assigned to the Honeywell relationship and any MDCC member.

•	Any business or personal relationship between the individual PM consultants assigned to the Honeywell relationship, or PM itself, and Honeywell’s executive officers.

•	Any Honeywell stock owned by PM or the individual PM consultants assigned to the Honeywell relationship.

The MDCC noted that PM did not provide any services to the Company or its management other than service to the MDCC and limited other employee benchmarking services. Unless approved by the MDCC Chair, it does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resources outsourcing. The MDCC will continue to monitor the independence of its compensation consultant on a periodic basis.

PM compiles information and provides advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of Honeywell and its Compensation Peer Group (see pages 46 and 47 of this Proxy Statement for further detail regarding the Compensation Peer Group) and analyzes the relative performance of Honeywell and the Compensation Peer Group with respect to stock performance and the financial metrics generally used in the programs. PM also provides the MDCC with information regarding emerging trends and best practices in executive compensation. In addition to information compiled by PM, the MDCC also reviews general survey data compiled and published by third parties. Neither the MDCC nor Honeywell has any input into the scope of or the companies included in these third-party surveys.

While the MDCC reviews information provided by PM regarding compensation paid by the Compensation Peer Group, as well as third-party survey data, as a general indicators of relevant market conditions, the MDCC does not target a specific competitive position relative to the market in making its compensation determination.

PM reports to the MDCC Chair, has direct access to MDCC members, attends MDCC meetings either in person or by telephone, and meets with the MDCC in executive session without management present.

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03 |	CORPORATE RESPONSIBILITY AND SUSTAINABILITY

CORPORATE RESPONSIBILITY

AND SUSTAINABILITY

Honeywell takes seriously its commitment to corporate social responsibility, protection of our environment, and creation of sustainable opportunity everywhere it operates. This unwavering commitment underlies the principle that good business, economic growth, and social responsibility go hand-in-hand. Honeywell’s Environmental, Social, and Governance (ESG) initiatives are aligned with the Company’s long-term strategy, both informing and supporting Honeywell’s strategic plans. This alignment emerges from the inclusion of Environmental and Social (E&S) considerations in scenario planning and other strategic processes where E&S-related business risks and opportunities are identified and addressed.

The Board’s well-informed and proactive engagement and oversight extends to E&S initiatives in four principle ways:

•

The Corporate Governance and Responsibility Committee (CGRC) has primary jurisdiction for managing risks and opportunities associated with E&S, meeting at least once a year with the Corporate Vice President of Health, Safety, Environment, Product Stewardship and Sustainability (HSEPS), the Senior Vice President for Government Relations, the Senior Vice President for Human Resources, Security and Communications, and other leaders with responsibility for E&S to present and discuss various E&S topics.

•	Direct Audit Committee and Board engagement with E&S risk areas through a robust and comprehensive Enterprise Risk Management program.

•

Direct Board engagement on select E&S topics. In the past 12 months, management has presented to the Board on a variety of E&S initiatives such as employee diversity, sexual harassment compliance, safety, business continuity, and environmental matters.

•

Feedback from engagement with shareowners. The Board values our shareowners’ perspectives on corporate responsibility and sustainability, and we (oftentimes with our Lead Director or CGRC Chair) engage directly with our shareowners throughout the year to discuss the Company’s activities, goals, and achievements in these areas and to hear our shareowners’ views and suggestions so that the feedback can be provided to our directors.

PERFORMANCE CULTURE

Honeywell’s ability to succeed for our shareowners, customers, suppliers, employees, and communities requires that we foster a high-performance culture that is grounded in our foundational principles. Our performance culture is defined by a set of 9 Behaviors. At their foundation is a commitment to Integrity and Ethics, Inclusion and Diversity, and Workplace Respect, fundamental values that underlie everything we do.

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03 |	CORPORATE RESPONSIBILITY AND SUSTAINABILITY

The 9 Behaviors reinforce our performance culture and are enabling our transformation into the world’s premier software-industrial company. They reflect the bold, entrepreneurial spirit of our leaders along with our emphasis on execution with speed and precision. Demonstrating our 9 Behaviors is important to our culture and achieving our objectives, and employees are challenged to continue developing in these areas as there is always opportunity for improvement. However, no one can be deficient in any of our three foundational principles and still work for Honeywell. These values are simply too important to everything we stand for and everything we hope to accomplish.

I  INTEGRITY AND ETHICS

At the core of Honeywell’s foundational principles is the Company’s Code of Business Conduct (the Code) that applies to all directors, officers, and employees across the Company in all businesses and in all countries. The Code is a baseline set of requirements that enables employees to recognize and be aware of how to report integrity, compliance, and legal issues. In addition, the Code outlines our pledge to recognize the dignity of each individual, respect each employee, provide compensation and benefits that are competitive, promote self-development through training that broadens work-related skills, and value diversity of perspectives and ideas.

The Code provides guidance and outlines expectations in a number of key integrity and compliance areas, including how employees should treat each other, conflicts of interest, Health, Safety, Environment, Product Stewardship and Sustainability (HSEPS), books and records, anti-corruption and proper business practices, trade compliance, insider trading, data privacy, respect for human rights, and the appropriate use of information technology and social media. To reinforce the Code, Honeywell provides comprehensive training on key compliance topics, develops training scenarios, provides mechanisms for employees and third parties to report concerns (including anonymously), and ensures timely and fair reviews of integrity and compliance concerns through a best-in-class process to report and investigate allegations. Honeywell responds to 100% of reported allegations.

Our integrity and compliance program includes, among other elements, a Supplier Code of Business Conduct that flows down to Honeywell’s global supply chain to reinforce Honeywell’s expectation that Honeywell suppliers also will abide by our high standards of integrity and compliance, including our Conflict Minerals, Anti-Human Trafficking, Business Integrity, and Health, Safety, and Environmental policies. Suppliers are monitored via quality, ethics, and good manufacturing practices. When a supplier is found to be in violation of any Honeywell standard, they are either replaced or issued a corrective action plan. If the violation is related to unethical or illegal activities, the supplier is removed as a viable supply source.

Honeywell’s Code applies to all directors, officers (including the Chief Executive Officer, Chief Financial Officer, and Controller) and employees. Any amendments to or waivers of the Code applicable or granted to any of Honeywell’s directors or executive officers will be published on our website. All officers and employees are required to complete Code of Conduct training and, where permitted by law, are required to certify each year that they will comply with the Code. In 2019, we received certifications from 100% of officers and employees where permitted by law.

Honeywell fosters a culture of integrity, ethics, and workplace respect by setting the tone at the top and by unambiguously and repeatedly reinforcing our expectations. We are proud to have been recognized by Ethisphere, a global leader in defining and advancing the standards of ethical business practices, as one of the 2020 World’s Most Ethical Companies—one of only eight 8 honorees in the Industrial category.

I  INCLUSION AND DIVERSITY

The Board believes that its diversity (four women, two Hispanics, two African American, and one non-U.S.) and the diversity of Honeywell’s executive leadership (over 50% diverse by ethnic background, non-U.S. place of birth, or gender) supports our evolving business strategy. The Company’s commitment to inclusion and diversity enables better decision-making, helps build competitive advantages, and furthers long-term success. Inclusion and Diversity is one of our foundational principles and is required of all employees.

Our inclusion and diversity strategy focuses on five key pillars, and we are driving a number of strategic initiatives behind each one, as follows:

Talent Acquisition. We provide training and toolkits to hiring managers to reinforce their role in bringing diverse talent into Honeywell. Our recruiting partners are required to provide a one in three diverse slate.

Talent Management. In January 2019, Honeywell launched our Women’s Advancement Program, an annual, year-long program for our pipeline of strong female leaders. The program focuses on each participant’s career advancement and seeks to empower each class of women through workplace training and development opportunities and by expanding their internal networks for promotional opportunities. This year, Robin Washington, one of our Board members, participated in the program kick-off meeting, underscoring our Board’s focus and commitment to this important initiative. We also operate inclusion and diversity councils in our businesses, functions, and regions to foster this important principle throughout our global organization.

Branding and Communication. To attract and retain our diverse talent, we aim to showcase our culture and values as well as our commitment to inclusion and diversity. Our #futureshapers brand launch campaign has focused on storytelling by a diverse “cast” of Honeywell employees and seeks to humanize our brand by authentically tying our innovative solutions and technologies back to our talent and their work at Honeywell.

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Strategic Partnerships. We are involved in a range of external professional organizations, including the Society of Women Engineers, the National Society of Black Engineers, the Society of Hispanic Engineers, the Anita Borg Institute, and the Leadership Council on Legal Diversity. In 2019, we launched our partnership with the Executive Leadership Council, an organization that supports the development of global black leaders by delivering programs for black employees to develop skills for executive/C-Suite roles. Honeywell also partners with top academic institutions for their quality of programs and commitment to creating a diverse student population and future workforce.

Inclusive Leadership. In 2019, our Chairman and Chief Executive Officer signed the Catalyst CEO Champions for Change Pledge. Joining Catalyst CEO Champions for Change is both a personal affirmation by Mr. Adamczyk and an organizational commitment to fostering an inclusive environment and advancing opportunities for women in the workplace. From the C-Suite to the shop floor, our leaders are expected to exemplify behaviors that promote an open and inclusive culture, and we help managers develop this skill as they do any other leadership skill though training programs, interactive learning, and real-time events.

I  WORKPLACE RESPECT

Fostering a respectful workplace environment is a key priority for Honeywell. While the Company’s Code of Business Conduct and other policies have long prohibited harassment, the Company has also issued a revised global harassment policy to reaffirm our commitment to maintain a respectful workplace for all. This policy provides more explicit guidance on the expectations for each employee and makes clear that all employees who experience or witness harassment are encouraged to report such conduct. All new employees are required to complete a sexual harassment training program as part of the onboarding process, and the policy is reinforced on multiple occasions throughout the year, including enterprise-wide global town meetings.

For more information about Honeywell’s inclusion and diversity initiatives, please visit our website at honeywell.com (see “Company/ About Us”).

SUSTAINABILITY

>90% reduction in Scope 1 and Scope 2 greenhouse gas intensity since 2004, achieving 56 MT CO2e/$M at the end of 2019	~70% energy efficiency improvement since 2004 to 137 MWh/$M (or 0.47 BBTU/$M) at the end of 2019	5,200 greenhouse gas and energy efficiency projects completed since 2010, saving an annualized $90M	128 million gallons of water saved in water-stressed regions since 2013 from over 150 projects	0.37 total case incident rate (TCIR), a safety record over 4x better than the weighted average TCIR of the industries in which we operate	~3,000 acres remediated and restored as valuable community assets

Latest estimates of greenhouse gas intensity and energy efficiency pending external review.

Honeywell’s Sustainable Opportunity policy is based on the principle that by integrating health, safety, and environmental considerations into all aspects of its business, Honeywell:

•	Protects its people and the environment;

•	Drives compliance with all applicable regulations;

•	Achieves sustainable growth and accelerated productivity; and

•	Develops technologies that expand the sustainable capacity of our world.

The Honeywell Operating System (HOS), which drives sustainable improvements and the elimination of waste in manufacturing operations to generate exceptional performance, is a critical component in how the Company thinks about sustainability. HOS is a lean-based system with roles and ownership for all employees from the plant floor to the Board room to engage in careful planning and analysis, continuous employee engagement in improvement, and thorough follow-through. Honeywell has built sustainability directly into HOS, so the tools, personnel, activities, and culture are used to drive sustainability with the same focus used to drive other critical operational objectives, like quality, delivery, inventory, and cost. This ensures that sustainability is an integrated and integral part of the Honeywell work experience every day.

In addition, progress on our sustainability program is considered, along with other factors, in determining annual incentive compensation for senior leadership.

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03 |	CORPORATE RESPONSIBILITY AND SUSTAINABILITY

I  SUSTAINABLE OPPORTUNITY

Honeywell invents and manufactures technologies that address some of the world’s most critical energy, safety, security, productivity, and global urbanization challenges. While our internal efforts have improved our Scope 1 and Scope 2 greenhouse gas intensity by more than 90% since 2004, the positive impact of our products and services far outweigh the current footprint of Honeywell’s Scope 1 and Scope 2 carbon emissions of approximately 2 million metric tons (MMT) at the end of 2019. For example,

Solstice®. Our Solstice line of low global warming products, including refrigerants and blowing agents, has helped our customers avoid discharging more than 155 MMT of CO2 equivalent (CO2e) to the atmosphere.

Biofuels. Biofuels made using Honeywell technology have helped our customers avoid discharging approximately 5 MMT of fossil fuel-based CO2e to the atmosphere.

I  HEALTH, SAFETY, ENVIRONMENT, PRODUCT STEWARDSHIP, AND SUSTAINABILITY (HSEPS)

Honeywell’s HSEPS matters are managed by a global team of trained professionals with extensive knowledge and hundreds of years of collective experience in occupational health, chemistry, hydrology, geology, engineering, safety, industrial hygiene, materials management, and energy efficiency.

Honeywell’s Corporate Vice President of HSEPS reports to the Company’s Senior Vice President and General Counsel and has overall responsibility for HSEPS programs. A Corporate Energy and Sustainability Team, led by the Corporate Vice President of HSEPS, the Vice President for Global Real Estate, and the Director of Sustainability, helps drive the Company’s sustainability goals. Progress on these goals is reported to Honeywell’s CEO on a quarterly basis and is reviewed with the Board’s Corporate Governance and Responsibility Committee at least annually.

The Company utilizes a comprehensive HSEPS Management System based on recognized third-party standards, including ISO 14001 and ISO 45001, and industry best practices. The system is fully integrated into HOS, the Company’s blueprint for continuous, sustainable operational improvement. Compliance with standards and regulatory requirements is monitored through a Company-wide, HSEPS-led audit process. The timely development and implementation of process improvement and corrective action plans are closely monitored.

I  HIGHLIGHTS OF OUR ENVIRONMENTAL ACHIEVEMENTS

Greenhouse Gas Reduction and Energy Efficiency. Honeywell reports on its global greenhouse gas emissions publicly through CDP, various regulatory agencies, and its website, investor.honeywell.com (see “Corporate Governance/Sustainability”). A qualified third party has provided limited assurance per ISO 14064-3 of Honeywell’s 2011-2018 Scope 1 and Scope 2 greenhouse gas emissions inventories. Overall, our sustainability program has reduced our Scope 1 and Scope 2 greenhouse gas intensity by more than 90% since 2004.

Honeywell exceeded its first public goal to reduce global greenhouse gases by more than 30% and improve energy efficiency by more than 20% between 2004 and 2011.

A second five-year goal, set to reduce greenhouse gas emissions by an additional 15% per dollar of sales from 2011 levels, was met three years early.

Honeywell exceeded its third goal to reduce greenhouse gas emissions per dollar of sales from 2013 levels by an additional 10% by end of 2018.

In 2019, Honeywell set a new five-year “10-10-10” target to reduce global Scope 1 and Scope 2 greenhouse gas emissions by an additional 10% per dollar of sales from 2018 levels, to deploy at least 10 renewable energy opportunities, and to achieve certification to ISO’s 50001 Energy Management Standard at 10 facilities, all by 2024.

Water and Waste. Honeywell has developed a global inventory of water usage in its manufacturing operations and implements water conservation projects in areas experiencing “water stress”. Since 2013, the Company has implemented over 150 water conservation projects in “water-stressed” areas, saving 128 million gallons. Each of our businesses is required to establish annual waste targets for reducing hazardous waste, as normalized by sales, and diverting non-hazardous waste from landfills.

Safety. The safety of our employees, contractors, and partners is a top priority, and we use our HOS-based approach to maintain our safety record. Our global TCIR (the number of occupational injuries and illnesses per 100 employees) was 0.37 at the end of 2019. According to the U.S. Bureau of Labor Statistics, the weighted average TCIR of the industries in which Honeywell operates is over 2.0. In other words, our safety record is four times better than the average of the industries in which we operate. Honeywell has received worker safety awards from governments and organizations around the world.

New Uses from Legacy Properties. Like other companies with long, successful histories, Honeywell has legacy manufacturing operations dating back to the 19th century. The Company’s dedicated, cross-functional team resolves our cleanup responsibilities while at the same time creating shared value with our communities. Technical excellence, scientific rigor, and community engagement drive our work. We integrate site re-use with remediation to create solutions that are both protective and valuable. Over the last decade, we have made tremendous

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03 |	CORPORATE RESPONSIBILITY AND SUSTAINABILITY

progress cleaning up and then helping to create reuse opportunities. At Honeywell, we do not believe that our cleanup is complete until the legacy property has been transformed into a valuable asset for the surrounding community. For example:

Baltimore, Maryland. Former chemical plant was remediated and has become a new downtown community, Harbor Point. Harbor Point is now home to Exelon, a leading energy provider, Morgan Stanley, and Johns Hopkins Medicine.

Syracuse, New York. Allied Chemical, Honeywell’s predecessor, operated on the shores of Onondaga Lake for about 100 years. At one point the lake was considered the “Most Polluted Lake” in North America. About 1,800 acres of wetlands have already been restored and preserved and ~1.1 million native plants are being planted. More than 250 wildlife species are now calling these areas home, and more than 120 unique bird species have been identified in and around Onondaga Lake.

Jersey City, New Jersey. Former 95-acre waste site in Jersey City has been cleaned up; in January 2019, the site was purchased by the City of Jersey City for Bayfront, a live-work-play development with waterfront access and 20-plus acres of open space.

Buffalo River, New York. Honeywell served as the private sector lead to restore the “functionally dead” Buffalo River through a unique public-private partnership. The river has now become an environmental, economic, and community resource. The river has re-emerged as an amenity and asset for landside redevelopment and renewal.

El Segundo, California. A former chemical and refrigerant plant has been redeveloped as two urban shopping centers. The Honeywell team went beyond the state’s remediation requirements to facilitate the planned commercial development. Within three years of manufacturing shutdown, city officials cut the ribbon on Plaza El Segundo, a Mediterranean-style shopping center with more than 50 shops and 423,000 square feet of commercial space.

Chicago, Illinois. The site was a former Celotex roofing tar and asphalt plant. As successor to Celotex, Honeywell engaged with residents in the surrounding neighborhood to convert the site into a green space envisioned by the community. The site is now a 22-acre community green space, including sports fields, basketball courts, a skate park, trails, and a large playground.

For more information about Honeywell’s revitalization of brownfields while renewing communities, please visit our website at investor.honeywell.com (see “Corporate Governance/Sustainability”)

HONEYWELL HOMETOWN SOLUTIONS

Honeywell demonstrates its commitment to corporate social responsibility and community involvement through Honeywell Hometown Solutions, our unique global corporate citizenship program that emphasizes science, technology, engineering and math (STEM) education, inclusion and diversity, sustainability, and humanitarian relief. our programs have delivered significant and meaningful results in communities around the world:

•

Approximately five million students have participated in Honeywell’s STEM programs; middle and high school teachers in the Atlanta area received computation and coding training in the new STEM Teacher Leadership Program at Georgia Institute of Technology, earning Georgia STEM School Certification; and Honeywell Control Labs in six universities in Turkey, Romania, and Indonesia are focused on loT technologies, serving over 10,000 students.

•

Students have received unique learning opportunities and educators gain valuable teaching tools to promote environmental science in the classroom through partnerships with environmental organizations in Mexico and the United States.

•

About one million U.S. students have learned potentially life-saving lessons to help avoid abduction and preventable childhood injuries with KidSmartz, and about three million students have received Safe Kids at Home fire, burns, and scalds safety training in China, India, and Malaysia.

•	Nearly 600 homes were repaired for low-income families, the elderly, and the disabled in the U.S. and Mexico.

•

In 2019, Honeywell employees received nearly $200,000 in financial assistance to help recover from natural disasters in South Carolina, Ohio, Nebraska, and other regions. Over the years, relief efforts supported employees and communities after Hurricanes Harvey, Irma, Maria, Matthew, and Sandy in the U.S.; an earthquake in central Mexico; wildfires in Fort McMurray, Alberta, Canada; flooding in Louisiana and Romania; typhoons in the Philippines; and the Great Japan Earthquake and Tsunami.

•

In 2019, Honeywell partnered with the Avasara Leadership Institute, a non-profit organization that provides educational opportunities for India’s brightest girls, to focus on STEM. The new school features classrooms, laboratories, and dormitories as a base for the program. In addition to 500 Avasara students, the school will enable 12,000 students from government and low-budget schools to achieve a proper education.

•

Through support for the Safe Water Initiative in India, Honeywell support has enabled more than 170 water stations in areas suffering from groundwater contamination, positively impacting impacts more than 600,000 people.

For more information about our Sustainability and Corporate Citizenship programs, please visit our website at honeywell.com (see “Company/About Us”).

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03 |	CORPORATE RESPONSIBILITY AND SUSTAINABILITY

POLITICAL ENGAGEMENT AND CONTRIBUTIONS

Engagement in the political process is critical to our success. Our future growth depends on forward-thinking legislation and regulation that makes society safer and more energy efficient and improves public infrastructure. We strive always to engage responsibly in the political process and to ensure that our participation is fully consistent with all applicable laws and regulations, our principles of good governance, and our high standards of ethical conduct.

Our top legislative and regulatory priorities include:

•	Policies and regulations that encourage the use of public utilities to deploy demand response technologies and smart grids to reduce electricity consumption.

•	Emission reduction policies that reduce the use of global warming and ozone depleting refrigerants.

•	Investment in the air traffic control system to make flying both safer and more energy efficient.

•	Commercial building, permitting, and construction codes that facilitate safer, more energy efficient construction and renovation.

•	High-priority U.S. Department of Defense programs that support our national security.

•	Tax, trade, and other policies to ensure that our nation can compete on a level playing field around the globe.

•	Policies that impact the deployment of Industrial Internet of Things technology and software, including data privacy and cybersecurity.

I  TRANSPARENCY

The Center for Political Accountability (CPA) has rated Honeywell as a “First Tier” company for six years in a row in its 2019 CPA-Zicklin Index of Corporate Political Disclosure and Accountability, and for the first time this year, has categorized Honeywell as “Trendsetter” among the “First Tier” companies. The CPA is a non-profit, non-partisan organization that measures and rates the transparency, policies, and practices of the S&P 500 regarding political disclosure and accountability.

This achievement reflects the enhancements made in 2013, 2019, and again in 2020 as we revised and expanded our disclosure of policy, procedures and expenditures for political activity and contributions as well as for trade association membership. Our enhancements were influenced by feedback received from our largest shareowners when we met with them to discuss our performance and their views across a range of ESG topics, including our lobbying and political contributions disclosure.

This year, we redesigned the disclosure on our website to include:

•

Additional disclosure related to membership in trade associations, including (i) the number of trade associations that receive $50,000 or greater in annual dues from the Corporation, (ii) the aggregate membership dues paid to those associations, and (iii) specific discussion of the strategic objectives supported by the Corporation’s membership in those associations.

•	User-friendly, streamlined, and direct access to available disclosure regarding the Corporation’s political activities, including direct links to federal, state, and local-level filings.

With these enhancements, our shareowners are now able to access comprehensive information regarding our domestic political expenditures at investor.honeywell.com (see “Corporate Governance/Political Contributions”).

I  MANAGEMENT AND BOARD OVERSIGHT

The Law Department oversees our lobbying activities. The Senior Vice President, Global Government Relations reports to the Senior Vice President and General Counsel and also works closely with the Corporate Secretary and Chief Compliance Officer, whose organization ensures compliance with our political spending policy. Our Senior Vice President and General Counsel, our Senior Vice President, Global Government Relations, and our Corporate Secretary and Chief Compliance Officer meet regularly with our Chairman and Chief Executive Officer and his leadership team about legislative, regulatory, and political developments.

With respect to Board oversight, our public policy efforts, including all lobbying activities, political contributions, and payments to trade associations and other tax-exempt organizations, are the responsibility of the CGRC, which consists entirely of independent, non-employee directors. Each year the CGRC receives an annual report on the Company’s policies and practices regarding political contributions. In addition, each year, the Senior Vice President, Global Government Relations reports to the CGRC on trade association memberships and to the full Board on our global lobbying and government relations program. The CGRC’s oversight of our political activities ensures compliance with applicable law and alignment with our policies, strategic priorities, and Code of Business Conduct.

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I  POLITICAL CONTRIBUTIONS AND EXPENDITURES

Use of Corporate Funds. Since 2009, we have not used corporate funds to make any political contributions to candidates, political parties, 527 groups or organizations such as governors’ associations and super PACs or grassroot campaigns intended to influence the outcome of ballot measures using corporate funds, and have no intention of making such political contributions in the future. Even before 2009, any such contributions were extremely rare and for de minimis amounts of less than $5,000.

Were we to use corporate funds for any political contributions, such contributions would be made without regard to the personal partisan preferences of Company officers and executives. In addition, any such use of corporate funds would require the prior approval of the Company’s Senior Vice President and General Counsel. These policies on political contributions are embedded in our Corporate Governance Guidelines and Code of Business Conduct.

Honeywell International Political Action Committee (HIPAC). Any and all contributions made in support of federal, state, and local political candidates are through the non-partisan Honeywell International Political Action Committee. HIPAC is funded exclusively through voluntary contributions from eligible U.S.-based employees, which are not reimbursed by Honeywell. Political disbursements made through HIPAC are made without regard to the personal partisan preferences of Company officers and executives. HIPAC spending decisions are made solely to promote the strategic business interests of Honeywell and are based on the following criteria: Honeywell’s employee, supplier, and/or customer base in legislators’ districts/states; support for Honeywell’s initiatives; leadership positions in the U.S. Congress or state legislatures; and leadership positions on legislative committees that are relevant to Honeywell’s businesses. The Company retains outside auditors to conduct periodic audits of HIPAC practices and procedures.

Trade Associations. We pay membership dues to a number of 501(c)(6) trade associations that may engage in political activity. We engage with these organizations to support our commercial growth initiatives where we believe engaging in coalitions with other industry participants is likely to enable growth of end markets and promote development of our internal technical and regulatory expertise. These memberships also enable us to share our technical and regulatory expertise with other companies and assist in political advocacy and outreach, particularly related to public education efforts regarding major issues common to our industries.

Currently, the aggregate amount of dues paid to trade associations with membership dues of $50,000 or more is less than $5 million annually. Honeywell is a member of 16 U.S. trade associations with membership dues of $50,000 or more annually. Our membership in these trade associations align with our strategic objectives in the following areas: aerospace and defense, aviation regulations, chemicals, civil justice reform, climate change, codes and standards, corporate governance, cybersecurity, data privacy, energy, environmental regulation, export controls, immigration, infrastructure, labor, legal reform, oil and gas/petrochemicals, regulatory reform, safety, tax, trade, and transportation.

Honeywell’s Senior Vice President and General Counsel and Senior Vice President, Global Government Relations review trade association memberships annually to assess their performance and to determine if continued membership is appropriate. Membership in trade associations that would receive more than $50,000 in membership dues from Honeywell in any fiscal year is subject to prior approval by the Company’s Senior Vice President and General Counsel and its Senior Vice President, Global Government Relations and is reviewed at least annually with the CGRC. Honeywell instructs these organizations not to use funds received from Honeywell for any election-related activity at the federal, state, or local levels, including contributions or expenditures in support of, or opposition to, any candidate for any office, ballot initiative campaign, political party, committee, or political action committee. Honeywell informs these organizations of this policy upon becoming a member and annually thereafter.

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04 |	DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

The Corporate Governance and Responsibility Committee (CGRC) reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of Honeywell receive no compensation for service on the Board. Honeywell’s director compensation program is designed to enable continued attraction and retention of highly qualified directors and to address the time, effort, expertise, and accountability required of active Board membership.

ELEMENTS OF COMPENSATION

In general, the CGRC and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and shareowners.

I  ANNUAL COMPENSATION

Board Cash Retainer	• $100,000 per annum paid in quarterly installments.
Lead Director Compensation	• $60,000 per annum, paid in quarterly installments (in addition to Board cash retainer).
Committee Membership Compensation	• $10,000 per annum (or $15,000 per annum for members of the Audit Committee) for each committee membership, paid in quarterly installments.
Committee Chair Compensation	• $20,000 per annum (or $40,000 per annum for the Audit Committee Chair), paid in quarterly installments (in addition to committee membership compensation).
Common Stock Equivalents

•  Each year, $60,000 in common stock equivalents is automatically credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors. Dividend equivalents are credited with respect to these amounts.

•  These amounts are credited annually but payment is deferred until termination of Board service. Payments are made in cash, as either a lump sum or in equal annual installments.

Annual Equity Grants

•  Awarded on the date of the Annual Meeting of Shareowners.

•  Each non-employee director receives an annual equity grant with a target value of $115,000, of which $65,000 is in the form of restricted stock units (RSUs) and $50,000 is the form of options to purchase shares of common stock at a price per share equal to the fair market value of a share of common stock on the date of grant (stock options), which is the date of the Annual Meeting of Shareowners.

•  Stock options vest in equal annual installments over the four years following the grant date. Stock options also become fully vested at the earliest of the director’s retirement from the Board on or after the mandatory retirement age set by the Board and in effect on the date of grant (currently age 75), death, disability or change in control, as set forth in the 2016 Stock Plan for Non-Employee Directors of Honeywell (the Non-Employee Director Plan) and the relevant award agreements.

•  Annual RSUs granted to directors vest on the earliest of the first anniversary of the date of grant, the director’s death or disability, or change in control.

The above table summarizes the elements of annual compensation beginning January 1, 2020. In 2019, Lead Director Compensation was $35,000 per annum, Committee Membership Compensation was $10,000 per annum, Audit Committee Chair Compensation was $20,000 per annum, Annual Equity Grants were issued with a target value of $100,000, consisting of 50% RSUs (vesting on the earliest of the third anniversary of the date of grant, the directors’ death or disability, or a change in control) and 50% stock options. Other elements were the same as described in the table above.

I  DEFERRED COMPENSATION

A non-employee director may elect to defer all or any portion of his or her annual cash retainers and fees, until a specified calendar year or termination of Board service. Compensation is credited to their account in the Deferred Compensation Plan for Non-Employee Directors. Amounts credited either accrue interest (2.76% for 2020, 4.06% for 2019) or are valued as if invested in a Honeywell common stock fund or one of the other funds available to participants in our employee savings plan as elected by the participant. The unit price of the Honeywell common stock fund is increased to take dividends into account. In addition to payments at the termination of Board service, upon a change of control, as defined in the Non-Employee Director Plan, a director may receive a lump-sum payment for amounts deferred before 2006, pursuant to a prior election.

37	| Notice and Proxy Statement | 2020

04 |	DIRECTOR COMPENSATION

Mr. Chico Pardo participates in the legacy Honeywell Inc. Non-Employee Directors Fee and Stock Unit Plan. The last fee deferral under this plan occurred on December 1, 1999. Since that date, deferred amounts are increased only by dividend equivalents. Payment will be made to the participating director in whole shares of common stock following the earlier of a change in control or the director’s termination of Board service for any reason, in one payment or annual installments, as elected by the director.

I  CHARITABLE MATCH

Honeywell also matches, dollar for dollar, any charitable contribution made by a director to any qualified charity, up to an aggregate maximum of $25,000 per director, per calendar year. For 2019, matching charitable contributions were made by Honeywell in the amounts of $25,000 for each of Directors Ayer, Burke, Chico Pardo, Deily, Gregg, Hollick, Paz, and Washington, and in the amount of $19,000 for Ms. Lieblein.

I  OTHER BENEFITS

Directors may utilize available Company aircraft for travel to and from Board and committee meetings, and non-employee directors are provided with $350,000 in business travel accident insurance. In addition, directors elected to the Board prior to September 2008 are provided with $100,000 in term life insurance on a grandfathered basis (benefit eliminated prospectively). Mr. Hollick also participates in a Company-provided medical plan in the UK under a legacy arrangement not available to other directors.

I  COMPENSATION UPON ELECTION TO BOARD

Prior to 2019, new non-employee directors elected to the Board received a one-time grant of 3,000 RSUs that vest on the earliest of the fifth anniversary of continuous Board service, death, disability, or change in control. In 2019, the CRGC decided to eliminate this fixed new director sign-on award and instead will provide newly appointed directors with the regular elements of annual director compensation determined on a prorated-basis upon joining the Board. Prorated annual equity grants to new directors will be made on substantially the same terms and conditions as the annual grant made to other non-employee directors of the Company.

2019 DIRECTOR COMPENSATION TABLE

Director Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Option Awards(2)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total

Duncan B. Angove	$113,269	$110,011	$50,053	$—	$4	$273,337
William S. Ayer	$120,000	$110,011	$50,053	$—	$25,004	$305,068
Kevin Burke	$118,269	$110,011	$50,053	$—	$25,004	$303,337
Jaime Chico Pardo	$114,167	$110,011	$50,053	$—	$25,520	$299,751
D. Scott Davis	$145,000	$110,011	$50,053	$11,178	$520	$316,762
Linnet F. Deily	$145,000	$110,011	$50,053	$—	$25,520	$330,584
Deborah Flint	$23,370	$42,106	$27,945	$—	$4	$93,425
Judd Gregg	$125,000	$110,011	$50,053	$—	$25,004	$310,068
Clive Hollick	$113,269	$110,011	$50,053	$12,349	$46,563	$332,245
Grace D. Lieblein	$120,000	$110,011	$50,053	$—	$19,004	$299,068
George Paz	$145,000	$110,011	$50,053	$—	$25,004	$330,068
Robin L. Washington	$117,190	$110,011	$50,053	$—	$25,004	$302,258

(1)	Includes all cash fees earned, whether paid in cash or deferred under the Deferred Compensation Plan for Non-Employee Directors.

| Notice and Proxy Statement | 2020	38

04 |	DIRECTOR COMPENSATION

(2)	The following table reflects all outstanding stock awards and option awards held at December 31, 2019, by each of the listed individuals:

Director Name	Outstanding Option Awards	Outstanding Stock Awards	Outstanding Deferred Comp Plan (Non-Elective)

Mr. Angove	4,367	3,920	1,182
Mr. Ayer	13,814	1,084	3,186
Mr. Burke	27,856	1,084	9,829
Mr. Chico Pardo	33,106	1,084	27,957
Mr. Davis	22,606	1,084	18,871
Ms. Deily	16,382	1,084	16,938
Ms. Flint	1,405	171	426
Sen. Gregg	27,856	1,084	7,310
Mr. Hollick	33,106	1,084	24,969
Ms. Lieblein	19,534	1,084	5,134
Mr. Paz	33,106	1,084	12,524
Ms. Washington	19,534	1,084	4,632

(3)

The amounts set forth in this column represent the aggregate grant date fair value of restricted stock unit awards plus $60,000 in common stock equivalents credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors. The fair value of the annual restricted stock unit award was computed in accordance with FASB ASC Topic 718 using the average of the high and low of the Company’s stock price on the day of grant. Stock awards of 290 shares were made to Non-Employee Directors in April 2019 with a value of $172.45 per share. The stock awards to Ms. Flint were made on a prorated basis from her date of appointment to the Board (October 7, 2019).

(4)

The amounts set forth in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Option awards of 2,070 shares were made to non-employee directors in April 2019 with a Black-Scholes value of $24.18 per share. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2019 may be found in Note 19 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2019. The stock option award to Ms. Flint was made on a prorated basis from her date of appointment to the Board (October 7, 2019).

(5)

Amounts included in this column reflect above-market earnings on deferred compensation from pre-2006 deferrals. Amounts invested in cash under the Deferred Compensation Plan for Non-Employee Directors are credited with the same rate of interest that applies to executives under the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees. Deferrals for the 2006 plan year and later earn a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. This rate is subject to change annually and was 4.06% for 2019. Deferrals for the 2005 plan year earn a rate of interest, compounded daily, which was set at an above-market rate before the beginning of the plan year and is subject to change annually. Deferrals for the 2004 plan year and prior plan years earn a rate of interest, compounded daily, that was set at an above-market rate before the beginning of each plan year. This rate is fixed until the deferral is distributed.

(6)	Includes amounts described in “Charitable Match” and “Other Benefits” above.

STOCK OWNERSHIP GUIDELINES

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of Honeywell, must hold common stock (including shares held personally, RSUs, and/or common stock equivalents) with a market value of at least five times the annual cash retainer (or $500,000). Directors have five years from election to the Board to attain the prescribed ownership threshold. All current directors (other than Ms. Flint who joined the Board in October 2019 and Gen. Odierno who joined the Board on February 28, 2020) have attained the prescribed ownership threshold.

In addition, directors must hold net gain shares from option exercises for one year. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the director sells to cover the exercise price of the options and pay applicable taxes.

On average, Honeywell non-employee directors held, as of December 31, 2019, common stock with a market value of 35x the annual cash retainer, reflecting their deep commitment to shareowner value creation.

39	| Notice and Proxy Statement | 2020

05 |	PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL 2: ADVISORY VOTE TO APPROVE

EXECUTIVE COMPENSATION

Honeywell seeks a non-binding advisory vote from its shareowners to approve the compensation of its Named Executive Officers (NEOs) as described in the Compensation Discussion and Analysis section beginning on page 41 and the Executive Compensation Tables section beginning on page 70. This vote is commonly known as “Say-on-Pay,” and the Board has adopted a policy of providing for an annual Say-on-Pay vote.

We encourage you to read the Compensation Discussion and Analysis and Executive Compensation Tables section to learn more about our executive compensation programs and policies. The Board believes that its 2019 compensation decisions and our executive compensation programs align the interests of shareowners and executives by emphasizing variable, at-risk compensation largely tied to measurable performance goals utilizing an appropriate balance of near-term and long-term objectives.

This vote is not intended to address a specific item of compensation, but rather our overall compensation policies and procedures related to the NEOs. Because the Say-on-Pay vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote and feedback from discussions with shareowners when considering future executive compensation arrangements.

The Board recommends that shareowners vote in favor of the following resolution:

“RESOLVED, that the Company’s shareowners approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareowners pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table and the other related tables and disclosure.”

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

| Notice and Proxy Statement | 2020	40

06 |	COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION

DISCUSSION AND ANALYSIS

Non-GAAP Financial Measures

This Proxy Statement, including the Compensation Discussion and Analysis, contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this document are as follows: segment profit, on an overall Honeywell basis, a measure by which we assess operating performance, which we define as operating income adjusted for certain items as presented in Appendix A; segment margin, on an overall Honeywell basis, which we define as segment profit divided by sales; organic sales growth, which we define as sales growth less the impacts from foreign currency translation, acquisitions, and divestitures for the first 12 months following transaction date; adjusted free cash flow, which we define as cash flow from operations less capital expenditures and which we adjust to exclude the impact of separation costs related to the Garrett and Resideo spin-offs, if and as noted in the document; adjusted free cash flow conversion, which we define as adjusted free cash flow divided by adjusted net income attributable to Honeywell noted in Appendix A; adjusted free cash flow excluding spin-off impact, which we define as adjusted free cash flow excluding the free cash flow contributions from AdvanSix, Garrett and Resideo in the period noted in Appendix A; adjusted net income attributable to Honeywell, which we define as net income attributable to Honeywell, excluding pension mark-to-market expenses, debt refinancing expenses, separation costs related to the spin-offs, the 4Q17 U.S. tax legislation charge, and adjustments to such charge, if and as noted in Appendix A; sales excluding spin-off impact, which we define as sales excluding the sales attributable to the Garrett and Resideo spin-off businesses in the periods noted in Appendix A; and adjusted earnings per share, which we adjust to exclude pension mark-to-market expenses, as well as for other components, such as debt refinancing expense, separation costs related to the spins, the 4Q17 U.S. tax legislation charge, adjustments to such charge, and after-tax segment profit contribution from Garrett and Resideo in the periods noted in Appendix A, net of spin reimbursement impacts assuming both indemnification and reimbursement agreements were effective in such periods, if and as noted in Appendix A. Other than references to reported earnings per share, all references to earnings per share in this document are so adjusted. The respective tax rates applied when adjusting earnings per share for these items are identified in the reconciliations presented in Appendix A. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Refer to Appendix A for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.

Other Definitions

Peer Median Reflects Compensation Peer Group Median

Multi-Industry Peer Median Includes EMR, GE, ITW, MMM, and UTX

Peer Median Net Income, EPS Reflect Adjusted (Non-GAAP) Results

Adjusted Net Income Before Interest = Adjusted Net Income + After-Tax Interest

Adjusted Free Cash Flow Margin = Adjusted Free Cash Flow ÷ Sales

Net Investment = Book Value of Equity + Total Debt

ROIC = Adjusted Net Income Before Interest ÷ Net Investment (2-Point Average)

ROA = Adjusted Net Income ÷ Total Assets (2-Point Average)

ROE = Adjusted Net Income ÷ Total Shareowner Equity (2-Point Average)

ROI = Adjusted Net Income Before Interest ÷ (Total Shareowner Equity + Net Debt)

41	| Notice and Proxy Statement | 2020

06 |	COMPENSATION DISCUSSION AND ANALYSIS

OUR NAMED EXECUTIVE OFFICERS

Mr. Mahoney is included as the sixth NEO for 2019 because he was an executive officer during 2019 while in the role of President and Chief Executive Officer, Aerospace and as a result of compensation earned in 2019.

PERFORMANCE SUMMARY

  STRONG OPERATIONAL PERFORMANCE IN 2019

In 2019, Honeywell delivered on our commitments and grew organic sales, segment margin, adjusted earnings per share (EPS), and adjusted free cash flow. We’ve continued to foster a culture within Honeywell of doing what we say we will do, or as we call it, the “say / do” ratio. In 2019, we executed at a high “say / do” ratio, meeting or exceeding every financial commitment laid out during our initial outlook call on February 1, 2019. In the year, we delivered favorable performance on key metrics we use as the basis for our executive compensation programs as shown below:

•	5% organic sales growth

•	150 basis points of segment margin expansion

•	10% adjusted EPS growth excluding spins

•	17% adjusted free cash flow growth excluding spins

The table below illustrates our success on these metrics over the past three years (2017-2019):

Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 41 or in Appendix A.

| Notice and Proxy Statement | 2020	42

06 |	COMPENSATION DISCUSSION AND ANALYSIS

  DELIVERED ON OUR COMMITMENTS IN 2019

Below are our long-term financial commitments, and in 2019 we met or exceeded these financial commitments to shareowners and continued to make investments in the businesses through research and development, capital expenditures, and M&A. In addition to our strong financial performance, we’ve executed strategic capital deployment that will continue to benefit shareowners over the long term. Given the market environment in 2019, we maintained a balanced capital deployment strategy consisting of the following actions:

•	Announced a 10% dividend increase, our tenth consecutive double-digit increase since 2010.

•

Repurchased $4.4 billion in Honeywell shares, reducing the weighted average share count by over 3%. This was the second consecutive year of deploying more than $6.0 billion of cash back to shareowners in the form of dividends and share repurchases, after spinning off ~20% of sales in 2018.

•	Deployed more than $800 million to high ROI capital expenditures.

•	Deployed approximately $100 million to M&A and Honeywell Ventures to add strategic assets and enhance our technology offerings and innovation.

•	Refinanced 2019 maturing debt at attractive interest rates to further strengthen our balance sheet.

CEO Priority		Metric	Long-Term Commitment	2019 Result
1	Accelerate Organic Growth	Organic Sales Growth	Low-to-Mid Single Digit	5%
2	Expand Margins / Improve Cash Conversion	Basis Points (bps) Expansion	30 - 50 bps	150 bps
		Adjusted Free Cash Flow Conversion	~100%	105%
3	Become a Software- Industrial Company	Connected Software Sales Growth	Double-Digit	Double-Digit
4	More Aggressive Capital Deployment	• Dividend growth in-line with EPS growth • Disciplined M&A (including Honeywell Ventures) • Share repurchases from residual capacity • High ROI capital expenditures		$7.8B

Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 41 or in Appendix A.

43	| Notice and Proxy Statement | 2020

06 |	COMPENSATION DISCUSSION AND ANALYSIS

OUR COMPENSATION PROGRAM

I  PHILOSOPHY AND APPROACH

Our executive compensation program creates long-term shareowner value through four key objectives:

Attract and Retain World-Class Leadership Talent with the skills and experience necessary to develop and execute business strategies, drive superior financial results, and nimbly adapt and react to constantly evolving end-market conditions in an enterprise with our scale, breadth, complexity, and global footprint.

Emphasize Variable, At-Risk Compensation with an appropriate balance of near-term and long-term objectives that align executive and shareowner interests.

Pay for Superior Results and Sustainable Growth by rewarding and differentiating among executives based on the achievement of enterprise, business unit, and individual objectives as well as efforts to advance Honeywell’s long-term growth initiatives.

Manage Risk Through Oversight and Compensation Program Design Features and Practices that balance short-term and long-term incentives, are not overly leveraged, and cap maximum payments.

The key factors that shape the MDCC’s overall assessment of performance and appropriate levels of compensation include:

•	Operational and financial performance — for the entire corporation and the relevant business units.

•	Aggressiveness of each executive’s financial and operating goals and targets compared to peers as well as the business/macroeconomic conditions in which our businesses operate.

•	Each executive’s long-term leadership potential and associated retention risk.

•	Execution against strategic initiatives and the impact of investments that will benefit financial performance in future years.

•	The senior executive succession plan.

•	Stock price performance and total shareowner return (TSR).

•	Trends and best practices in executive compensation.

•	Peer group comparisons, including performance, pay levels, and related practices.

The MDCC reviews these factors over various time frames to ensure a strong linkage between pay and performance. In addition, the MDCC reviews each NEO’s four-year compensation history in total and each element of total annual direct compensation. The MDCC also reviews projected benefit payments under Honeywell’s retirement and deferred compensation plans, and any previously granted awards or grants. This enables the MDCC to understand how each element of compensation interacts with the other elements and to see how current compensation decisions may affect future wealth accumulation and executive retention.

Honeywell’s senior executives are recognized as industry leaders with backgrounds, depth of experience, and management skills that are highly attractive to competitors. The MDCC prefers to address critical retention and succession risks through the existing compensation program. When appropriate, the MDCC may approve other compensation actions that it believes are in the best interest of the Company and its shareowners to strengthen the succession plan and guard against the loss of key talent, especially during critical transition periods.

| Notice and Proxy Statement | 2020	44

06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  PROGRAM DESIGN AND LINK TO BUSINESS STRATEGY AND PERFORMANCE

The following table provides an overview of our 2019 executive compensation program, which reflects shareowner responsive design changes made over the past three years and describes the strong link between each of our direct compensation elements and our business strategy and performance.

Pay Element	Description	Link to Strategy and Performance

Base Salary	• Base salaries are determined based on scope of responsibility, years of experience, and individual performance.	• To attract and compensate high-performing and experienced leaders at a competitive level of cash compensation.

Annual Incentive Compensation Plan (ICP)	• 80% based on formulaic determination against pre-established financial metrics. 20% based on assessment of individual performance.	• To motivate and reward executives for achieving annual corporate, business, and functional goals in key areas of financial and operational performance.

Long-Term Incentive Compensation (LTI)	• Three-Year Performance Plan: — CEO and entire Leadership Team*: 50% of annual LTI — Stock-based PSUs — Relative TSR along with key financial metrics

• Focuses executives on the achievement of specific long-term financial performance goals directly aligned with our operating and strategic plans. TSR portion pays based on three-year return from stock price appreciation and dividends vs. peers.

	• Stock Options: — CEO and entire Leadership Team*: 35% of annual LTI	• Directly aligns the interest of our executives with shareowners. Stock options only have value for executives if operating performance results in stock price appreciation.

	• Restricted Stock Units: — CEO and entire Leadership Team*: 15% of annual LTI	• Strengthens key executive retention over relevant time periods to ensure consistency and execution of long-term strategies.

* Leadership Team refers to all direct CEO staff officers in 2019, which includes all NEOs.

I  HOW COMPENSATION DECISIONS ARE MADE

Decision-making over executive compensation rests with the MDCC, which holds six regularly scheduled meetings each year. Each meeting includes an executive session comprised solely of independent directors, and those meetings are attended by the MDCC’s independent compensation consultant. Meeting agendas contain items proposed by either management or the MDCC members.

In carrying out its responsibilities, the MDCC balances a number of important considerations, including:

•	The importance of aligning pay with Company and individual performance.

•

The need to attract, retain, and reward executives with a proven track record of delivering consistent financial and operating results and driving “seed-planting” initiatives that will create sustainable long-term shareowner value.

•	The complex multi-industry and global nature of our businesses and the importance of growth outside of the United States for future success.

•	The positioning of pay relative to the competitive market.

•	The importance of maintaining and executing on a thorough and rigorous succession planning process.

To create long-term shareowner value, the MDCC believes that Honeywell’s compensation programs must be financially competitive and structured to drive sustained performance against our strategic and financial goals and objectives. The MDCC is focused on maintaining a compensation program for Honeywell that emphasizes variable, at-risk compensation and has an appropriate balance of near-term and long-term objectives.

45	| Notice and Proxy Statement | 2020

06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  ENGAGEMENT WITH SHAREOWNERS ON COMPENSATION

The MDCC also considers shareowner feedback and the results of the annual advisory vote on executive compensation in making determinations about the structure of Honeywell’s pay program, or whether any changes to the program should be considered. We routinely engage with our shareowners to better understand their views on our governance and compensation practices. Our Lead Director and MDCC Chair often participate in these engagements. The feedback we received from shareowners enabled the Board to better understand shareowners’ perspectives on our executive compensation programs, which resulted in significant changes to our programs over the past few years that have now been fully implemented. These changes led to over 92% of our shareowners voting in favor of “Say-on-Pay” in each of the last three years.

In 2019, we extended meeting invitations to 77 of our shareowners during proxy season and 53 during our summer/fall outreach to discuss environmental, social, and governance (ESG) matters (including our executive compensation program), representing 53% of our common stock outstanding. Our invitations were accepted by 25 different shareowners, representing 33% of our common shares outstanding, and 29 separate meetings were held, many of which included the participation of either our Lead Director or CRGC Chair. Feedback on our executive compensation program was uniformly positive in 2019. No additional executive compensation program modifications were made in 2019 as a result of these meetings.

I  COMPENSATION PEER GROUP

To ensure appropriate levels of executive officer compensation, and the alignment of pay and performance, the MDCC believes it is important to understand how Honeywell compares to other relevant companies. As such, the MDCC reviews executive officer compensation, and assesses Honeywell’s financial performance, against two sets of peer data: (i) a group of 16 companies that we call our “Compensation Peer Group,” and (ii) a smaller subset of the Compensation Peer Group that we call our “Multi-Industry Peer Group.”

Multi-Industry Peer Group. This peer group is made up of Emerson Electric Co. (EMR), General Electric Company (GE), Illinois Tool Works Inc. (ITW), 3M Company (MMM), and United Technologies Corporation (UTX), companies against whom we frequently compete for investor dollars. Each of these five companies is a multi-industrial company that has broadly overlapping institutional ownership, is covered by the same set of Wall Street research analysts that cover Honeywell, and operate in a similarly diverse set of end markets on a global basis. The MDCC added ITW to the Multi-Industry Peer Group in 2019 to align the Multi-Industry Peers with the core peer group used in investor relations communications.

Compensation Peer Group. The companies included in the broader Compensation Peer Group focus on companies that have one or more of the following attributes:

•	Business operations in the industries and markets in which Honeywell participates.

•	Similar sales and/or market capitalization.

•	Similar breadth of portfolio and complexity.

•	Global scope of operations and/or diversified product lines.

•	Demonstrated competitor for executive talent.

The following provides a view of the multi-industry profile of the Honeywell businesses in 2019:

The MDCC reviews the appropriateness of the Compensation Peer Group companies on an annual basis and discusses whether any changes are necessary. No changes were made to the Compensation Peer Group companies in 2019.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

The following table lists relevant comparative information for the Compensation Peer Group companies for 2019:

	Mkt Cap ($M) (12/31/2019)	Total Assets ($M)	Sales ($M)	# Employees	Total Shareowner Return (12/31/2019)
Company Name					1 Year	3 Years	5 Years	10 Years

Honeywell International Inc.	$126,472	$ 58,679	$ 36,709	113,000	37%	69%	106%	493%

Multi-Industry Peer Group (5)

3M Company	$101,450	$ 44,659	$ 32,136	96,163	-4%	7%	23%	176%

Emerson Electric Co.	$ 46,588	$ 20,497	$ 18,372	88,000	32%	50%	45%	142%

General Electric Company	$ 97,466	$266,048	$ 95,214	205,000	54%	-61%	-48%	3%

Illinois Tool Works Inc.	$ 57,734	$ 15,068	$ 14,109	45,000	46%	58%	113%	376%

United Technologies Corporation	$127,850	$139,716	$ 77,046	243,200	44%	46%	0%	173%

Honeywell Percentile Rank	99%	54%	53%	54%	35%	100%	97%	100%

Honeywell TSR Rank Order					4	1	2	1

Other Comp Peers (11)

The Boeing Company	$183,335	$133,625	$ 76,559	161,100	3%	124%	185%	668%

Caterpillar Inc.	$ 81,617	$ 78,453	$ 53,800	102,300	20%	72%	89%	241%

Deere & Company	$ 54,278	$ 73,011	$ 39,233	73,489	18%	78%	119%	301%

Eaton Corporation plc	$ 39,157	$ 32,805	$ 21,390	101,000	43%	56%	66%	308%

General Dynamics Corporation	$ 50,898	$ 48,841	$ 39,350	102,900	15%	8%	41%	226%

Ingersoll-Rand Plc	$ 31,677	$ 20,492	$ 16,599	50,000	48%	88%	131%	448%

Johnson Controls International plc	$ 31,404	$ 42,287	$ 23,968	104,000	41%	7%	7%	111%

Lockheed Martin Corporation	$109,833	$ 47,528	$ 59,812	110,000	53%	68%	131%	621%

Phillips 66	$ 49,506	$ 58,720	$107,293	14,500	34%	42%	81%	0%

Raytheon Company	$ 61,193	$ 34,566	$ 29,176	70,000	46%	63%	126%	452%

Schlumberger Limited	$ 55,652	$ 56,312	$ 32,917	105,000	18%	-46%	-44%	-21%

All Compensation Peers (16)

Honeywell Percentile Rank	93%	67%	51%	80%	49%	75%	65%	88%

Honeywell TSR Rank Order					9	5	7	3

Source: S&P Capital IQ

TSR is calculated by the growth in capital from purchasing a share in the company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.

47	| Notice and Proxy Statement | 2020

06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  PERFORMANCE RELATIVE TO PEERS

2019 Performance

The following graphs show our performance versus the median of each of the Compensation Peer Group and the Multi-Industry Peer Group for four key metrics in 2019. We’ve included adjusted EPS and adjusted free cash flow growth because those are the primary measures used in our annual incentive compensation plan (ICP).

Source: S&P Capital IQ for peer data.

Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 41 or in Appendix A.

Three-Year Cumulative Growth

The MDCC also reviews Honeywell’s performance relative to the Compensation Peer Group and Multi-Industry Peer Group over multi-year time periods. The following graphs show our performance versus the median of each of the Compensation Peer Group and the Multi-Industry Peer Group for four key metrics over the three-year period ending in 2019 that the MDCC reviewed.

Source: S&P Capital IQ for peer data.

*Peer margin expansion calculated as EBIT divided by sales.

Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 41 or in Appendix A.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

Three-Year Average Return

The MDCC also carefully considers several different ratios that are important measures of Honeywell’s earnings performance compared to both the Compensation Peer Group Median and the Multi-Industry Peer Group Median. Shareowners have told us that they regard ROIC as a particularly important metric because it shows how well management is balancing delivery of short-term results against long-term sustainable growth. Honeywell’s three-year average ROIC was 17.6%, which significantly outperformed both the Multi-Industry Peer Group Median and the Compensation Peer Group Median.

Source: S&P Capital IQ for peer data.

Cumulative Total Shareowner Return (TSR)

Source: S&P Capital IQ, as of December 31, 2019.

TSR is calculated by the growth in capital from purchasing a share in a company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

2019 COMPENSATION SUMMARY

The table below summarizes 2019 compensation actions that reflect our commitment to align pay with Company performance and the interests of our shareowners. Details are more fully discussed later in this Compensation Discussion and Analysis.

Pay Element	CEO (Mr. Adamczyk)	Other NEOs	Comments

Base Salary	• Base salary remained flat at $1,600,000 (no increase in 2019).	• Base salary for Mr. Lewis was increased by 10% inclusive of a merit increase and market adjustment. Average merit increase for all other NEOs was 3.6%.	• Ms. Madden is a first-year NEO.
Annual Incentive Compensation Plan (ICP)	• ICP Target: 175% of base salary. • Earned award paid at 145% of target, reflecting application of the ICP formula and the full Board’s assessment of 2019 performance.	• ICP Target: 115% of base salary for Mr. Mahoney; 100% for other NEOs. • Average earned award paid to other NEOs in place at year-end was 136% of individual target awards.

•  80% of payout based on Company performance against the two pre-established ICP metrics of adjusted EPS and adjusted free cash flow. For Messrs. Gautam and Mahoney, performance against business unit goals of income contribution and adjusted free cash flow for PMT and Aerospace, respectively, counted toward half of their calculated award for time worked in those business units.

•  20% of payouts were determined based on the MDCC’s qualitative assessment of individual performance and accomplishments discussed on pages 54-57.

Performance Plan Stock Units (PSUs) (2019-2021)	• Represented 50% of annual LTI.	• Represented 50% of annual LTI.

•  PSU earned awards will be determined at the end of the three-year performance period based on four equally weighted metrics: total revenue, average return on investment (ROI), average segment margin rate, and total shareowner return (TSR) relative to the Compensation Peer Group.

Stock Options	• Represented 35% of annual LTI.	• Represented 35% of annual LTI.	• 2019 stock option grants were issued with a strike price of $154.22.
Restricted Stock Units (RSUs)	• Represented 15% of annual LTI.	• Represented 15% of annual LTI.	• RSUs issued to the CEO and Other NEOs vest over six years.

I  2019 TOTAL ANNUAL DIRECT COMPENSATION FOR EACH NAMED EXECUTIVE OFFICER (NEO)

The table below reflects each of the pay elements that the MDCC regularly considers as part of its decision-making process. This table does not replace the Summary Compensation Table shown on page 70, as required by the SEC, but is intended to show 2019 compensation decisions from the perspective of the MDCC.

NEO	Position	Base Salary	Annual Incentive Plan (ICP)(1)	2019-2021 Performance Plan Units(2)	Stock Options(3)	Restricted Stock Units(4)	Total Annual Direct Compensation

Darius Adamczyk	Chairman and CEO	$1,600,000	$4,065,000	$6,638,490	$4,635,409	$1,974,016	$18,912,915
Gregory P. Lewis	SVP, Chief Financial Officer	$749,808	$1,056,000	$1,763,850	$1,222,904	$524,348	$ 5,316,910
Mark R. James	SVP, HR, Security and Communications	$794,231	$ 996,000	$2,004,375	$1,399,450	$586,036	$ 5,780,092
Anne T. Madden	SVP, General Counsel	$757,019	$1,102,000	$1,763,850	$1,222,904	$524,348	$ 5,370,121
Rajeev Gautam	President and CEO, PMT	$779,231	$ 976,000	$2,020,410	$1,412,368	$601,458	$ 5,789,467
Timothy O. Mahoney	SVP, Enterprise Transformation (Former President and CEO, Aerospace)	$1,021,346	$1,681,000	$3,050,148	$2,133,623	$909,898	$ 8,796,015

(1)	Annual ICP payouts determined 80% based on a calculation against pre-set goals. The remaining 20% was based on individual assessments.
(2)	Grant date value of performance stock units (PSUs) issued for a new three-year performance period.
(3)	All stock option grants awarded to NEOs vest ratably over four years, have a 10-year term, and are subject to stock ownership and post-exercise holding requirements.
(4)	Restricted stock units vest over six-year periods and are subject to stock ownership and post-vesting holding requirements.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  ELEMENTS OF 2019 TOTAL ANNUAL DIRECT COMPENSATION

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

2019  ANNUAL INCENTIVE COMPENSATION PLAN DECISIONS

For 2019, 80% of the ICP awards earned by the NEOs were determined formulaically based on financial targets established by the MDCC, and 20% of the awards were determined based on the MDCC’s qualitative assessment of individual performance against objectives for 2019 and the significant accomplishments listed on pages 54-57. The potential attainment percentage for both the formulaic and individual qualitative portions of the award can range from 0% to 200% of target.

Individual 2019 ICP Target Amounts for the NEOs were determined by multiplying their 2019 calendar year base salary by their individual ICP target award percentage. Individual ICP target percentages for 2019 were:

•	Mr. Adamczyk: 175%

•	Mr. Mahoney: 115%

•	Other NEOs: 100%

No changes were made to individual ICP targets as a percent of salary in 2019.

I  ICP FORMULAIC PORTION (80% OF TARGET AWARD)

The following table describes each of the financial ICP metrics and the relative weighting percentage for each metric that is included in the formulaic portion of the ICP payout (i.e., 80%) for each NEO.

For Messrs. Adamczyk, Lewis, and James, and Ms. Madden (the “Corporate NEOs”), the formulaic portion of their ICP award was based entirely on Company-wide (Total Honeywell) adjusted EPS and adjusted free cash flow. For Messrs. Gautam and Mahoney (Business Unit NEOs), in addition to Total Honeywell adjusted EPS and adjusted free cash flow, the MDCC also established business unit targets for income contribution and adjusted free cash flow for PMT and Aerospace, respectively, which were given equal weighting in the ICP formulaic calculation, for the part of the year each worked in their business unit (full year for Mr. Gautam; 79% of the year for Mr. Mahoney).

	Significance	ICP Weighting (Formulaic)

Metric		Corporate NEOs	Business Unit NEOs

Adjusted EPS	• Viewed as the most important measure of near-term profitability that has a direct impact on stock price and shareowner value creation.	50%	25%
Business Unit Income Contribution	• Business unit measure of near-term profitability and contribution to overall Company performance.	—	25%
Total Honeywell Adjusted Free Cash Flow	• Reflects quality of earnings and incremental cash generated from operations that may be reinvested in our businesses, used to make acquisitions, or returned to shareowners in the form of dividends or share repurchases.	50%	25%
Business Unit Adjusted Free Cash Flow	• Business unit contribution to overall Company adjusted free cash flow performance.	—	25%
Total		100%	100%

For 2019, the total Honeywell ICP targets for adjusted EPS and adjusted free cash flow were as follows:

ICP Goal	2018	2018 Ex-Spins	2019 ICP Goal (Target)	2019 Goal v. 2018 Ex-Spins	Basis for 2019 Goals	2019 Threshold (50% Payout)	2019 Maximum (200% Payout)

Adjusted EPS	$8.01	$7.39	$7.95	+7.6%	• Midpoint of initial guidance range communicated to investors on February 1, 2019	$6.36	$9.54

Total Honeywell Adjusted Free Cash Flow	$6.030 billion	$5.362 billion	$5.700 billion	+6.3%		$4.560 billion	$6.840 billion

Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 41 or in Appendix A.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  ACTUAL PERFORMANCE AGAINST 2019 ICP GOALS

The Corporate NEOs’ formulaic payout portion of ICP (80% of ICP) was based on performance against 2019 ICP goals for Total Honeywell as follows:

ICP Goal	2019 ICP Goal (Target)	2019 Actual Performance	Achievement %	2019 Performance	Metric Payout Percentage*	Corporate NEO Weighting	Calculated Payout Percentage
Adjusted EPS	$7.95	$8.16	102.6%	• Exceeded the Target ICP Goal for 2019. • Represented a 10.4% increase over 2018 Ex-Spins. • New record-level of performance for the Company.	113.0%	50%	56.5%
Total Honeywell Adjusted Free Cash Flow	$5.700 billion	$6.271 billion	110.0%	• Exceeded the Target ICP Goal for 2019. • Represented a 17.0% increase over 2018 Ex-Spins. • New record-level of performance for the Company.	150.0%	50%	75.0%

		Total Calculated (Formulaic) Payout: Corporate NEOs					131.5%

Mr. Gautam’s formulaic payout portion of ICP (80% of ICP) was based on performance against the 2019 ICP goals for both Total Honeywell and the PMT business unit, as follows:

ICP Goal	2019 ICP Goal (Target)	2019 Actual Plan Performance	Achievement %	Metric Payout Percentage*	PMT Weighting	Calculated Payout Percentage

Adjusted EPS	$7.95	$8.16	102.6%	113.0%	25%	28.3%

Total Honeywell Adjusted Free Cash Flow	$5.700 billion	$6.271 billion	110.0%	150.0%	25%	37.5%

PMT Income Contribution	$1.892 billion	$1.897 billion	100.3%	101.3%	25%	25.3%

PMT Adjusted Free Cash Flow	$2.040 billion	$1.924 billion	94.3%	85.8%	25%	21.4%

		Total Calculated (Formulaic) Payout: PMT				112.5%

For the portion of the year that Mr. Mahoney was President and CEO of Aerospace (79% of the year), his formulaic payout portion of ICP (80% of ICP) was based on performance against the 2019 ICP goals for both Total Honeywell and the Aerospace business unit as shown on the table below. For the balance of the year (21%), his formulaic payout was based on the Corporate NEOs payout percentage displayed on the first table above:

ICP Goal	2019 ICP Goal (Target)	2019 Actual Plan Performance	Achievement %	Metric Payout Percentage*	Aerospace Weighting	Calculated Payout Percentage

Adjusted EPS	$7.95	$8.16	102.6%	113.0%	25%	28.3%

Total Honeywell Adjusted Free Cash Flow	$5.700 billion	$6.271 billion	110.0%	150.0%	25%	37.5%

Aerospace Income Contribution	$2.659 billion	$2.936 billion	110.4%	152.1%	25%	38.0%

Aerospace Adjusted Free Cash Flow	$2.810 billion	$2.966 billion	105.6%	127.7%	25%	31.9%

		Total Calculated (Formulaic) Payout: Aerospace				135.7%

*Metric Payout Percentage based on ICP payout curve, which provides for a 5% increase in payout for each 1% of performance above target, and a 2.5% decrease in payout for each 1% of performance below target, with interpolation for intermediate points on the curve.

Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 41 or in Appendix A.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  ICP INDIVIDUAL QUALITATIVE PORTION (20% OF TARGET AWARD)

The MDCC conducted a qualitative assessment to determine the individual qualitative portion of the ICP award payout, which accounted for 20% of the target award. The MDCC first reviewed overall industry conditions for each business and noted general 2019 accomplishments that were significant to understanding individual NEO performance. The MDCC then reviewed and considered the key 2019 activities and accomplishments for Mr. Adamczyk and each of the other NEOs at year end, some of which are summarized below:

Darius Adamczyk Chairman and Chief Executive Officer

Mr. Adamczyk – Qualitative Considerations

•   Led Honeywell to another year of strong financial performance even in the challenging macro environment. Honeywell delivered adjusted EPS growth of 10% excluding spins, organic sales growth of 5%, margin expansion of 150 basis points, and adjusted free cash flow of $6.3 billion, delivering results at or above the Company’s financial guidance.

•  Under Mr. Adamczyk’s leadership, Honeywell’s financial performance exceeded that of most Multi-Industry Peers in organic sales growth, segment margin expansion, adjusted EPS growth, adjusted free cash flow growth, and adjusted free cash flow margin.

•  Further advanced Honeywell’s efforts to become the premier software-industrial with launch of Honeywell Forge, a suite of products under the Honeywell Connected Enterprise (HCE) Additionally, HCE-driven software sales grew double-digits over the prior year.

•  Effectively deployed capital to enhance Honeywell’s portfolio and shareowner returns through acquisitions, Honeywell Ventures, and capital investments of $0.9 billion as well as $6.8 billion of share repurchases and dividends, including a 10% dividend increase, our tenth consecutive double-digit increase since 2010.

•  Launched a focused initiative to transform the Company’s supply chain into a smart, connected, and integrated supply chain with a high degree of automation, simplification, agility, and end-to-end performance. The supply chain transformation aims to optimize Honeywell’s operations to meet customer expectations for flawless delivery through a streamlined footprint, world-class procurement, digital enhancements, talent excellence efforts, and other automation and productivity improvements.

•  Launched the Honeywell Digital transformation, a focused effort to build a world-class data and analytics function, including initiatives to standardize data, embed data governance competency, reduce ERP systems, and pivot to a digital ecosystem, enabling the Company to make data-driven decisions and provide a differentiated customer experience.

•  Drove a robust Environmental, Social, and Corporate Governance program that includes sustained achievement of public goals; products that make a positive impact on the planet; improving sustainability of Company operations; an award-winning global citizenship initiative, including STEM (science, technology, engineering, and math) education as well as focus on safe water, humanitarian relief, and safety and accident prevention; an inclusion and diversity program ingrained in Honeywell’s culture; a development program for Honeywell’s top 50 up-and-coming female leaders; and ensuring that Honeywell has zero tolerance for a hostile work environment.

•  Honeywell ranked number one in 7 of 8 categories in the Institutional Investor All-America Executive awards for the EE/MI sector, with Mr. Adamczyk named “Best CEO” and a member of the All-America Executive for the Electrical Equipment and Multi-Industry sector by Institutional Investor for the second consecutive year.

•  Successfully launched a Company-wide rebranding effort with the campaign “The Future Is What We Make It” as the centerpiece. Additionally, led the transition of the Company’s corporate headquarters move to Charlotte, North Carolina, which will enable recruitment and retention of world-class talent to support Honeywell’s strategic focus on providing leading technology and software solutions.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

Gregory P. Lewis Senior Vice President, Chief Financial Officer

Mr. Lewis – Qualitative Considerations

•  Under Mr. Lewis’ leadership, Honeywell delivered strong financial results, meeting or exceeding all financial commitments laid out during our initial 2019 outlook call. Among Multi-Industry Peers, Honeywell generated at least a top-two performance with respect to organic sales growth, segment margin expansion, adjusted EPS growth, and adjusted free cash flow margin.

•  Re-established Corporate financial operations with over 70 finance roles in Charlotte, North Carolina as part of the corporate headquarters relocation without disrupting financial or business execution.

•  Launched a global credit-to-collections (C2C) transformation, including the deployment of digital collections tools, which contributed to adjusted free cash flow growth of 17% year-over-year excluding spins, while growing adjusted free cash flow margin 270 basis points to 17.1%.

•  Improved working capital turns by 0.2x year-over-year (adjusted for spins) while growing sales 5% organically and driving adjusted free cash flow of $6.3 billion at a cash conversion rate of 105%.

•  Through 3Q19, led Honeywell’s Digital initiative driving improved data management that resulted in 500-plus critical data elements (CDEs) mastered and 5.2 million records cleaned in 2019; reduced Honeywell’s ERP systems by 28% to 51, with 93% of sales now on ten core ERPs; and rationalized 500 applications that saved $10 million for the Company.

•  Delivered ~2.5% fixed cost reduction across Honeywell while also overseeing the elimination of stranded costs related to the 2018 spin-offs, with over $400 million of costs removed; funded $433 million of new repositioning projects to drive additional cost savings in future years.

•  Maintained Honeywell’s solid investment grade credit rating and achieved growth in U.S. pension funding status from 106% to 110% through a balanced investment portfolio strategy, which benefitted from de-risking to ~50% return seeking assets. Successfully refinanced $2.7 billion in maturing debt at attractive rates, and repatriated $6.8 billion in 2019 to help fund a balanced capital deployment strategy which included $7.8 billion in capital through acquisitions, dividends, capital expenditures, share repurchases, and venture investments.

Mark R. James Senior Vice President, Human Resources, Security and Communications

Mr. James – Qualitative Considerations

•  Drove the successful relocation of our corporate headquarters with about 350 Corporate and Safety and Productivity Solutions (SPS) employees moving to Charlotte, North Carolina, with overall HR-related project costs managed below budget.

•  Deployed automated succession planning tool to more than 10,000 people managers, coupled with mandatory quarterly career discussions, leading to 62% of roles having identified ready-now successors at year-end; a 9% improvement since the tool was launched in May.

•  Mitigated about $20 million in U.S. medical inflation to keep Company and employee costs flat through vendor management, patient support initiatives, program design, and robust physician selection support for high cost conditions; U.S. employees have had no increase in health care costs for five consecutive years.

•  Drove substantial increases in key talent acquisition metrics, including a 50-day improvement in time to fill executive roles, a 25% increase in diversity conference hiring, and a 44% increase in visitors to the career website, including a 22% increase in applicants.

•  Concluded first year-long Women’s Advancement Program, an executive development track for rising female executives who are paired with career sponsors and undergo training and mentoring.

•  Achieved best-in-class “voice of the customer” ratings for the HR function, and trained over 360 HR personnel on Honeywell User Effectiveness (HUE) and effective communications.

•  Simplified Honeywell’s set of global job titles, reducing the number by nearly 90% in order to streamline hiring and enhance employee career planning.

•  Led the Communications function, achieving 94% positive/neutral sentiment for Honeywell’s media coverage, and increasing corporate social responsibility activities – including six new STEM education partnerships and several initiatives to promote economic mobility.

•  Led the Security function, achieving 100% critical site compliance with the Company’s business continuity management, emergency response, and incident management processes.

•  Introduced 52 automated processes and 25 bots, driving over $1.2 million in annual savings.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

Anne T. Madden Senior Vice President, General Counsel

Ms. Madden – Qualitative Considerations

•  Completed creation of strategic Centers of Excellence (COE) for Litigation, Intellectual Property (IP), Contracts, and Compliance and Governance to drive more standardized work and leverage a more flexible resource deployment model, while increasing productivity and efficiency in risk assessment and risk management, establishing a foundation to deploy digital tools.

•  Drove global government relations efforts in areas such as Brexit readiness planning, tariffs and sanctions impact analysis and mitigation strategies, export license matters, global warming potential (GWP) phase-out regulations, and other significant matters.

•  Deployed innovative strategy in the Health, Safety, Environmental, Product Stewardship and Sustainability (HSEPS) organization to manage remediation activities and work with communities and relevant agencies to optimize post-remediation property uses and values. Supported our best-in-class Sustainability program, which achieved 2019 goal of driving 10% improvement in greenhouse gas intensity and set more aggressive “10-10-10” targets to be achieved by 2024 (another 10% greenhouse gas intensity improvement, 10 sites certified to ISO 50001, and 10 renewable energy projects completed).

•  Supported the Chairman and CEO and Board of Directors on matters of corporate governance, independent director recruiting, refreshment and re-allocation of risk oversight duties for Board committees. Designed and led shareowner engagement with our largest shareowners on proxy disclosures and ESG matters to help shareowners better understand our culture, values and commitment to best practices.

•  Played key leadership role in inclusion and diversity efforts across the Company, including serving as co-sponsor of the Women’s Advancement Program, a new initiative in 2019, focused on developing our female leaders. Oversaw the creation and implementation of an enhanced diversity of slate and diversity of panel initiative. Drove mandatory annual Code of Conduct certification, mandatory sexual harassment training for all employees, and sponsored creation of an unconscious bias training video rolled out to employees globally.

•  Launched new Contracts Lifecycle Management automated tool that enables a closed-loop governance system for analysis and enforceability of terms and facilitates data analytics, reporting, and dashboards to measure the impact of our contracts on working capital and cash.

•  Initiated comprehensive compliance audit and augmented organizational skill sets and coverage in areas of cyber, data privacy, IP rights, antitrust, FCPA and other areas of potential risk. Oversaw implementation of augmented global data privacy standards to cover GDPR and other emerging jurisdictional regulations.

•  Achieved favorable internal “voice of the customer” rating of 95% for overall value delivered by the Law, Government Relations, and HSEPS functions while reducing corporate overhead cost.

Rajeev Gautam President and Chief Executive Officer, Performance Materials & Technologies

Mr. Gautam – Qualitative Considerations

•  Delivered organic sales growth of 4%, driven by successful new product introductions, in particular in gas measurement products, key new wins in automation products, services growth in Life Cycle Solutions, and customer adoption of UOP’s robust licensing and refining catalyst portfolio and breakthrough initiatives; double-digit software growth via Honeywell Forge for Industrial; and strong sales growth in PMT’s high growth regions driven by mid-segment penetration and software in India, automation mega-projects, new customer wins in refining and renewables in Latin America, and mid-segment penetration in China and Southeast Asia. Positioned PMT for continued success in 2020 by securing orders, which generated 8% growth in long-cycle backlog.

•  Secured multiple high-value pursuits, including front-end engineering design (FEED) and advanced process control technology for the first-ever integrated refining and petrochemicals complex in Kuwait; Honeywell Forge platform solutions at ADNOC’s digital command center in its headquarters; the second phase of a large LNG liquefaction project in Louisiana; significant new gas processing agreements in Malaysia and Russia; a large supply agreement for catalysts and adsorbents at ZPC, the largest integrated petrochemicals project in the world; and contracts for a large new refinery in Mexico and modular equipment for olefins production in Belgium.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

•  Drove pioneering expansion of the Solstice® portfolio, the industry’s leading portfolio of reduced and low global warming potential materials based on Honeywell’s breakthrough hydrofluoro-olefin (HFO) technology, into untapped markets in stationary and personal care.

•  Awarded significant industry innovation recognition, including recognition at the Hydrocarbon Processing Awards for Best Software Technology for the Honeywell Secure Media Exchange (SMX) for cybersecurity for industrials; Best Health, Safety, and Environmental Contribution award for the Honeywell Process Safety Suite (PSS) software technology; and Best Refining Technology for Honeywell UOP’s Ionic Liquids Alkylation Technology.

•  Expanded segment margin by 70 basis points to 22.5%, primarily driven by growth in automation sales, productivity, including high-return repositioning projects and supply chain transformation, reduction in fixed costs, and commercial excellence initiatives. Concurrently improved working capital by nearly one turn through effective management of inventory and significant reduction in accounts receivable balances.

•  Implemented a comprehensive program to improve customer satisfaction, resulting in a 7-point improvement in on time to promise deliveries and a 10-point improvement in Net Promoter Score (NPS).

Timothy O. Mahoney Senior Vice President, Enterprise Transformation (Former President & CEO, Aerospace)

Mr. Mahoney – Qualitative Considerations

•  Delivered strong Aerospace performance, including 9% organic sales growth and a segment margin of 25.7%, with 310 basis points segment margin expansion.

•  Led several key pursuits, including wins on the Auxiliary Power Unit for the Airbus A220, the Production and Operations contract for the Orion spacecraft, and the Generator and Control Unit for the Bell Helicopter AH-1 Cobra.

•  Secured key aftermarket contracts, including the U.S. Army Tiger sustainment contract for the M1 Abrams main battle tank, and a maintenance service agreement with Ryanair for its entire fleet of Boeing 737 aircraft.

•  Secured new program wins with lifetime sales value of over $14B.

•  Won connected aircraft programs, including JetWave contracts with ANA Airlines, Qatar Airlines, Garuda Airlines, Air France, Lufthansa, and others.

•  Completed key new development and certification programs, including Pilatus PC12 NGX (cockpit), Cessna Longitude (HTF7700 engine and 36-150 APU), and Embraer Praetor 500/600 (HTF7500 engine).

•  Maintained global recognition of Honeywell Aerospace as a Health, Safety, Environment, Product Stewardship, and Sustainability leader, including the Arizona Forward Environmental Excellence Award of Distinction and Arizona Department of Environmental Quality Voluntary Environmental Stewardship Program Platinum Level recognition.

•  Oversaw manufacturing excellence improvement efforts generating a 14% increase in shipment volume and staffed and launched a program to re-source and second source 5,000 chronically challenging purchased parts to drive world-class productivity and operational performance. Over 1,000 part numbers transitioned by end of 2019.

•  Achieved development Category 1 program milestone performance of 98.1% and program Estimate-at-Complete reductions (benefit) of $54.6M, with several key “first shipset” deliveries, including Boeing B777x lighting and pneumatic systems, Airbus One-Web satellite magnetometer and reaction wheel assembly, Airbus A300 Cockpit Upgrade hardware for United Parcel Service, and the Pilatus PC-12 touchscreen controller.

•  Continued to expand in High Growth Regions, including a new Avionics Service Center in Brazil to support Embraer Air and aftermarket customers.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  APPROVED ICP PAYOUT AMOUNTS

After applying the formulaic payout percentages described above (80% weight) and deciding individual performance attainment percentages for each NEO based on their qualitative assessments (20% weight), the MDCC approved 2019 ICP payments as follows:

	Formulaic Portion(1)					+	Qualitative Portion(2)				=	Total Individual ICP Payout Percentage	×	Target 2019 ICP Award Amount (5)	=	Actual 2019 ICP Award (rounded)

	Attainment		×	Weight	Payout%		Attainment	x	Weight%	Payout%

Mr. Adamczyk	131.5%			80%	105.2%		200%		20%	40%		145.2%		$2,800,000		$4,065,000
Mr. Lewis	131.5%			80%	105.2%		175%		20%	35%		140.2%		$ 752,932		$1,056,000
Mr. James	131.5%			80%	105.2%		100%		20%	20%		125.2%		$ 795,123		$ 996,000
Ms. Madden	131.5%			80%	105.2%		200%		20%	40%		145.2%		$ 759,027		$1,102,000
Mr. Gautam	112.5%	(3)		80%	90.0%		175%		20%	35%		125.0%		$ 780,123		$ 976,000
Mr. Mahoney	134.9%	(4)		80%	107.9%		175%		20%	35%		142.9%		$1,176,088		$1,681,000

(1)	Attainment based on performance against 2019 ICP Goals and application of leverage table. Attainment can range from 0% to 200%.
(2)	Attainment based on MDCC assessment. Attainment can range from 0% to 200%. Payout % can range from 0% to 40%.
(3)	Formulaic attainment percentage for Mr. Gautam includes 50% of award based on full year PMT performance against PMT ICP goals.
(4)	Formulaic attainment percentage for Mr. Mahoney considers that he spent approximately 79% of 2019 in the Aerospace business unit and 21% of the year as a Corporate executive.
(5)	The Target 2019 ICP Award Amount for each NEO was determined as follows:

	2019 Base Salary(a)	x	Individual Target ICP Award %	=	Target 2019 ICP Award Amount

Mr. Adamczyk	$1,600,000		175%		$2,800,000
Mr. Lewis	$ 752,932		100%		$ 752,932
Mr. James	$ 795,123		100%		$ 795,123
Ms. Madden	$ 759,027		100%		$ 759,027
Mr. Gautam	$ 780,123		100%		$ 780,123
Mr. Mahoney	$1,022,685		115%		$1,176,088

(a)	ICP applicable base salary for the 2019 calendar year, as determined in accordance with the ICP plan document.

2019 LONG-TERM INCENTIVE COMPENSATION DECISIONS

•	Grants of LTI awards to the CEO and other NEOs in 2019 reflect a consistent mix of 50% in performance stock units, 35% in stock options, and 15% in restricted stock units.

•	In 2019, the MDCC maintained a weight of 50% in PSUs, and determined that the weight in stock options should be increased from 25% to 35%, with a corresponding decrease in RSUs from 25% to 15%, to increase alignment with shareowners and stock performance.

I  TOTAL LTI VALUE

For 2019 LTI awards to the NEOs, the MDCC (or, in the case of Mr. Adamczyk, the independent members of the full Board) determined a total annual LTI value to be awarded and then allocated the award between PSUs, RSUs, and stock options based on the mix proportions described above. Each of the three elements and the respective values awarded to each NEO are described in detail below.

In determining the Total LTI value to be awarded to each NEO, factors that were considered included:

•	The relative value of long-term incentive awards granted to comparable named executive officers at the Compensation Peer Group companies.

•	Any changes in the scope of responsibilities.

•	The value of LTI awards granted in prior years.

•	Each NEO’s leadership impact and expected future contribution toward the overall success of Honeywell.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  PERFORMANCE STOCK UNITS

2019-2021 Performance Plan

The Performance Plan is a share-based, long-term incentive plan first introduced in 2017 in response to shareowner feedback. Under the 2019-2021 Performance Plan, a target number of PSUs was issued to each executive officer of the Company in 2019 for the performance period of January 1, 2019, through December 31, 2021. The actual number of PSUs earned by each NEO will be determined at the end of the three-year period based on Company performance as measured by the following four equally-weighted performance metrics:

3-Year Cumulative Revenue (25% weight)

• Measures the effectiveness of our organic growth strategies, including new product introduction and marketing and sales effectiveness, as well as projected growth in our end markets.

• Adjusted to exclude the impact of corporate transactions (e.g., acquisitions and divestitures) and fluctuations in foreign currency rates.

3-Year Average Segment Margin Rate (25% weight)

• Focuses executives on driving continued operational improvements and delivering synergies from recent corporate actions and acquisitions.

• Adjusted to exclude the impact of corporate transactions. Results will not be adjusted for foreign currency changes over the cycle.

3-Year Average ROI (25% weight)

• Focuses leadership on making investment decisions that deliver a high level of profitability.

• Adjusted to exclude the impact of corporate transactions and impact of pensions. Results will not be adjusted for foreign currency changes over the cycle.

3-Year Relative TSR (25% weight)

• Measures Honeywell’s three-year cumulative TSR relative to the 2019 Compensation Peer Group over the Plan’s performance period.

• The beginning point for TSR determination (all companies) will be based on an average using 30 trading days from the beginning of the performance period. The ending point will be based on an average using 30 days leading up to the end of the performance period.

In February 2019, the MDCC established the performance goals for the 2019-2021 performance period. For the Corporate NEOs, awards are earned based on performance against the performance metrics stated above. For the Business Unit NEOs, the financial goals portion of the award (75% of the award value, at target) is based 50% on performance against goals set for their respective Business Unit and 50% against the Total Honeywell goals. Like the Corporate NEOs, the Business Unit NEOs have 25% of their award based on performance against the 3-year relative TSR metric noted above. If an NEO transfers between business units during the performance period, the final payout is prorated based on the number of days spent in each respective business unit during the three years.

The table below sets out each metric at the Total Honeywell level, their respective goals for the 2019-2021 period, and the number of PSUs that would be earned at each specified level of performance. No PSUs will be earned for a metric if performance falls below the noted threshold. If the Company’s performance for any of the performance metrics falls between the percentages listed on the table, the percentage of PSUs earned shall be determined by linear interpolation. The total number of PSUs that may be earned can range from 0% to 200% of the target number of PSUs originally awarded.

	3-Year Cumulative Revenue ($M)	% of PSUs	3-Year Average Segment Margin Rate	% of PSUs	3-Year Average ROI	% of PSUs	3-Year Relative Total Shareowner Return		% of PSUs	Total% of PSUs

No payout	< $108,543	0%	< 20.7%	0%	< 23.4%	0%	< 35th Percentile		0%	0%

	—		—		—		35th Percentile	(1)	6.25%	6.25%

Threshold	$108,543	12.5%	20.7%	12.5%	23.4%	12.5%	40th Percentile		12.5%	50%

Target	$112,480	25%	21.2%	25%	24.2%	25%	50th Percentile		25%	100%

	$114,449	37.5%	21.5%	37.5%	24.6%	37.5%	60th Percentile		37.5%	150%

Maximum	>= $116,417	50%	>= 21.7%	50%	>= 24.9%	50%	>= 75th Percentile		50%	200%

(1)	Represents threshold for the relative TSR metric.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

2019-2021 Performance Plan Awards to NEOs

Performance Plan awards were granted to the NEOs for the 2019-2021 performance period:

NEO	# of Performance Units(1)	Grant Date Value(2)

Mr. Adamczyk	41,400	$6,638,490

Mr. Lewis	11,000	$1,763,850

Mr. James	12,500	$2,004,375

Ms. Madden	11,000	$1,763,850

Mr. Gautam	12,600	$2,020,410

Mr. Mahoney	15,926	$3,050,148

(1)

Grants were awarded on February 26, 2019, for all NEOs except for Mr. Mahoney. Mr. Mahoney’s grant was awarded on July 25, 2019. The timing of the award reflected the MDCC’s consideration of Mr. Mahoney’s evolving role in the context of the Company’s succession plans.

(2)

The grant date unit value for awards made on February 26, 2019, of $160.35 was determined based on the fair market value of Honeywell stock on the date of grant of $154.22 for the three internal financial metrics, and a value of $178.75 for the relative TSR metric. The grant date unit value for the award made to Mr. Mahoney on July 25, 2019, of $191.52 was determined based on the fair market value of Honeywell stock on the date of grant of $173.84 for the three internal financial metrics, and a value of $244.55 for the relative TSR metric. Valuations were based on a multifactor Monte Carlo simulation conducted by an independent valuation service provider.

At the end of the three-year performance period, the total number of PSUs earned for each NEO shall be determined on a strictly formulaic basis. Dividend equivalents applied during the vesting period as additional PSUs will be adjusted based on the final number of PSUs earned. In determining the final distributions of earned awards, 50% of the resulting PSUs earned will be converted to shares of Company common stock and issued to each NEO, subject to the holding period requirements for officers. The remaining 50% shall be converted to cash based on the fair market value of a share of Honeywell stock on the last day of the performance period and paid to each NEO in the first quarter following the end of the performance period.

2017-2019 Performance Plan Assessment

In February 2020, the MDCC certified the performance results and payouts for the 2017-2019 performance period of the Performance Plan, which ended on December 31, 2019.

For the NEOs who were officers in 2017 at the time of grant (Messrs. Adamczyk, James, Gautam, and Mahoney), 2017-2019 Performance Plan awards were made in the form of PSUs, with 75% percent of their earned award based on performance against internal financial goals, and 25% of the earned award based on Honeywell’s TSR relative to its Compensation Peer Group over the three-year performance period. For the NEOs who were not officers at the time of grant in 2017 (Mr. Lewis and Ms. Madden), 2017-2019 Performance Plan awards were made in the form of performance cash units, with 100% of the earned award based exclusively on the same internal financial goals as the officers, but with no relative TSR component.

Honeywell’s TSR of 64.96% for the three-year performance period (January 1, 2017-December 31, 2019) was 81st percentile when ranked with the 16 Company Compensation Peer Group. TSR for the median Company in the Compensation Peer Group median was 49.05%. Under the plan, TSR determination uses a 30-trading day average from the beginning, and to the end, of the performance period.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

Based on their assessment of Company performance against the targets established for the 2017-2019 performance period, the MDCC determined payouts for the NEOs as displayed and described in the tables below:

2017-2019 PSU Payouts (Messrs. Adamczyk, James, Gautam and Mahoney)

Total Honeywell (HON)	Weight	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weighted Payout %

3-Year Cumulative Revenue ($M)	25%	$104,942	$108,748	>= $112,554	$116,503	200%	50.0%

3-Year Average Segment Margin Rate	25%	19.1%	19.6%	>= 20.1%	20.0%	180%	45.0%

3-Year Average ROI	25%	20.5%	21.2%	>= 22.0%	24.4%	200%	50.0%

3-Year Relative TSR	25%	35th Percentile	50th Percentile	>= 75th Percentile	81st Percentile	200%	50.0%

Total Earned Payout Percentage—Corporate NEOs (Messrs. Adamczyk and James)—Financial metrics based 100% on HON							195%

Total Earned Payout Percentage—PMT Business Unit (Mr. Gautam)—Financial metrics portion based 50% on HON and 50% on Business Unit goals(2)							183%

Total Earned Payout Percentage—Aero Business Unit (93% of Mr. Mahoney)—Financial metrics based 50% on HON and 50% on Business Unit goals(2)							198%

(1)  Revenue adjusted to exclude the impact of corporate transactions and fluctuations in foreign currency. Segment margin adjusted to exclude the impact of corporate transactions. ROI adjusted to exclude the impact of corporate transactions, impact of pensions, repositioning charges in excess of the plan, impact of U.S. tax reform, and the impact from the adoption of a share-based compensation accounting standard update.

(2) Business Unit goals are based on the Business Unit’s performance on 3-year revenue, segment margin and ROI metrics.

Based on the earned award percentages for the 2017-2019 performance period, for those NEOs who received their 2017-2019 Performance Plan award in the form of PSUs, the following individual awards were earned:

NEO	2017-2019 PSUs @ Target (1)	Total Earned Payout %		Total PSUs Earned

Mr. Adamczyk	44,131	195.0%		86,056

Mr. James	14,344	195.0%		27,971

Mr. Gautam	13,240	183.0%		24,229

Mr. Mahoney	18,757	197.8	%(2)	37,102

(1)	Includes additional PSUs from dividend equivalents and unit adjustments due to spin-offs completed in 2018.
(2)	Mr. Mahoney’s Total Earned Payout % based 93% on the Aerospace Business Unit and 7% on Total Honeywell based on time spent over the 3-year performance period.

Earned awards became fully vested on February 28, 2020. Fifty percent of the PSUs earned were converted to shares of Honeywell common stock, with the net shares paid subject to an additional one-year holding period, in accordance with the officer stock ownership guidelines. The remaining 50% was converted to cash based on the closing stock price of Honeywell common stock on December 31, 2019, and paid in March 2020.

2017-2019 Performance Cash Unit Payouts (Mr. Lewis and Ms. Madden only)

	Weight	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weighted Payout %

3-Year Cumulative Revenue ($M)	33.3%	$104,942	$108,748	>= $112,554	$116,503	200%	66.7%

3-Year Average Segment Margin Rate	33.3%	19.1%	19.6%	>= 20.1%	20.0%	180%	60.0%

3-Year Average ROI	33.3%	20.5%	21.2%	>= 22.0%	24.4%	200%	66.7%

Total Earned Award Percentage—Total Honeywell—Corporate NEOs (Mr. Lewis and Ms. Madden)							193%

(1)

Revenue adjusted to exclude the impact of corporate transactions and fluctuations in foreign currency. Segment margin adjusted to exclude the impact of corporate transactions. ROI adjusted to exclude the impact of corporate transactions, impact of pensions, repositioning charges in excess of the plan, impact of U.S. tax reform, and the impact from the adoption of a share-based compensation accounting standard update.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

Based on the earned award percentage for the 2017-2019 performance period, NEOs who were originally granted their 2017-2019 Performance Plan award in the form of performance cash units received the following earned payouts:

NEO	2017-2019 Performance Cash Units	Value Per Unit	Total Earned Award Percentage	Total Cash Award Earned

Mr. Lewis	4,200	$100	193%	$810,600

Ms. Madden	4,500	$100	193%	$868,500

Earned awards became fully vested on February 28, 2020 and were paid in cash in March 2020. In accordance with SEC disclosure requirements for cash-based awards, 100% of the earned cash award for Mr. Lewis and Ms. Madden for the 2017-2019 performance period is included as 2019 Non-Equity Incentive Compensation on the Summary Compensation Table in this proxy statement, even though originally granted in 2017.

2016 Performance Restricted Stock Unit Assessment

As one of the initial changes made to the executive compensation program in response to shareowner feedback in 2016, in lieu of biennial time-based RSUs issued in the past, certain CEO Staff Officers were granted performance-based restricted stock units (Performance RSUs) in July 2016 with the payout based 100% on Honeywell’s relative TSR performance against the Compensation Peer Group over a three-year period ending July 31, 2019.

Payouts were determined based on the following payout matrix:

Honeywell’s Relative TSR Percentile Rank	Shares Earned as % of Target

>=75th	200%

60th	150%

50th	100%

40th	50%

35th	25%

<35th	0%

The payout percentage earned for intermediate relative TSR performance levels are interpolated between points on the matrix shown. The beginning point for TSR determination is based on average TSR for the first 30 trading days of the three-year measurement period. The ending point based on average TSR for the last 30 trading days of the measurement period.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

In July 2019, the MDCC assessed the Company’s relative TSR performance and determined the payout percentage for the 2016 Performance RSUs based on the following relative TSR ranking.

Company Name	3-Year TSR(1)	Relative Ranking

The Boeing Company	202.87%	100.00%

Deere & Company	108.96%	93.30%

Caterpillar, Inc.	77.89%	86.60%

Ingersoll-Rand plc	73.23%	80.00%

Emerson Electric Co.	42.11%	73.30%

Eaton Corporation plc	35.33%	66.60%

Raytheon Company	35.18%	60.00%

Illinois Tool Works, Inc.	35.06%	53.30%

Phillips 66	34.17%	46.60%

United Technologies Corporation	31.04%	40.00%

Lockheed Martin Corporation	30.73%	33.30%

3M Company	25.22%	26.60%

General Dynamics Corporation	19.22%	20.00%

Johnson Controls, International plc	-3.15%	13.30%

Schulumberger Limited	-39.89%	6.60%

General Electric Company	-65.12%	0.00%

Honeywell International Inc.	55.09%	76.10%

	Honeywell Relative Ranking	Payout % of Target

Result	76.10th Percentile	200%

(1)	TSR for measurement period of August 1, 2016 – July 31, 2019, with beginning and ending points averaged over 30 trading days.

For the 2016 Performance RSUs, the following individual awards were earned by those NEOs who received a Performance RSU grant in 2016: Mr. Adamczyk, 18,423 shares; Mr. James, 13,265 shares; Mr. Gautam, 11,162 shares; and Mr. Mahoney, 33,495 shares. Mr. Lewis and Ms. Madden did not receive Performance RSUs, as they were not officers of the Company at the time of grant in 2016.

A portion of the earned shares from the 2016 Performance RSUs are subject to additional time vesting. For Messrs. Adamczyk and James, only one-third of the earned RSUs vested in 2019, with the remaining two-thirds vesting equally in July 2021 and 2023. For Messrs. Gautam and Mahoney, half of the earned RSUs vested in 2019 with remaining half vesting in July 2021. Upon vesting, net shares must be retained for an additional one-year holding period, in accordance with the officer stock ownership guidelines. The portion of the Performance RSUs that vested and were paid in 2019 is included in the numbers recorded on the Option Exercises and Stock Vested – Fiscal Year 2019 table on page 75. The portion of the Performance RSUs that remain subject to additional vesting provisions are included on the Outstanding Equity Awards at 2019 Fiscal Year-End table on page 73.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  STOCK OPTIONS

Stock options granted to the NEOs in February 2019 represented 35% of their total annual LTI value and mix. The MDCC believes that stock options continue to be an important element for focusing executives on actions that drive long-term stock appreciation that is directly aligned with the interests of our shareowners.

Stock options granted to Mr. Adamczyk, and all the other NEOs, vest 25% per year over four years, and have a 10-year term to exercise. The strike price for the 2019 annual stock options is $154.22, which was the fair market value of Honeywell stock on the date of grant (February 26, 2019). The grant date value was determined using a Black-Scholes value of $21.53 per share as provided by a third-party valuation company.

The following table presents the number of stock options granted to the NEOs along with their respective grant date values.

NEO	# of Stock Options Awarded (1)	Grant Date Value (2)

Mr. Adamczyk	215,300	$4,635,409

Mr. Lewis	56,800	$1,222,904

Mr. James	65,000	$1,399,450

Ms. Madden	56,800	$1,222,904

Mr. Gautam	65,600	$1,412,368

Mr. Mahoney	99,100	$2,133,623

(1)	All grants awarded on February 26, 2019.
(2)	The grant date value was determined using a Black-Scholes value of $21.53 per share.

I  RESTRICTED STOCK UNITS

RSUs granted to the NEOs in February 2019 represented 15% of their total annual LTI value and mix.

RSUs granted to Mr. Adamczyk, and all the other NEOs, vest 33%, 33%, 34% on the second, fourth, and sixth anniversaries of the grant date, respectively. The following table presents the number of RSUs granted to the NEOs in 2019 along with their respective grant date values.

NEO	Target # of RSUs (1)(2)	Grant Date Value (3)

Mr. Adamczyk	12,800	$1,974,016

Mr. Lewis	3,400	$524,348

Mr. James	3,800	$586,036

Ms. Madden	3,400	$524,348

Mr. Gautam	3,900	$601,458

Mr. Mahoney	5,900	$909,898

(1)	All officer RSUs awarded on February 26, 2019.
(2)

Officer RSUs vest 33%, 33%, 34% on the second, fourth, and sixth anniversaries of the grant date, respectively. This extended vesting period is designed to strengthen retention. During the vesting period, dividend equivalents will be earned in the form of additional RSU shares based on regular dividends paid by Honeywell, with such additional dividends vesting on the same timing as the underlying RSUs to which they relate. In addition, upon vesting, the NEO must hold the resulting net gain shares for a least one year before being eligible to sell the shares.

(3)	Based on a grant date value $154.22 determined using the average of the high and low stock prices of Honeywell stock on the grant date.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

OTHER COMPENSATION AND BENEFIT PROGRAMS

I  RETIREMENT PLANS

We offer various retirement benefits to our NEOs. Specifically, depending upon when and where they joined the Company, some NEOs may participate in broad-based plans, including a defined benefit pension plan and a 401(k) savings plan that provides matching Company contributions. We also maintain an unfunded supplemental retirement plan to replace the portion of an executive’s pension benefit that cannot be paid under the broad-based plans because of Internal Revenue Service (IRS) limitations. More information on retirement benefits can be found beginning on page 76.

I  NONQUALIFIED DEFERRED COMPENSATION PLANS

Executive officers (including the NEOs) may choose to participate in certain nonqualified deferred compensation plans to permit retirement savings in a tax-efficient manner. Executive officers can elect to defer up to 100% of their annual ICP awards. In addition, executive officers may also participate in the Honeywell Supplemental Savings Plan to defer base salary that cannot be contributed to the Company’s 401(k) savings plan due to IRS limitations. These amounts are matched by the Company only to the extent required to make up for a shortfall in the available match under the 401(k) savings plan due to IRS limitations. Deferred compensation balances earn interest at a fixed rate based on the Company’s 15-year cost of borrowing, which is subject to change on an annual basis. Consistent with the long-term focus of the executive compensation program, matching contributions are treated as if invested in Company common stock. These plans are explained in detail beginning on page 79.

I  BENEFITS AND PERQUISITES

Our NEOs are entitled to participate in Honeywell-wide benefits such as life, medical, dental, and accidental death and disability insurance that are competitive with other similarly sized companies. The NEOs participate in these programs on the same basis as the rest of our salaried employees. We maintain low-cost excess liability coverage for executive-level personnel, including the NEOs. Our security policy requires that our Chairman and CEO use Honeywell aircraft for all air travel (business or personal) to ensure personal security and protect the confidentiality of our business. From time to time, we also permit other executive officers to use Honeywell aircraft for personal or business use. The security plan for the Chairman and CEO also provides for home security and related monitoring.

In 2019, Honeywell moved its corporate headquarters from Morris Plains, New Jersey, to Charlotte, North Carolina, and required many Corporate employees to relocate, including our Corporate NEOs. In connection with this move, all affected employees were eligible for relocation benefits, which included assistance in selling their home in New Jersey (including loss-on-sale coverage, subject to a cap), purchasing a new home in North Carolina, moving household goods and other transitional services. As these relocation-related costs are considered taxable wages to the employee under IRS rules, the Company provided a tax gross-up so that employees were not negatively impacted by the Company’s decision to relocate. Impacted NEOs were eligible for such benefits on the same basis as other executive-level employees.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PRACTICES AND POLICIES

I WHAT WE DO	I WHAT WE DON’T DO

Pay for Performance. We closely align pay and performance, with a significant portion of target total direct compensation at-risk. The MDCC validates this alignment annually and ensures performance-based compensation comprises a significant portion of executive compensation.

No Excessive Perks. We do not provide perquisites except in cases where there is a compelling business or security reason, nor do we provide tax gross-ups for officers, other than in connection with a Company-required relocation.

Robust Performance Goals. We establish clear and measurable goals and targets and hold our executives accountable for achieving specified levels to earn a payout under our incentive plans. We use different sets of operational metrics for ICP and performance-based LTI to drive top and bottom-line growth over multiple time frames, aligned with our goal of sustained long-term performance.

No Guaranteed Annual Salary Increases or Bonuses. Annual salary increases are based on evaluations of individual performance and the competitive market. In addition, we do not provide guarantees on bonus payouts.

Robust Stock Ownership Requirements. We require executive officers to hold meaningful amounts of stock and require them to hold net shares for one year from exercise or vesting.	No Hedging or Pledging. We do not allow hedging or pledging of our stock.

Double Trigger in the Event of a Change-in-Control (CIC). We have double trigger vesting on equity and severance for CIC; executives will not receive cash severance nor will equity vest in the event of a CIC unless accompanied by qualifying termination of employment.

No New Excise Tax Gross-Ups and No Accelerated Bonus Payments Upon CIC. We eliminated gross-ups for excise taxes upon a CIC for any new officers since 2009. Plans provide that ICP awards earned in the year of a CIC would be paid at the time they would typically be paid based on business performance rather than target.

Maximum Payout Caps for Incentive Plans. Annual cash incentive plan (ICP) and Performance Plan payouts are capped.	No Incentivizing of Short-Term Results to the Detriment of Long-Term Goals and Results. Pay mix is heavily weighted toward long-term incentives aligned with the interests of shareowners.

Clawback Practices. We maintain a policy that allows for recoupment of incentive compensation for any financial restatement or if an executive leaves the Company to join a competitor.	No Excessive Risks. Compensation practices are appropriately structured and avoid incentivizing employees to engage in excessive risk-taking.

Options Granted at FMV. Annual stock options awarded to all executives (including the NEOs) are approved by the MDCC on the same day, with an exercise price no less than the fair market value of Honeywell’s common stock on the date of grant.

No Options Repricing. We prohibit repricing (reduction in exercise price or exchange for cash or other consideration) or reloading of stock options.

Independent Compensation Consultant. We retain an independent compensation consultant on behalf of the MDCC to review and advise the MDCC on executive compensation matters. The independent consultant attends all MDCC meetings.	No Consultant Conflicts. Under the MDCC’s established policy, the compensation consultant cannot provide any other services to Honeywell without the MDCC’s approval. Regular independence reviews are conducted.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

RISK OVERSIGHT CONSIDERATIONS

The MDCC believes that balancing the various elements of Honeywell’s executive compensation program:

•	Supports the achievement of competitive sales, earnings, and cash performance in variable economic and industry conditions without undue risk; and

•

Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and destroy shareowner value.

The following compensation design features guard against unnecessary or excessive risk-taking:

RISK OVERSIGHT AND COMPENSATION DESIGN FEATURES

Robust processes for developing strategic and annual operating plans, approval of capital investments, and internal controls over financial reporting and other financial, operational, and compliance policies and practices.

Diversity of the Company’s overall portfolio of businesses with respect to industries and markets served (types, long-cycle / short-cycle), products and services sold, and geographic footprint.

MDCC review and approval of corporate, business, and individual executive officer objectives to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk-taking.

Executive Compensation features that guard against unnecessary or excessive risk-taking include:

•	Pay mix between fixed and variable, annual and long-term, and cash and equity compensation is designed to encourage strategies and actions that are in the Company’s long-term best interests;

•	Base salaries are positioned to be consistent with executives’ responsibilities so they are not motivated to take excessive risks to achieve financial security;

•	Incentive awards are determined based on a review of a variety of performance indicators, thus diversifying the risk associated with any single performance indicator;

•	Design of long-term compensation program rewards executives for driving sustainable, profitable, growth for shareowners;

•	Vesting periods for equity compensation awards encourage executives to focus on sustained stock price appreciation; and

•

Incentive plans are not overly leveraged with maximum payout caps and have design features that are intended to balance pay for performance with an appropriate level of risk-taking. The MDCC also has some discretionary authority (e.g., 20% of awards) to adjust the annual ICP payments, which further reduces the potential for negative business risk associated with such plans.

Adoption of clawback policies, which provide for the recoupment of incentive compensation paid to senior executives if there is a significant restatement of Company financial results. Clawback provisions in the Company’s current stock plan also allow the Company to cancel shares or recover gains realized by an executive if non-competition or non-solicitation provisions are violated.

Prohibition on hedging and pledging of shares by our executive officers and directors.

Ownership thresholds in the Company’s stock ownership guidelines for officers that require NEOs to hold shares of common stock equal to four times their current annual base salary (six times for the CEO), as detailed in the Stock Ownership Guidelines.

•	Officers must also hold 100% of the net shares from vesting of RSUs, the net shares issued from PSUs, and the net gain shares from option exercises for at least one year.

Based upon the MDCC’s risk oversight and compensation policies, the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Honeywell’s operations or results. A full discussion of the role of the Board in the risk oversight process begins on page 23 of this Proxy Statement.

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06 |	COMPENSATION DISCUSSION AND ANALYSIS

I  STOCK OWNERSHIP GUIDELINES

The MDCC believes that our executives more effectively pursue our shareowners’ long-term interests if our executives hold substantial amounts of stock. Accordingly, the MDCC maintains minimum stock ownership guidelines for all executive officers.

Under these guidelines, the Chairman and CEO must hold shares of common stock equal in value to six times his current annual base salary. Other executive officers are required to own shares equal in value to four times their current base salary. Shares used in determining whether these guidelines are met include shares held personally, equivalent shares held in qualified and nonqualified retirement accounts, outstanding RSUs, and 50% of outstanding Performance Plan stock units. All NEOs maintain ownership levels well above these minimum requirements, as shown in the following table.

Named Executive Officers’ Stock Ownership

Represents stock ownership as of March 1, 2020.

In addition, the stock ownership guidelines require officers to hold for at least one year 100% of the “net shares” obtained from RSUs that vest, the “net shares” issued from PSUs, and the “net gain shares” obtained from the exercise of stock options. “Net shares” means the number of shares issued when RSUs vest or PSUs are earned, less the number of shares withheld or sold to pay applicable taxes. “Net gain shares” means the number of shares obtained from exercising stock options, less the number of shares needed to cover the option exercise price and applicable taxes.

After the one-year holding period, officers may sell net shares or net gain shares; however, after the sale, they must continue to meet the prescribed minimum stock ownership guideline level.

I  RECOUPMENT/CLAWBACK

Our Corporate Governance Guidelines provide for the recoupment (or clawback) of incentive compensation paid to senior executives if there is a restatement of financial results (a Restatement). Under the guidelines, the Board can seek recoupment if and to the extent that:

•	The amount of incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a Restatement;

•	The senior executive engaged in misconduct; and

•	The amount of incentive compensation that would have been awarded to the senior executive had the financial results been properly reported would have been lower than the amount actually awarded.

The complete text of the Corporate Governance Guidelines is posted on our website at investor.honeywell.com (see “Corporate Governance/Governance Guidelines”).

In addition, if during the two-year period following an executive officer’s termination of employment with Honeywell (or one-year period for Mr. James), he or she commences employment with, or otherwise provides services to a Honeywell competitor, without the MDCC’s prior approval, or violates non-solicitation commitments, then the Company reserves the right, for awards issued under the 2006, 2011, and 2016 Stock Incentive Plans, to:

•	Cancel all unexercised options; and

•

Recover any gains attributable to options that were exercised, and any value attributable to RSUs and Performance Plan awards (including the former Growth Plan) that were paid, during the period beginning 12 months before and ending two years after the executive officer’s termination of employment.

| Notice and Proxy Statement | 2020	68

06 |	COMPENSATION DISCUSSION AND ANALYSIS

We have entered into non-competition agreements with our executive officers that preclude them from going to work for a competitor for up to two years after termination of employment. The list of competitors and the duration of the non-competition covenant has been tailored, in each case, to the executive officer’s position and the competitive threat this represents. Because money damages cannot adequately compensate Honeywell for violations of these non-competition covenants, we have a full range of equitable remedies at our disposal to enforce these agreements, including the ability to seek injunctive relief.

I  TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Beginning in 2018, Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for annual individual compensation to $1 million for the NEOs, subject to a transition rule for written binding contracts in effect on November 2, 2017, and not materially modified after that date. The Company intends to comply with the transition rule for written binding contracts in effect on November 2, 2017, so long as the MDCC determines that to be in the Company’s best interest. As discussed above under Compensation Practices and Policies, the MDCC seeks to closely align executive pay with performance, even if there is no longer a “performance-based” provision under Section 162(m).

I  PLEDGING AND HEDGING TRANSACTIONS IN COMPANY SECURITIES

Executive officers, directors and any of their designees are prohibited from pledging Honeywell’s securities or using Honeywell’s securities to support margin debt. All other employees must exercise extreme caution in pledging Honeywell’s securities or using Honeywell’s securities to support margin debt.

Hedging by directors, executive officers, employees on our restricted trading list, any employee in possession of material non-public information, or any of their designees is prohibited, and it is strongly discouraged for all other employees. For this purpose, hedging means purchasing financial instruments (including prepaid variable forward sale contracts, equity swaps, collars, and interests in exchange funds) or otherwise engaging in transactions that are designed to hedge or offset any decrease in the market value of Company stock held, directly or indirectly by them, whether the stock was acquired as part of a compensation arrangement or otherwise.

All employees, directors, and any of their designees are prohibited from engaging in short sales of Honeywell securities. Selling or purchasing puts or calls or otherwise trading in or writing options on Honeywell’s securities by employees, officers, and directors is also prohibited.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The MDCC reviewed and discussed Honeywell’s Compensation Discussion and Analysis with management. Based on this review and discussion, the MDCC recommended that the Board of Directors include the Compensation Discussion and Analysis in this Proxy Statement and the Form 10-K for the year ended December 31, 2019.

The Management Development and Compensation Committee

D. Scott Davis (Chair)

Duncan B. Angove

William S. Ayer

Jaime Chico Pardo (ex officio member)

Clive Hollick

Grace Lieblein

69	| Notice and Proxy Statement | 2020

07 |	EXECUTIVE COMPENSATION TABLES

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

Named Executive Officer	Year	Salary	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change In Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	SEC Total Compensation(8)	Non-SEC Total Annual Direct Compensation(9)

Darius Adamczyk Chairman and Chief Executive Officer	2019	$1,600,000	$8,612,506	$4,635,409	$4,065,000	$748,107	$864,082	$20,525,104	$18,912,915
	2018	$1,571,154	$9,561,215	$3,185,655	$4,100,000	$595,082	$233,498	$19,246,604	$18,418,024
	2017	$1,414,615	$5,254,000	$3,596,400	$5,723,000	$307,401	$204,737	$16,500,153	$16,435,890
Gregory P. Lewis Senior Vice President, Chief Financial Officer	2019	$749,808	$2,288,198	$1,222,904	$1,866,600	$185,939	$331,184	$6,644,633	$5,316,910
	2018	$578,981	$554,742	$591,250	$730,000	$103,155	$48,365	$2,606,493	$2,979,973

Mark R. James Senior Vice President, Human Resources, Security and Communications	2019	$794,231	$2,590,411	$1,399,450	$996,000	$2,380,768	$581,967	$8,742,827	$5,780,092
	2018	$774,231	$3,519,537	$1,173,040	$1,080,000	$426,688	$53,150	$7,026,646	$6,546,808

Anne T. Madden(1) Senior Vice President, General Counsel	2019	$757,019	$2,288,198	$1,222,904	$1,970,500	$399,898	$69,977	$6,708,496	$5,370,121

Rajeev Gautam(1) President and Chief Executive Officer Performance Materials and Technologies	2019	$779,231	$2,621,868	$1,412,368	$976,000	$685,839	$55,857	$6,531,163	$5,789,467
	2018	$755,247	$2,940,717	$979,110	$900,000	$6,799	$51,790	$5,633,663	$5,575,074
	2017	$717,885	$1,576,200	$1,165,500	$2,585,000	$575,729	$44,073	$6,664,387	$5,940,835

Timothy O. Mahoney(2) Senior Vice President, Enterprise Transformation (Former President and CEO, Aerospace)	2019	$1,021,346	$3,960,046	$2,133,623	$1,681,000	$1,420,518	$72,805	$10,289,338	$8,796,015
	2018	$992,788	$4,579,898	$1,523,060	$1,840,000	$106,968	$90,491	$9,133,205	$8,935,746
	2017	$963,615	$2,232,950	$2,064,600	$2,440,000	$1,383,760	$58,817	$9,143,742	$9,257,415

(1)

Ms. Madden being reported as NEO for the first time in 2020 (2019 compensation). Mr. Gautam has three years of compensation reported even though he was not a NEO in the 2019 Proxy statement (2018 compensation), as he was previously a NEO in the 2018 annual Proxy statement (2017 compensation).

(2)

Mr. Mahoney is included as the sixth NEO for 2019 because he was an executive officer during 2019 while in the role of President and Chief Executive Officer, Aerospace and as a result of compensation earned in 2019.

(3)

2019 Stock Awards represent the sum of (i) PSU awards under the 2019-2021 Performance Plan at a grant date fair value of $160.35 ($191.52 for Mr. Mahoney) and (ii) RSUs awarded at grant date price of $154.22. The PSU award value was calculated based on the weighted average of (a) the fair market value of Honeywell stock on the date of grant for the three quarters of the award tied to performance against internal metrics, and (b) a multifactor Monte Carlo simulation of Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group, determined in accordance with FASB ASC Topic 718, for the one quarter of the award with payout determined based on three-year TSR relative to the Compensation Peer Group.

NEO	2019-2021 Performance Stock Units	Restricted Stock Units	Total Stock Awards

Mr. Adamczyk	$6,638,490	$1,974,016	$8,612,506
Mr. Lewis	$1,763,850	$ 524,348	$2,288,198
Mr. James	$2,004,375	$ 586,036	$2,590,411
Ms. Madden	$1,763,850	$ 524,348	$2,288,198
Mr. Gautam	$2,020,410	$ 601,458	$2,621,868
Mr. Mahoney	$3,050,148	$ 909,898	$3,960,046

(4)

The 2019 Option Awards shown reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the Black-Scholes option-pricing model at the time of grant, with the expected-term input derived from a risk-adjusted Monte Carlo simulation of the historical exercise behavior and probability-weighted movements in Honeywell’s stock price over time. The 2019 annual Option Awards were awarded on February 26, 2019, with a Black-Scholes value of $21.53 per share at the time of grant. A discussion of the assumptions used in the valuation of option awards made in fiscal year 2019 may be found in Note 19 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2019.

| Notice and Proxy Statement | 2020	70

07 |	EXECUTIVE COMPENSATION TABLES

(5)

The 2019 Non-Equity Incentive Plan Compensation value for each NEO, except Mr. Lewis and Ms. Madden, represents their annual ICP award for the 2019 plan year determined using the pre-set formulaic methodology discussed beginning on page 52. The amounts for Mr. Lewis and Ms. Madden include both their annual ICP award for 2019 and their final payout earned for the January 1, 2017 – December 31, 2019, cycle of the Performance Plan, that is required to be reported in the final year of the three-year performance period under SEC rules, even though granted in 2017 and covering a three-year period. The following table provides the breakdown of the numbers reported as 2019 Non-Equity Incentive Plan Compensation for Mr. Lewis and Ms. Madden:

NEO	2019 ICP Award	2017-2019 Performance Plan Cash Award	Total Non-Equity Incentive Plan Compensation

Mr. Lewis	$1,056,000	$810,600	$1,866,600
Ms. Madden	$1,102,000	$868,500	$1,970,500

(6)

Represents (i) the aggregate change in the present value of each Named Executive Officer’s accumulated benefit under the Company’s pension plans from December 31, 2018, to December 31, 2019 (as disclosed in the Pension Benefits table on page 76 of this Proxy Statement) and (ii) interest earned in 2019 on deferred compensation that is considered “above-market interest” under SEC rules (as discussed on page 81).

NEO	Change in Pension Value(a)		NQDC Interest(e)	Total Change in Pension Value and Nonqualified Deferred Compensation Earnings

Mr. Adamczyk	$745,128		$2,979	$748,107
Mr. Lewis	$184,682		$1,257	$185,939
Mr. James	$2,348,466	(b)	$32,302	$2,380,768
Ms. Madden	$369,835		$30,063	$399,898
Mr. Gautam	$678,574	(c)	$7,265	$685,839
Mr. Mahoney	$1,323,225	(d)	$97,293	$1,420,518

(a)

The reported change in aggregate pension value for Messrs. James, Gautam and Mahoney includes the impact of a decrease in the discount rate from 4.35% as of December 31, 2018, to 3.22% at December 31, 2019. The value of benefits for the others was calculated as the lump sum under their pension formula as of December 31, 2019, which is unaffected by interest rates

(b)	Excluding the impact of the decrease in discount rate during 2019, the change in pension value for Mr. James was $1,033,359.
(c)	Excluding the impact of the decrease in discount rate during 2019, the change in pension value for Mr. Gautam was ($48,069).
(d)	Excluding the impact of the decrease in discount rate during 2019, the change in pension value for Mr. Mahoney was $183,187.
(e)

Represents earnings under the Honeywell Excess Benefit Plan, Honeywell Supplemental Savings Plan and Honeywell Deferred Incentive Plan that are in excess of that determined using SEC market interest rates.

(7)	For 2019, All Other Compensation consists of the following:

NEO	Matching Contributions(a)	Personal Use of Company Aircraft(b)	Security(c)	Relocation and Loss on Sale(d)	Tax Gross-up(e)	Excess Liability Insurance(f)	Total Other Compensation

Mr. Adamczyk	$112,000	$134,762	$27,200	$331,286	$257,523	$1,311	$864,082
Mr. Lewis	$52,487	$—	$—	$227,440	$49,946	$1,311	$331,184
Mr. James	$55,596	$—	$—	$297,536	$227,524	$1,311	$581,967
Ms. Madden	$52,991	$—	$—	$15,675	$—	$1,311	$69,977
Mr. Gautam	$54,546	$—	$—	$—	$—	$1,311	$55,857
Mr. Mahoney	$71,494	$—	$—	$—	$—	$1,311	$72,805

(a)	Represents total Company matching contributions to each Named Executive Officer’s accounts in the tax-qualified Honeywell 401(k) Plan and the non-tax-qualified Supplemental Savings Plan.
(b)

For security reasons, Mr. Adamczyk is required by Company policy to use Company aircraft for all business and personal travel (requirement to use Company aircraft for specific personal travel may be waived at the discretion of Honeywell’s security personnel). Other NEOs may have access to available corporate aircraft for personal travel, from time to time, if approved by the CEO. The amount shown for each NEO represents the aggregate incremental cost of personal travel. This amount is calculated by multiplying the total number of personal flight hours by the average direct variable operating costs (e.g., expenses for aviation employees, variable aircraft maintenance, telecommunications, transportation charges, including but not limited to hangar and landing fees, aviation fuel, and commissaries) per flight hour for Company aircraft.

(c)	In accordance with the CEO security plan, represents the total paid by the Company in 2019 for expenses relating to personal residential security provided to protect Mr. Adamczyk.
(d)

Represents relocation assistance in connection with the move of Honeywell’s Corporate Headquarters from Morris Plains, New Jersey to Charlotte, North Carolina. Impacted NEOs were eligible for the same level of relocation assistance and loss-on-sale recovery that was made available to other executive-level employees of the Company, subject to a cap. Messrs. Adamczyk and James incurred additional personal costs associated with the sale of their respective residences in New Jersey that were not fully covered by the relocation policy. Reflects costs incurred above the standard non-executive relocation policy.

(e)

Tax gross-up on relocation costs that are otherwise taxable to the NEO under IRS rules. This represents a one-time item necessary to ensure executives were not negatively impacted by the Company’s decision to relocate its Corporate Headquarters from Morris Plains, New Jersey to Charlotte, North Carolina.

(f)	Represents the annual premiums paid by the Company to purchase excess liability insurance coverage for each Named Executive Officer.

(8)	Represents total reportable compensation determined in accordance with SEC disclosure requirements.
(9)

Represents non-SEC supplemental information of Total Annual Direct Compensation (TADC) from the perspective of the MDCC (as discussed in the CD&A). For all years, this column excludes the amounts reflected in the (i) Change in Pension Value and Deferred Compensation Earnings, and (ii) All Other Compensation columns of the Summary Compensation Table (SCT). For 2019, this column also excludes the 2017-2019 performance cash awards to Mr. Lewis and Ms. Madden (see footnote 5), which were awarded in 2017 and considered TADC by the MDCC in 2017 but required to be reported on the Summary Compensation Table as 2019 compensation (at the end of the three-year performance period) under SEC rules. For 2018, this column includes the target value of the 2018-2020 performance cash award granted to Mr. Lewis in 2018 and considered part of TADC by the MDCC for 2018 but will not be reported on the SCT until 2020 (i.e., at the end of that three-year performance period) under SEC rules. For 2017, adjustments were made to annualize biennial RSU and Growth Plan awards as more fully described in the 2018 Proxy Statement CD&A. This column does not replace the compensation total shown on the SCT but is intended to show how the MDCC viewed TADC in each of the respective years.

71	| Notice and Proxy Statement | 2020

07 |	EXECUTIVE COMPENSATION TABLES

OTHER COMPENSATION TABLES

|  GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2019

Named Executive Officer			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Grant of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)

	Award Type(1)	Grant Date	Threshold(2)	Target	Maximum	Threshold	Target	Maximum

Darius Adamczyk	ICP		$28,000	$2,800,000	$5,600,000
	NQSO	2/26/2019							215,300	$154.22	$153.92	$4,635,409
	PSU	2/26/2019				2,588	41,400	82,800				$6,638,490
	RSU	2/26/2019				12,800	12,800	12,800				$1,974,016
Gregory P. Lewis	ICP		$7,529	$752,932	$1,505,864
	NQSO	2/26/2019							56,800	$154.22	$153.92	$1,222,904
	PSU	2/26/2019				688	11,000	22,000				$1,763,850
	RSU	2/26/2019				3,400	3,400	3,400				$524,348
Mark R. James	ICP		$7,951	$795,123	$1,590,246
	NQSO	2/26/2019							65,000	$154.22	$153.92	$1,399,450
	PSU	2/26/2019				781	12,500	25,000				$2,004,375
	RSU	2/26/2019				3,800	3,800	3,800				$586,036
Anne T. Madden	ICP		$7,590	$759,027	$1,518,054
	NQSO	2/26/2019							56,800	$154.22	$153.92	$1,222,904
	PSU	2/26/2019				688	11,000	22,000				$1,763,850
	RSU	2/26/2019				3,400	3,400	3,400				$524,348
Rajeev Gautam	ICP		$7,801	$780,123	$1,560,246
	NQSO	2/26/2019							65,600	$154.22	$153.92	$1,412,368
	PSU	2/26/2019				788	12,600	25,200				$2,020,410
	RSU	2/26/2019				3,900	3,900	3,900				$601,458
Timothy O. Mahoney	ICP		$11,761	$1,176,088	$2,352,176
	NQSO	2/26/2019							99,100	$154.22	$153.92	$2,133,623
	PSU	7/25/2019				995	15,926	31,852				$3,050,148
	RSU	2/26/2019				5,900	5,900	5,900				$909,898

(1)	Award Type:
ICP = Incentive Compensation Plan (For 2019 performance year, paid in 2020)
NQSO = Nonqualified Stock Option
PSU = Performance Stock Unit (3-year Performance Plan award)
RSU = Restricted Stock Unit
(2)	Represents the minimum level of performance that must be achieved for any amount to be payable.
(3)

The amount in the Target column represents the number of PSUs or RSUs awarded to the Named Executive Officer in 2019 under the 2016 Stock Incentive Plan. Actual earned award may range from 0% to 200% based on performance over a three-year performance period ending December 31, 2021. Awards vest 100% in February 2021. 50% of the total number of PSUs earned will be converted to, and paid in, cash. 50% of the earned PSUs shall be paid in shares subject to a minimum one-year holding period.

(4)

NQSO awards in this column represent the number of annual stock options awarded to the Named Executive Officers on the Grant Date. These stock options vest in equal annual installments over a period of four years.

(5)

The grant date fair value of each NQSO in this column was $21.53, calculated in accordance with FASB ASC Topic 718, using the Black-Scholes option valuation model at the time of grant. The grant date fair value of each RSU was $154.22 based on the FMV of Honeywell stock on the Grant Date. The grant date unit value for each PSU with a Grant Date of February 26, 2019 was $160.35, determined based on the fair market value of Honeywell stock on the date of grant of $154.22 for the three internal financial metrics, and a value of $178.75 for the relative TSR metric. The grant date unit value for the award with a Grant Date of July 25, 2019 was $191.52, determined based on the fair market value of Honeywell stock on the date of grant of $173.84 for the three internal financial metrics, and a value of $244.55 for the relative TSR metric. PSU valuations for the relative TSR component were based on a multifactor Monte Carlo simulation conducted by an independent valuation service provider.

Description of Plan-Based Awards

All NQSO, PSU, and RSU awards granted to the Named Executive Officers in fiscal year 2019 were granted under the Company’s 2016 Stock Incentive Plan and are governed by and subject to the terms and conditions of the 2016 Stock Incentive Plan and the relevant award agreements. A detailed discussion of these long-term incentive awards can be found beginning on page 58 of this Proxy Statement.

| Notice and Proxy Statement | 2020	72

07 |	EXECUTIVE COMPENSATION TABLES

I  OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END

		Option Awards(1)				Stock Awards

Name	Grant Year	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)
Darius Adamczyk	2019	—	215,300	$154.22	2/25/2029	12,988	(3)	$2,298,876
	2019	—	—	$—	—	42,010	(4)	$7,435,770
	2018	35,170	105,515	$148.79	2/26/2028	22,181	(5)	$3,926,037
	2018	—	—	$—	—	42,198	(6)	$7,469,046
	2017	112,799	112,799	$119.69	2/27/2027	86,056	(7)	$15,231,912
	2016	78,780	26,260	$107.42	4/3/2026	—		$—
	2016	118,170	39,391	$98.70	2/24/2026	37,784	(8)	$6,687,768
	2015	157,561	—	$98.93	2/25/2025	—		$—
	2014	147,058	—	$89.48	2/26/2024	10,394	(9)	$1,839,738
	2013	42,015	—	$66.43	2/26/2023	—		$—
	2012	97,162	—	$57.00	2/28/2022	—		$—
	Total	788,715	499,265			253,611		$44,889,147
Gregory P. Lewis	2019	—	56,800	$154.22	2/25/2029	3,450	(3)	$610,650
	2019	—	—	$—	—	11,162	(4)	$1,975,674
	2018	6,527	19,583	$148.79	2/26/2028	3,864	(10)	$683,928
	2017	13,054	13,056	$119.69	2/27/2027	3,940	(11)	$697,380
	2016	—	—	$—	—	3,739	(12)	$661,803
	2016	18,906	6,303	$98.70	2/24/2026	—		$—
	2015	23,107	—	$98.93	2/25/2025	3,861	(13)	$683,397
	2014	21,007	—	$89.48	2/26/2024	—		$—
	2013	6,301	—	$66.43	2/26/2023	4,098	(14)	$725,346
	2012	6,301	—	$57.00	2/28/2022	—		$—
	2011	3,675	—	$54.32	2/24/2021	—		$—
	Total	98,878	95,742			34,114		$6,038,178
Mark R. James	2019	—	65,000	$154.22	2/25/2029	3,856	(3)	$682,512
	2019	—	—	$—	—	12,684	(4)	$2,245,068
	2018	12,950	38,853	$148.79	2/26/2028	8,115	(5)	$1,436,355
	2018	—	—	$—	—	15,581	(6)	$2,757,837
	2017	48,044	48,044	$119.69	2/27/2027	27,971	(7)	$4,950,867
	2016	94,536	31,512	$98.70	2/24/2026	27,205	(8)	$4,815,285
	2015	115,544	—	$98.93	2/25/2025	—		$—
	2014	105,040	—	$89.48	2/26/2024	9,196	(9)	$1,627,692
	2013	120,797	—	$66.43	2/26/2023	—		$—
	2012	120,797	—	$57.00	2/28/2022	—		$—
	Total	617,708	183,409			104,608		$18,515,616
Anne T. Madden	2019	—	56,800	$154.22	2/25/2029	3,450	(3)	$610,650
	2019	—	—	$—	—	11,162	(4)	$1,975,674
	2018	7,989	23,970	$148.79	2/26/2028	4,977	(5)	$880,929
	2018	—	—	$—	—	9,631	(6)	$1,704,687
	2017	14,099	14,100	$119.69	2/27/2027	4,260	(11)	$754,020
	2016	21,664	7,221	$98.70	2/24/2026	6,047	(15)	$1,070,319
	2015	26,259	—	$98.93	2/25/2025	—		$—
	2014	21,007	—	$89.48	2/26/2024	—		$—
	2013	21,007	—	$66.43	2/26/2023	4,077	(16)	$721,629
	2012	21,007	—	$57.00	2/28/2022	—		$—
	Total	133,032	102,091			43,604		$7,717,908

73	| Notice and Proxy Statement | 2020

07 |	EXECUTIVE COMPENSATION TABLES

		Option Awards(1)				Stock Awards

Name	Grant Year	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)
Rajeev Gautam	2019	—	65,600	$154.22	2/25/2029	3,957	(3)	$700,389
	2019	—	—	$—	—	12,785	(4)	$2,262,945
	2018	10,809	32,430	$148.79	2/26/2028	6,817	(5)	$1,206,609
	2018	—	—	$—	—	12,984	(6)	$2,298,168
	2017	36,554	36,556	$119.69	2/27/2027	24,229	(7)	$4,288,533
	2016	39,389	13,131	$108.87	5/1/2026	—		$—
	2016	17,330	5,777	$98.70	2/24/2026	11,285	(17)	$1,997,445
	2015	21,007	—	$98.93	2/25/2025	—		$—
	2014	17,856	—	$89.48	2/26/2024	—		$—
	2013	8,927	—	$66.43	2/26/2023	—		$—
	2012	4,200	—	$57.00	2/28/2022	—		$—
	Total	156,072	153,494			72,057		$12,754,089
Timothy O. Mahoney	2019	—	99,100	$154.22	2/25/2029	5,987	(3)	$1,059,699
	2019	—	—	$—	—	16,084	(4)	$2,846,868
	2018	16,815	50,446	$148.79	2/26/2028	10,604	(5)	$1,876,908
	2018	—	—	$—	—	18,757	(6)	$3,319,989
	2017	64,755	64,755	$119.69	2/27/2027	37,102	(7)	$6,567,054
	2016	137,866	45,955	$98.70	2/24/2026	33,840	(17)	$5,989,680
	2015	183,821	—	$98.93	2/25/2025	—		$—
	2014	183,821	—	$89.48	2/26/2024	11,993	(9)	$2,122,761
	Total	587,078	260,256			134,367		$23,782,959

(1)	Stock option grants vest in four installments at the rate of 25% per year beginning on the first anniversary of the date of grant.
(2)	Market value determined using the closing market price of $177.00 per share of common stock on December 31, 2019.
(3)

2019 restricted unit grants will vest 33% on each of February 26, 2021 and February 26, 2023, with the remaining RSUs vesting on February 26, 2025. The number of RSUs reflected here include dividend equivalents applied through December 31, 2019, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.

(4)

Represents PSUs issued under the 2019-2021 Performance Plan. Actual payout will be based on final performance against plan metrics for the full three-year cycle. The number of PSUs reflected here includes dividend equivalents applied on the target number of shares through December 31, 2019, which were reinvested as additional unvested PSUs that will vest on the same basis as the underlying PSUs to which they relate.

(5)

2018 restricted unit grants vest 33% on each of February 27, 2020 and February 27, 2022, with the remaining RSUs vesting on February 27, 2024. The number of RSUs reflected here include dividend equivalents applied through December 31, 2019, which were reinvested as additional RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.

(6)

Represents PSUs issued under the 2018-2020 Performance Plan. Actual payout will be based on final performance against plan metrics for the full three-year cycle. The number of PSUs reflected here includes dividend equivalents applied on the target number of shares through December 31, 2019, which were reinvested as additional unvested PSUs that will be adjusted and vest on the same basis as the underlying PSUs to which they relate.

(7)

Represents the total number of PSUs earned under the 2017-2019 Performance Plan for the three-year performance period of January 1, 2017–December 31, 2019, which will vest on February 28, 2020. The number of PSUs reflected here includes dividend equivalents applied on the number of PSUs earned, as if reinvested in additional PSUs over performance period, and vest on the same basis as the underlying PSUs to which they relate. Upon vesting, 50% of the PSUs earned will be converted to shares of Company common stock and issued to each NEO, subject to the holding period requirements for officers. The remaining 50% of PSUs earned shall be converted to cash based on the closing price of Honeywell stock on the last day of the performance period and paid to each NEO in the first quarter following the end of the performance period.

(8)

Represents Performance RSUs which achieved a 200% payout percentage based on Honeywell’s TSR performance relative to the Compensation Peer Group over a three-year period of August 1, 2016–July 31, 2019. A portion of these RSUs vested in July 2019, at the end of the three-year performance period, and the remaining RSUs will vest 49% on July 31, 2021, and 51% on July 31, 2023. The number of Performance RSUs reflected here includes dividend equivalents applied through December 31, 2019, which were reinvested as additional unvested Performance RSUs that will be adjusted and vest on the same basis as the underlying Performance RSUs to which they relate.

(9)

33% of these RSUs vested on July 25, 2017, and 33% vested on July 25, 2019. The remaining RSUs will vest on July 25, 2021. RSUs reflected here include dividend equivalents applied through December 31, 2019, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(10)

These RSUs will vest 100% on February 27, 2021. RSUs reflected here include dividend equivalents applied through December 31, 2019, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(11)

These RSUs vest 100% on February 28, 2020. RSUs reflected here include dividend equivalents applied through December 31, 2019, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(12)

A portion of these RSUs vested on October 3, 2019. The remaining RSUs will vest 49% on October 3, 2021, and 51% on October 3, 2023. RSUs reflected here include dividend equivalents applied through December 31, 2019, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(13)

A portion of these RSUs vested on July 31, 2018. The remaining RSUs vest 49% on July 31, 2020, and 51% July 31, 2022. RSUs reflected here include dividend equivalents applied through December 31, 2019, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(14)

33% of these RSUs vested on April 22, 2016, and 33% vested on April 22, 2018. The remaining RSUs vest April 22, 2020. RSUs reflected here include dividend equivalents applied through December 31, 2019, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(15)

A portion of these RSUs vested on July 29, 2019. The remaining RSUs will vest 49% on July 29, 2021, and 51% on July 29, 2023. RSUs reflected here include dividend equivalents applied through December 31, 2019, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(16)

33% of these RSUs vested on July 26, 2016, and 33% vested on July 26, 2018. The remaining RSUs will vest July 26, 2020. RSUs reflected here include dividend equivalents applied through December 31, 2019, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule of the RSUs to which they relate.

(17)

Represents Performance RSUs which achieved a 200% payout percentage based on Honeywell’s TSR performance relative to the Compensation Peer Group over a three-year period of August 1, 2016–July 31, 2019. A portion of these RSUs vested in July 2019, at the end of the three-year performance period, and the remaining RSUs will vest 100% on July 31, 2021. The number of Performance RSUs reflected here includes dividend equivalents applied through December 31, 2019, which were reinvested as additional unvested Performance RSUs that will be adjusted and vest on the same basis as the underlying Performance RSUs to which they relate.

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07 |	EXECUTIVE COMPENSATION TABLES

I  OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2019

	Option Awards			Stock Awards

Named Executive Officer	Number of Shares Acquired on Exercise(1)		Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(3)		Value Realized on Vesting(4)

Darius Adamczyk	17,328	(5)	$2,029,839	69,588	(6)	$11,299,226
Gregory P. Lewis	—		$—	6,299	(7)	$982,370
Mark R. James	—		$—	35,324	(8)	$6,117,434
Anne T. Madden	—		$—	8,076	(9)	$1,304,016
Rajeev Gautam	—		$—	15,264	(10)	$2,553,299
Timothy O. Mahoney	210,082	(11)	$20,398,185	63,615	(12)	$10,999,963

(1)	Represents the total number of stock options exercised during 2019 before the sale of option shares to cover the option exercise price, transaction costs and applicable taxes.
(2)

Represents “in the money” value of stock options at exercise calculated as: the difference between the market price at exercise and the exercise price, multiplied by the total number of options exercised. The individual totals may include multiple exercise transactions during the year. Under Honeywell’s Stock Ownership Guidelines, an officer must hold after-tax net gain shares from an options exercise for at least one year before they can be sold (waived upon retirement).

(3)	Represents the total number of RSUs that vested during 2019 before share withholding for taxes and transaction costs.
(4)

Represents the total value of RSUs and PSUs at the vesting date calculated at the average of the high and low share price of one share of common stock on the day of vesting multiplied by the total number of units that vested. The individual totals may include multiple vesting transactions during the year. Under Honeywell’s Stock Ownership Guidelines, an officer must hold after-tax net shares from an RSU and PSU vesting for at least one year before they can be sold (waived upon retirement).

(5)

Relates to stock options originally granted in February 2010 and 2011 with a ten-year term that would have expired in 2020 and 2021 if not exercised. In connection with the stock option exercise, shares were withheld to cover the exercise price and the applicable taxes due upon exercise with Mr. Adamczyk receiving a total of 6,733 net gain shares. Net gain shares must be held at least one year before they can be sold.

(6)

After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of RSUs, Mr. Adamczyk retained a total of 25,636 net shares. After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of PSUs, Mr. Adamczyk retained a total of 10,187 net shares. Net shares must be held at least one year before they can be sold.

(7)

After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of RSUs, Mr. Lewis retained a total of 3,419 net shares. Net shares must be held at least one year before they can be sold.

(8)

After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of RSUs, Mr. James retained a total of 12,196 net shares. After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of PSUs, Mr. James retained a total of 7,334 net shares. Net shares must be held at least one year before they can be sold.

(9)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of RSUs, Ms. Madden retained a total of 4,015 net shares.
(10)

After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of RSUs, Mr. Gautam retained a total of 2,001 net shares. After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of PSUs, Mr. Gautam retained a total of 5,452 net shares. Net shares must be held at least one year before they can be sold.

(11)

Relates to stock options originally granted in February 2013 with a 10-year term that would have expired in 2023 if not exercised. In connection with the stock option exercise, shares were withheld to cover the exercise price and the applicable taxes due upon exercise with Mr. Mahoney receiving a total of 59,773 net gain shares. Net gain shares must be held at least one year before they can be sold.

(12)

After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of RSUs, Mr. Mahoney retained a total of 16,760 net shares. After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of PSUs, Mr. Mahoney retained a total of 18,639 net shares. Net shares must be held at least one year before they can be sold.

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07 |	EXECUTIVE COMPENSATION TABLES

I  PENSION BENEFITS

The following table provides summary information about the pension benefits that have been earned by our Named Executive Officers under two pension plans, the Honeywell International Inc. Supplemental Executive Retirement Plan (SERP) and the Honeywell International Inc. Retirement Earnings Plan (REP).

Pension Benefits—Fiscal Year 2019

Named Executive Officer	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits(1)

Darius Adamczyk	REP	7.7	$125,091
	SERP	11.5	$2,241,956
	Total		$2,367,047
Gregory P. Lewis	REP	13.0	$212,182
	SERP	13.0	$494,280
	Total		$706,462
Mark R. James	REP	19.8	$1,196,670
	SERP	19.8	$7,792,541
	Total		$8,989,211
Anne T. Madden	REP	23.5	$382,801
	SERP	23.5	$1,161,582
	Total		$1,544,383
Rajeev Gautam	REP	41.3	$1,935,493
	SERP	41.3	$5,696,972
	Total		$7,632,465
Timothy O. Mahoney	REP	22.1	$1,111,969
	SERP	22.1	$9,689,186
	Total		$10,801,155

(1)

The present value of the accumulated retirement benefit for each Named Executive Officer is calculated using a 3.22% discount rate, the projected PRI-2012 mortality table and an immediate retirement age for Messrs. Gautam and Mahoney, age 62 for Mr. James, and age 65 for the other Named Executive Officers, the earliest ages at which the Named Executive Officer can retire without an early retirement benefit reduction.

The SERP and REP benefits depend on the length of each Named Executive Officer’s employment with Honeywell (and companies that have been acquired by Honeywell). This information is provided in the table above under the column titled “Number of Years of Credited Service.” The column in the table above titled “Present Value of Accumulated Benefits” represents a financial calculation that estimates the cash value today of the full pension benefit that has been earned by each Named Executive Officer. It is based on various assumptions, including assumptions about how long each Named Executive Officer will live and future interest rates. Additional details about the pension benefits for each Named Executive Officer include:

•	The REP is a tax-qualified pension plan in which a significant portion of our U.S. employees participate.

•

The REP complies with tax requirements applicable to broad-based pension plans, which impose dollar limits on the amount of benefits that can be provided. As a result, the pensions that can be paid under the REP for higher-paid employees represent a much smaller fraction of current income than the pensions that can be paid to less highly paid employees. We make up for this difference, in part, by providing supplemental pensions through the SERP.

•

All SERP benefits will be paid on the first day of the first month that begins following the 105th day after the later of the officer’s separation from service (as that term is defined in Internal Revenue Code Section 409A) or his earliest retirement date.

Pension Benefit Calculation Formulas

Within the REP and the SERP, a variety of formulas are used to determine pension benefits. Different benefit formulas apply for different groups of employees for historical reasons. Generally, as we have grown through acquisitions, we have in many cases retained the benefit formulas under pension plans that were maintained by the companies that we acquired, in order to provide continuity for employees. The differences in the benefit formulas for our Named Executive Officers reflect this history. The explanation below describes the formulas that are used to determine the amount of pension benefits for each of our Named Executive Officers under the REP and the SERP.

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07 |	EXECUTIVE COMPENSATION TABLES

Name of Formula	Benefit Calculation

REP

• Lump sum equal to (1) 6% of final average compensation (annual average compensation for the five calendar years out of the previous 10 calendar years that produces highest average) times (2) credited service.

Allied Salaried

• Single life annuity equal to (1)(A) 2% of final average compensation (average of compensation for the 60 consecutive months out of prior 120 months that produces highest average) times (B) credited service (up to 25 years), minus (2) 64% of estimated Social Security benefits.

• The final average compensation component of the formula was frozen and no amounts earned or paid after December 31, 2015, will be included, except that the annual incentive compensation paid in 2016 was included in 2015 compensation.

Bendix

• Single life annuity at age 65 equal to the greater of (i) basic formula or (ii) minimum formula, where the basic formula is equal to 2% of final average compensation multiplied by up to 25 years of credited service plus 0.5% of final average compensation multiplied by years of credited service over 25, minus 2% of estimated Social Security benefit multiplied by up to 25 years of credited service, and the minimum formula is equal to 0.75% of final average compensation plus $8.00, multiplied by up to 30 years of credited service. Final average compensation is the larger of (i) the sum of compensation received for the highest five years divided by 60, or (ii) the highest average of 60 consecutive months out of the final 120 months with short-term incentive compensation included in the year earned.

• The final average compensation component of the formula was frozen and no amounts earned or paid after December 31, 2015, will be included, except that the annual incentive compensation paid in 2016 was included in 2015 compensation for the portion of the definition that includes earned annual incentive compensation.

UOP

• Annual amount in single life annuity at age 65 equal to the greater of (1) and (2), minus (3), where: (1) is 1.2% of average final compensation (base salary and shift differential for the 36 consecutive calendar months out of the previous 120 consecutive calendar months that produce the highest average) times credited service, plus $144, (2) is 1.5% of average final compensation (base salary, shift differential, overtime, sales commissions, sales bonuses, annual incentive compensation for the 36 consecutive calendar months out of the previous 120 consecutive calendar months that produce the highest average) times credited service, minus 1.5% of estimated Social Security benefit times credited service (to a maximum of 50%), and (3) is any benefits payable under the Union Carbide Corporation Retirement Program.

• The average final compensation components of the formula were frozen and no amounts earned or paid after December 31, 2015, will be included, except that annual incentive compensation paid in 2016 was included in 2015 compensation for purposes of (2) above

Signal

• Single life annuity equal to (1)(A) 1.5% of final average compensation (average of compensation for the 60 consecutive months out of the last 120 that produces the highest average) times (B) credited service (with no limit on service), minus (2)(A) 1.5% of estimated Social Security benefits times (B) credited service up to 33 1/3 years.

• The final average compensation component of the formula was frozen and no amounts earned or paid after December 31, 2015, will be included, except that the annual incentive compensation paid in 2016 was included in 2015 compensation.

For the REP, Allied Salaried, Bendix, and Signal formulas compensation includes base pay, short-term incentive compensation, payroll-based rewards and recognition and lump sum incentives. Calculations for pension formulas other than the REP formula include the annual incentive compensation in the year earned while the REP formula includes annual incentive compensation in the year paid. The amount of compensation taken into account under the REP is limited by tax rules. The amount of compensation taken into account under the SERP is not. Except with respect to Mr. James, the 2015 compensation changes described above for pension formulas other than the REP formula also apply to the compensation taken into account under the SERP.

The benefit formulas above describe the pension benefits in terms of a lump sum cash payment (for the REP formula) or a single life annuity (for the other formulas). Participants are entitled to receive their benefits in other payment forms, including, for example joint and survivor annuities, period certain annuities and level income payments. However, the value of each available payment form is the same. Based on prior elections and SERP terms, Messrs. James, Gautam, and Mahoney will receive their SERP benefits in the form of an annuity.

The Allied Salaried formula also provides for early retirement benefits. A participant is eligible for early retirement if the participant’s age and years of service equal or exceed 60 and the participant has attained age 50 with at least five years of service or if the participant’s age and years of service equal or exceed 80 regardless of the participant’s age. If the participant retires early, the participant’s benefit at normal retirement age is reduced by 1/4 of 1% for each month payments begin before age 62 (3% per year). In addition, the Social Security benefit reduction portion of the formula is reduced by 1/180 for each month benefits are paid between ages 60 and 65, and 1/360 for each month benefits are paid before the participant’s 60th birthday.

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07 |	EXECUTIVE COMPENSATION TABLES

The Bendix formula also provides for early retirement benefits. A participant is eligible for early retirement if the participant has attained age 55 with at least five years of vesting service or he retires after the sum of his age and years of vesting service equal or exceed 80. If the participant retires early, the participant’s early retirement benefit shall be the greater of (1) or (2), where (1) is (A) minus (B), where (A) is the amount determined under the basic formula for up to 25 years of credited service reduced by 1/6 of 1% for each of the first 60 months by which the early retirement date precedes the participant’s 65th birthday and 1/3 of 1% for months that exceed 60, and (B) is the monthly offset determined under the Social Security benefit portion of the basic formula reduced by the factors used to reduce Social Security benefits for early commencement (but only for payments made after the participant’s 62nd birthday, and based on the reduction factors as of the later of age 62 or the participant’s early retirement date); and (2) is the monthly amount determined under the minimum formula reduced by 6/10 of 1% for each of the first 60 months by which the participant’s early retirement date precedes his 65th birthday and by 4/10 of 1% for months that exceed 60. The participant’s benefit shall be the greater of the pre-age 62 and post-age 62 amounts calculated under (1) and (2) above. If a participant retires after he has 80 points, the early retirement benefit shall be determined as above except the total reduction under (1)(A) shall not exceed 25%, and the amount determined under (2), prior to determining the greater pre-age 62 and post-age 62 amounts, shall be increased by $385 per month, payable through the participant’s 62nd birthday with no reduction for commencement before age 65.

The Signal formula also provides for early retirement benefits. A participant is eligible for early retirement if the participant has attained age 50 with at least 10 years of vesting service. If the participant retires early, his accrued benefit (other than the Social Security offset portion) is reduced by 0.33% for each month benefits are paid before the participant’s 60th birthday (4% per year).

The UOP formula also provides for early retirement benefits. A participant is eligible for early retirement if the participant has attained age 50 with at least ten years of vesting service. If the participant retires early, his accrued benefit (other than the Social Security offset portion) is reduced by 0.33% for each month benefits are paid before the participant’s 60th birthday (4% per year).

As stated above, the pension formula used to determine the amount of pension benefits under each of the plans for our Named Executive Officers (NEO) differs for historical reasons. Also, additional contractual pension benefits have been provided to certain Named Executive Officers as deemed necessary and appropriate at the time of their recruitment to the Company or to retain the executive. The table below describes which formulas are applicable to each of our NEOs.

Name/Formula	Description of Total Pension Benefits

Darius Adamczyk	• Mr. Adamczyk’s pension benefits under the REP and the SERP are determined under the REP formula, with the SERP benefit calculated using all of his Honeywell employment as credited service.
Total pension benefit = REP formula benefits

Gregory P. Lewis	• Mr. Lewis’ pension benefits under the REP and the SERP are determined under the REP formula.
Total pension benefit = REP formula benefits

Mark R. James Total pension benefit = Allied Salaried formula benefits

•  Mr. James is currently eligible for early retirement benefits payable under the Allied Salaried formula. The value of his benefit payable on December 31, 2019, exceeds the benefit shown in the table above by $832,313.

•  A portion of Mr. James’ pension benefits under the REP and a portion of his SERP benefits are determined under the Bendix formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.

Anne T. Madden Total pension benefit = REP formula benefits	• Ms. Madden’s pension benefits under the REP and the SERP are determined under the REP formula.

Rajeev Gautam Total pension benefit = UOP formula benefits	• Mr. Gautam is currently eligible for early retirement benefits payable under the UOP formula. The value of his benefit payable on December 31, 2019, equals the benefit shown in the table above.

Timothy O. Mahoney Total pension benefit = Allied Salaried formula benefits

•  Mr. Mahoney is currently eligible for early retirement benefits payable under the Allied Salaried formula. The value of his benefit payable on December 31, 2019, equals the benefit shown in the table above.

•  A portion of Mr. Mahoney’s pension benefits under the REP and a portion of his SERP benefits are determined under the Signal formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.

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07 |	EXECUTIVE COMPENSATION TABLES

I  NONQUALIFIED DEFERRED COMPENSATION—FISCAL YEAR 2019

Since 2005, Honeywell has taken steps to limit deferred compensation amounts owed to executives by reducing the overall interest rate earned on new deferrals and accelerating the payout of deferred amounts, thereby limiting the period over which interest is earned. These include changing the interest rate accruing on new deferrals under the Honeywell Excess Benefit Plan and Honeywell Supplemental Savings Plan (the SS Plan) and the Honeywell Deferred Incentive Plan (the DIC Plan) from a fixed above-market rate to a rate that changes annually based on the Company’s 15-year cost of borrowing; and requiring payment of the SS Plan or DIC Plan deferrals to begin shortly after termination of employment in a lump sum unless the participant leaves the Company after reaching retirement (age 55 with 10 years of service). In addition, cash dividend equivalents on vested deferred RSUs cannot be deferred and dividend equivalents on unvested RSUs are reinvested in additional RSUs and subject to the same vesting schedule as the underlying RSUs.

Named Executive Officer	Plan	Executive Contributions in Last FY(3)	Registrant Contributions in Last FY(1) (3)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)

Darius Adamczyk	SS Plan(1)	$109,000	$95,375	$164,151	$—	$1,159,244
	DIC Plan	$410,000	$—	$14,856	$—	$424,856
	Deferred RSUs(2)	$—	$—	$—	$—	$—
	Total	$519,000	$95,375	$179,007	$—	$1,584,100
Gregory P. Lewis	SS Plan(1)	$77,371	$32,887	$44,368	$—	$448,166
	DIC Plan	$—	$—	$4,620	$—	$116,230
	Deferred RSUs(2)	$—	$—	$—	$—	$—
	Total	$77,371	$32,887	$48,988	$—	$564,396
Mark R. James	SS Plan(1)	$121,792	$38,971	$368,099	$—	$2,955,017
	DIC Plan	$—	$—	$93,680	$—	$2,017,129
	Deferred RSUs(2)	$—	$—	$—	$—	$0
	Total	$121,792	$38,971	$461,779	$—	$4,972,146
Anne T. Madden	SS Plan(1)	$223,968	$33,391	$331,246	$—	$2,921,973
	DIC Plan	$1,117,000	$—	$173,532	$—	$4,504,966
	Deferred RSUs(2)	$—	$—	$1,589,003	$—	$6,397,991
	Total	$1,340,968	$33,391	$2,093,781	$—	$13,824,930
Rajeev Gautam	SS Plan(1)	$43,338	$34,946	$179,495	$—	$2,102,146
	DIC Plan	$—	$—	$24,124	$—	$606,913
	Deferred RSUs(2)	$—	$—	$—	$—	$—
	Total	$43,338	$34,946	$203,619	$—	$2,709,059
Timothy O. Mahoney	SS Plan(1)	$311,087	$51,894	$554,347	$—	$5,764,110
	DIC Plan	$—	$—	$402,567	$—	$7,150,824
	Deferred RSUs(2)	$—	$—	$3,658,716	$—	$13,632,609
	Total	$311,087	$51,894	$4,615,630	$—	$26,547,544

All deferred compensation amounts, regardless of the plan, are unfunded and unsecured obligations of the Company and are subject to the same risks as any of the Company’s general obligations.

(1)

For SS Plan deferrals, the Company matching contributions are credited annually no later than the following January 31st if the Named Executive Officer was actively employed or on a disability leave of absence as of December 15th. The value of registrant contributions in the last fiscal year for the SS Plan includes annual matching contributions that were credited to the Named Executive Officers in January 2020 for the 2019 year.

(2)

The value of executive contributions in the last fiscal year is calculated by multiplying the number of deferred RSUs that vested in 2019 by the closing price of a share of common stock on the vesting date (or the next business day following the vesting date). The value of the aggregate balance at the last fiscal year is calculated by multiplying the total number of vested, deferred RSUs on December 31, 2019, by the closing price of a share of common stock on December 31, 2019 ($177.00). This column reflects the following: 34,303 units and $326,375 in cash for Ms. Madden and 77,020 units for Mr. Mahoney.

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07 |	EXECUTIVE COMPENSATION TABLES

(3)

The following table details the extent to which amounts reported in the contributions and earnings columns are reported in the Summary Compensation Table and amounts reported in the aggregate balance column were reported in the Summary Compensation Table for previous years. In the table above, for the SS Plan, the Aggregate Earnings in Last FY column includes interest credits and changes in the value of the Company Common Stock Fund. The value of the Company Common Stock Fund increases or decreases in accordance with the Company’s stock price and the reinvestment of dividends. In the table above, for the deferred RSUs, the Aggregate Earnings in Last FY column includes dividend equivalent credits and any increase (or decrease) in the Company’s stock price.

Named Executive Officer	Executive Contributions in SCT	Registrant Contributions in SCT	Earnings in SCT	Portion of Aggregate Balance Included in Prior SCTs

Darius Adamczyk	$109,000	$95,375	$ 2,979	$ 902,202
Gregory P. Lewis	$ 77,371	$32,887	$ 1,257	$ 78,438
Mark R. James	$121,792	$38,971	$32,302	$ 139,593
Anne T. Madden	$223,968	$33,391	$30,063	$ —
Rajeev Gautam	$ 43,338	$34,946	$ 7,265	$ 247,696
Timothy O. Mahoney	$311,087	$51,894	$97,293	$8,132,748

Honeywell Excess Benefit Plan and Honeywell Supplemental Savings Plan

The Supplemental Savings Plan allows Honeywell executives, including the Named Executive Officers, to defer the portion of their annual base salary that cannot be contributed to the Company’s tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code and/or up to an additional 25% of base annual salary for the plan year.

To the extent amounts have not already been matched on a similar basis under the Company’s 401(k) plan, Honeywell matched deferrals posted to the SS Plan at the rate of 87.5% on the first 8% of eligible pay. Matching contributions are always vested and are credited on an annual basis if the participant was actively employed or on a disability leave of absence as of December 15, 2019.

Interest Rate. Participant deferrals for the 2005 plan year and later are credited with a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2019, this rate was 4.06%. Participant deferrals for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the Management Development and Compensation Committee (MDCC) before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the MDCC would set the rate at an above-market rate to retain executives. Above-market interest credited on SS Plan deferrals and reflected in the Summary Compensation Table on page 70 includes the difference between market interest rates determined by SEC rules and the interest credited under the SS Plan. Matching contributions are treated as invested in common stock. Dividends are treated as reinvested in additional shares of common stock.

Distribution. Amounts deferred for the 2005 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2020 plan year and later, a participant can elect to receive five, 10 or 15 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service; for the 2006 to 2019 plan years, a participant could elect up to ten installments under the same terms.

Except in hardship circumstances, amounts deferred for the 2004 plan year and earlier will be distributed either in January of any subsequent year or in January of the year following termination of employment, as elected by the participant. The participant could elect to receive distributions in a lump sum or up to 15 annual installments.

Participant deferrals to the SS Plan are distributed in cash only. Matching contributions are distributed in shares of common stock.

Amounts deferred for the 2005 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2004 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty of 6%.

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Honeywell Salary and Incentive Award Deferral Plan for Selected Employees

The Honeywell DIC Plan allows Honeywell executives, including the Named Executive Officers, to defer all or a portion of their annual cash incentive compensation.

Interest Rate. Beginning in 2005, deferrals are credited with a rate of interest, based on Honeywell’s 15-year borrowing rate which is set annually at the beginning of the year (4.06% for 2019). Amounts deferred for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the MDCC before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the MDCC would set the total rate at an above-market rate to retain executives. Above-market interest credited on DIC Plan deferrals and reflected in the Summary Compensation Table on page 70 includes the difference between market interest rates determined by SEC rules and the interest credited under the DIC Plan.

Distribution. Amounts deferred for the 2006 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2020 plan year and later, a participant can elect to receive five, 10 or 15 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service; for the 2006 to 2019 plan years, a participant could elect up to 10 installments under the same terms.

Except in hardship circumstances (if permitted), amounts deferred for the 2005 plan year and earlier will be distributed either in January of any year three years after the compensation was earned or in January of the year following termination of the participant’s employment, as elected by the participant. The participant could elect to receive non-hardship distributions in a lump sum or up to 15 annual installments.

Amounts deferred for the 2002 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2001 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty that ranges from 0% to 6% and that is based on the 10-year Treasury bond rate at the beginning of the calendar quarter.

Deferral of RSUs

The Named Executive Officers may defer the receipt of up to 100% of their RSUs upon vesting based on an election made at the time of grant. The executive may defer payment to:

•	A specific year after the vesting year; or

•	The year following the executive’s termination of active employment.

The executive can also choose to receive payment in a lump sum or up to 15 annual installments and can also elect at the time of grant to accelerate the form and timing of payment following a change in control to a lump sum paid no later than 90 days following the change in control. Cash dividend equivalents on deferred RSUs (determined at the same rate as a regular share of common stock) are converted to additional deferred RSUs as of the dividend payment date and are subject to the same payment schedule and restrictions as the underlying deferred RSUs. For grants made before July 2004, an executive could also defer dividend equivalents in cash and such amounts are credited with interest at a 10% rate, compounded daily, until payment. The practice of deferring dividend equivalents in cash ended in July 2004. Above-market interest related to the deferred dividend equivalents reflected in the Summary Compensation Table on page 70 includes the difference between market interest rates determined by SEC rules and the 10% interest credited by the Company on the pre-July 2004 grants, the terms of which cannot be amended.

Unvested Dividend Equivalents

Cash dividend equivalents on unvested RSUs (determined at the same rate as a regular share of common stock) are converted to additional unvested RSUs as of the dividend payment date and are subject to the same vesting schedule and restrictions as the underlying RSUs.

The terms of the SERP Plan, the SS Plan, the DIC Plan, the deferred RSUs and the unvested dividend equivalents are subject to the requirements of, and regulations and guidance published by, Section 409A of the Internal Revenue Code.

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I  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes the benefits payable to our named executive officers (NEOs) in two circumstances:

•	Termination of Employment

•	Change in Control (CIC)

Senior Severance Plan

These benefits are determined primarily under a plan that we refer to as our Senior Severance Plan. In addition to the Senior Severance Plan, other of our benefits plans, such as our annual incentive compensation plan, also have provisions that impact these benefits.

These benefits ensure that our executives are motivated primarily by the needs of the businesses for which they are responsible, rather than circumstances that are outside the ordinary course of business, i.e., circumstances that might lead to the termination of an executive’s employment or that might lead to a CIC of the Company. Generally, this is achieved by assuring our NEOs that they will receive a level of continued compensation if their employment is adversely affected in these circumstances, subject to certain conditions. We believe that these benefits help ensure that affected executives act in the best interests of our shareowners, even if such actions are otherwise contrary to their personal interests. This is critical because these are circumstances in which the actions of our NEOs may have a material impact upon our shareowners. Accordingly, we set the level and terms of these benefits in a way that we believe is necessary to obtain the desired results. The level of benefit and the rights to benefits are determined by the type of termination event, as described below. We believe that these benefits are generally in line with current market practices and are particularly important as we do not maintain employment agreements with our NEOs.

Benefits provided under the Senior Severance Plan are conditioned on the executive executing a full release of claims and certain non-competition and non-solicitation covenants in favor of the Company. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants. In addition, we would seek to recover severance benefits already paid to any executive who violates such restrictive covenants.

In the case of a CIC, severance benefits are payable only if both parts of the “double trigger” are satisfied. That is, (i) there must be a CIC of our Company, and (ii)(A) the NEO must be involuntarily terminated other than for cause, or (ii)(B) the NEO must initiate the termination of his own employment for good reason. Similarly, the Company also amended its stock incentive plan in 2014 to eliminate automatic single-trigger vesting of all new equity and Performance Plan Unit awards that are rolled-over upon a CIC.

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Summary of Benefits—Termination Events

The following table summarizes the termination of employment and CIC benefits payable to our NEOs. None of these termination benefits are payable to NEOs who voluntarily quit (other than voluntary resignations for good reason after a CIC) or whose employment is terminated by us for cause. The information in the table below assumes, in each case, that termination of employment occurred on December 31, 2019. Pension and nonqualified deferred compensation benefits, which are described elsewhere in this Proxy Statement, are not included in the table below in accordance with the applicable Proxy Statement disclosure requirements, even though they may become payable at the times specified in the table. The effect of a termination of employment or CIC on outstanding stock options, RSUs and PSUs is described in the section below entitled “Impact on Equity-Based Awards.”

Payments and Benefits	Named Executive Officer	Termination by the Company Without Cause	Death	Disability	Change in Control— No Termination of Employment	Change in Control— Termination of Employment by Company Without Cause, By NEO for Good Reason or Due to Disability

Cash Severance (Base Salary + Bonus)	Darius Adamczyk	$13,200,000	$—	$—	$—	$13,200,000
	Gregory P. Lewis	$2,310,000	$—	$—	$—	$3,080,000
	Mark R. James	$4,800,000	$—	$—	$—	$4,800,000
	Anne T. Madden	$2,310,000	$—	$—	$—	$3,080,000
	Rajeev Gautam	$2,355,000	$—	$—	$—	$3,140,000
	Timothy O. Mahoney	$3,321,750	$—	$—	$—	$4,429,000
ICP (Year of Termination)	Darius Adamczyk	$—	$—	$—	$4,065,000	$4,065,000
	Gregory P. Lewis	$—	$—	$—	$1,056,000	$1,056,000
	Mark R. James	$—	$—	$—	$996,000	$996,000
	Anne T. Madden	$—	$—	$—	$1,102,000	$1,102,000
	Rajeev Gautam	$—	$—	$—	$976,000	$976,000
	Timothy O. Mahoney	$—	$—	$—	$1,681,000	$1,681,000
Performance Cash Units	Darius Adamczyk	$—	$—	$—	$—	$—
	Gregory P. Lewis	$—	$1,335,600	$1,335,600	$—	$1,335,600
	Mark R. James	$—	$—	$—	$—	$—
	Anne T. Madden	$—	$868,500	$868,500	$—	$868,500
	Rajeev Gautam	$—	$—	$—	$—	$—
	Timothy O. Mahoney	$—	$—	$—	$—	$—
Benefits and Perquisites	Darius Adamczyk	$32,434	$—	$—	$—	$32,434
	Gregory P. Lewis	$10,577	$—	$—	$—	$14,102
	Mark R. James	$28,242	$—	$—	$—	$28,242
	Anne T. Madden	$12,633	$—	$—	$—	$16,845
	Rajeev Gautam	$15,409	$—	$—	$—	$20,545
	Timothy O. Mahoney	$14,974	$—	$—	$—	$19,965
All Other-Payments/Benefits	Darius Adamczyk	$118,539	$—	$—	$—	$118,539
	Gregory P. Lewis	$152,554	$—	$—	$—	$152,554
	Mark R. James	$—	$—	$—	$—	$1,582,302
	Anne T. Madden	$201,153	$—	$—	$—	$414,522
	Rajeev Gautam	$—	$—	$—	$—	$—
	Timothy O. Mahoney	$—	$—	$—	$—	$—
Total	Darius Adamczyk	$13,350,973	$—	$—	$4,065,000	$17,415,973
	Gregory P. Lewis	$2,473,131	$1,335,600	$1,335,600	$1,056,000	$5,638,256
	Mark R. James	$4,828,242	$—	$—	$996,000	$7,406,544
	Anne T. Madden	$2,523,786	$868,500	$868,500	$1,102,000	$5,481,867
	Rajeev Gautam	$2,370,409	$—	$—	$976,000	$4,136,545
	Timothy O. Mahoney	$3,336,724	$—	$—	$1,681,000	$6,129,965

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Explanation of Benefits—Termination Events

The following describes the benefits that are quantified in the table above assuming the event occurred on December 31, 2019. In regard to each portion of the benefit, the benefits that are paid in the context of a CIC are, except as noted, the same as the benefits paid other than as a result of a CIC.

Benefit/Event	Amount and Terms of Payments (other than upon a Change in Control)	Change in Control Provisions
Severance Benefits-Cash Payment Involuntary termination without cause; CIC termination without cause or by an NEO for good reason.

•  Three years of base salary and bonus for Mr. Adamczyk and Mr. James, and 18 months of base salary and bonus for Messrs. Lewis, Gautam, and Mahoney and Ms. Madden.

•  Paid periodically, in cash.

•  Bonus is equal to target percentage of base salary.

•  Payment conditioned upon a general release in favor of the Company, non-compete, non-disclosure (indefinite duration), and non-solicitation covenants (two years for customers and two years for employees) and refraining from certain other misconduct.

•  For Messrs. Lewis, Gautam, and Mahoney and Ms. Madden, severance period is increased from 18 months to two years.

•  Amounts are paid in a lump sum within 60 days following the later of the date of termination or the CIC date.

Annual Bonus for the Year of Termination-Cash Payment Annual ICP Plan bonus is payable to NEOs for the year in which a CIC occurs.	• N/A.

•  Based on achievement of pre-established ICP goals and the MDCC’s assessment of other relevant criteria, for the stub period ending on the CIC (as defined in the ICP Plan) date, prorated through the CIC date.

•  Paid in cash at the time ICP awards are typically paid to Honeywell executives for the year in which a CIC occurs, but only if the employee is actively employed on the payment date, has been involuntarily terminated other than for cause or has terminated employment for good reason.

Performance Cash Units Performance Cash Unit awards are paid out in the event of death, disability and a qualifying termination of employment upon a CIC.

•  Only Mr. Lewis (for the 2017-2019 and 2018-2020 performance cycles) and Ms. Madden (for the 2017-2019 performance cycle) have Performance Cash Unit (PCU) awards issued prior to becoming an officer of the Company. PCU are paid out on a pro rata basis upon death or disability. As the 2017-2019 PCU performance cycle has already concluded, any payout would be the full amount earned based on actual performance. In the case of the 2018-2020 cycle, Mr. Lewis’ PCUs would be paid out on a prorated (two-thirds) basis, assuming target performance, in the event of his death or disability.

•  Upon a CIC, unvested PCUs remain outstanding to the extent assumed by the successor. Following a CIC, unvested PCUs would vest on a pro rata basis in the event of an involuntary termination other than for cause or a voluntary termination for good reason, within 2 years of the CIC event. For a performance cycle that has already concluded, payout would be based on actual performance. For a performance cycle in progress, the prorated payout would be based on target performance. The “Change in Control-Termination of Employment” column includes the full payout for the 2017-2019 performance cycle for Mr. Lewis and Ms. Madden and two-thirds of the target payout for the 2018-2020 performance cycle for Mr. Lewis.

Certain Benefits and Perquisites Termination of employment without cause; CIC, voluntary termination of employment for good reason.	• Life insurance coverage is continued at Honeywell’s cost for the severance period. • Medical and dental benefits are continued during the severance period at active employee contribution rates.	• Life insurance coverage is continued at Honeywell’s cost for the severance period. • Medical and dental benefits are continued during the severance period at active employee contribution rates.

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Benefit/Event	Amount and Terms of Payments (other than upon a Change in Control)	Change in Control Provisions
Other Benefits	• Service credit for pension during the first 12 months of the severance period.

•  If employment terminated upon CIC, service credit for pension purposes during the first 12 months of the severance period. Additional 3 years of age & service credit for pension purposes for Mr. James and Ms. Madden under pre-2007 Corporate CIC Severance Plan provisions.

Excise Tax Reimbursement

U.S. tax laws may impose an excise tax on employees who receive benefits in connection with a CIC in certain circumstances and subject to certain conditions. In 2009, the Company amended the Senior Severance Plan to eliminate excise tax gross-ups for officers not already eligible for such treatment prior to January 1, 2010. As of December 31, 2019, Messrs. Mahoney and James were the only NEOs grandfathered under this provision. Based on the Company’s expectation about how the excise tax would be calculated in the event of an actual CIC transaction, no NEO would have been subject to excise tax if a CIC had occurred on December 31, 2019.

Impact On Equity-Based Awards

This section describes the impact of a termination of employment or a CIC on outstanding stock options, RSUs and Performance Plan Stock Units (PSUs) held by our NEOs. Additional information about these awards is included in the Outstanding Equity Awards Table on pages 73-74 of this Proxy Statement.

The table below shows the in-the-money value of outstanding unvested stock options, RSUs and PSUs held by our NEOs as of December 31, 2019, based on the closing price of a share of common stock as reported on the New York Stock Exchange on that date ($177.00). These awards are scheduled to vest and to expire on various dates in the future. As described below, the vesting of these awards will be accelerated upon death, disability or a qualifying termination of employment following a CIC. Equity awards issued since April 28, 2014, do not automatically vest upon a CIC to the extent assumed or replaced by the successor in the transaction. In addition, stock options will remain outstanding for different periods depending on the circumstances. The value to an NEO of these provisions depends on the vesting period and remaining terms of the awards.

Named Executive Officer	In-the-Money Value of Unvested Stock Options	Unvested RSUs	Unvested PSUs(1)

Darius Adamczyk	$19,257,109	$8,064,651	$29,377,634
Gregory P. Lewis	$3,088,105	$3,337,158	$658,558
Mark R. James	$7,797,534	$3,746,559	$12,353,066
Anne T. Madden	$3,343,573	$3,315,918	$1,795,016
Rajeev Gautam	$5,851,197	$1,906,998	$8,572,405
Timothy O. Mahoney	$10,989,965	$5,059,368	$17,777,349

(1)	Includes the portion of unvested PSUs that would vest upon Death, Disability or a qualifying termination upon Change in Control.

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Termination or CIC Impact On Outstanding Awards

Treatment of outstanding stock plan awards following termination of employment depends on the plan under which the awards were granted, as follows:

Plan	Treatment of Stock Options, RSU and PSUs

2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates

• Following termination of employment, participants (or their beneficiaries) have until the earlier of the original expiration date or the following period in which to exercise vested options:

— Three (3) years in the event of death, disability or a voluntary or involuntary termination (other than for cause) after qualifying for “early retirement” (age 55 and 10 years of service) or “full retirement” (age 60 and 10 years of service);

— One (1) year in the case of any other involuntary termination without cause; and

— Thirty (30) days in the case of a voluntary termination.

   These rules are hereinafter referred to as the “2006 Stock Plan Exercise Rules.”

2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates

• RSUs granted before April 2014 become vested in full upon death, disability, or a CIC. The only remaining pre-April 2014 RSUs outstanding will become vested in the normal course in 2020.

• Unvested stock options and RSUs granted after April 2014 do not automatically vest upon a CIC if rolled over or replaced by the successor. Following a CIC, vesting shall only occur if a participant’s employment is terminated, either by the successor without cause or by the participant for good reason (that is, “double trigger” vesting), within two years following a CIC. These rules are hereinafter referred to as the “Double Trigger CIC Rules”.

• The 2006 Stock Plan Exercise Rules apply to vested stock options under this plan.

2016 Stock Incentive Plan of Honeywell International Inc. and its Affiliates

• The Double Trigger CIC Rules apply to unvested stock options and RSUs under this plan. Double trigger vesting also applies to PSUs awarded under this plan, with vesting on a pro rata basis at target for incomplete performance periods, and based on the actual earned award for completed performance cycles, and paid within 90 days of a participant’s termination of employment, either by the successor without cause or by the participant for good reason (that is, “double trigger” vesting), within two years following a CIC.

• The 2006 Stock Plan Exercise Rules apply to vested stock options under this plan.

• There is no acceleration of vesting of awards upon reaching retirement age

Defined Terms Used in This Section

As used in our plans, the following terms are assigned the meanings summarized below.

Term	Summary of Definition

Change in Control

•  The acquisition of 30% or more of the common stock;

•  The purchase of all or part of the common stock pursuant to a tender offer or exchange offer;

•  A merger where Honeywell does not survive as an independent, publicly-owned corporation;

•  A sale of substantially all of Honeywell’s assets; or

•  A substantial change in Honeywell’s Board over a two-year period.

•  Additionally, under the Senior Severance Plan, any event that the MDCC, in its discretion, determines to be a Change in Control for purposes of that plan; provided that under the 2006, 2011 or 2016 Stock Incentive Plan, each of the events described above would only be a Change in Control if it constitutes a “change in control event” within the meaning of United States Department of Treasury Regulation §1.409A-3(i)(5)(i).

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Term	Summary of Definition

Termination for Cause

•  Clear and convincing evidence of a significant violation of the Company’s Code of Business Conduct;

•  The misappropriation, embezzlement, or willful destruction of Company property of significant value;

•  The willful failure to perform, gross negligence or intentional misconduct of significant duties that results in material harm to the business of the Company;

•  The conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised);

•  The failure to cooperate fully in a Company investigation or to be fully truthful when providing evidence or testimony in such investigation; or

•  Clear and convincing evidence of the willful falsification of any financial records of the Company that are used in compiling the Company’s financial statements or related disclosures, with the intent of violating Generally Accepted Accounting Principles or, if applicable, International Financial Reporting Standards.

Termination for Good Reason

•  A material diminution in the NEO’s authority, duties, or responsibilities;

•  A material decrease in base compensation;

•  A material reduction in the aggregate benefits available to the NEO where such reduction does not apply to all similarly-situated employees;

•  Any geographic relocation of the NEO’s position to a location that is more than 50 miles from his or her previous work location;

•  Any action that constitutes a constructive discharge; or

•  The failure of a successor to assume these obligations under the Senior Severance Plan.

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CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our median paid employee and the annual total compensation of Mr. Darius Adamczyk, our Chairman and Chief Executive Officer:

As permitted by the SEC rules, the median employee utilized for the 2019 pay ratio disclosure is the same median employee identified and used for the 2018 CEO pay ratio as there were no changes to our employee population or employee compensation arrangements during 2019 that would result in a significant change to our pay ratio disclosure. We identified our median employee using our global employee population as of November 1, 2018 (the “Determination Date”).

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee”, the methodology and the material assumptions, adjustments and estimates we used were as follows:

•	We considered our global population as of November 1, 2018.

•	Before applying the “De Minimis Exemption” adjustment permitted under SEC rules (described below), our global population consisted of approximately 123,408 individuals

Total U.S. Employees	53,815
Total non-U.S. Employees	69,593	(no exceptions)
Total Global Workforce	123,408

We applied the De Minimis Exemption adjustment to exclude a total of 6,098 employees located in jurisdictions outside the U.S. Such employees represent less than five percent of our Total Global Workforce. The countries and approximate number of Honeywell employees excluded were: Algeria (54), Angola (6), Argentina (267), Azerbaijan (3), Belarus (1), Brazil (768), Bulgaria (229), Colombia (124), Croatia (8), Ecuador (1), Egypt (31), Greece (4), Hungary (214), Indonesia (524), Iraq (10), Israel (30), Jordan (17), Kazakhstan (72), Kenya (13), Kuwait (188), Morocco (131), Pakistan (7), Peru (39), Philippines (135), Portugal (45), Russian Federation (866), Slovakia (1,310), Thailand (561), Tunisia (136), Turkey (242), Ukraine (34), Uzbekistan (4), Venezuela (20), and Vietnam (4).

Total Workforce for Determination of Median Employee:

Total U.S. Employees	53,815
Total non-U.S. Employees	63,495	(excluding 6,098 employees)
Total Global Workforce	117,310

For calendar 2019, our last completed fiscal year:

•	The annual total compensation of the median employee of our Company (other than our CEO) was $69,513; and

•	The annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $20,525,104.

Based on this information, for 2019, the ratio of the annual total compensation of Mr. Adamczyk, our CEO, to the median of the annual total compensation of all employees was estimated to be 295 to 1.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported here, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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08 |	PROPOSAL NO. 3: APPROVAL OF INDEPENDENT ACCOUNTANTS

PROPOSAL 3: APPROVAL OF

INDEPENDENT ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. The Audit Committee is recommending approval of its appointment of Deloitte & Touche LLP (Deloitte) as independent accountants for Honeywell to audit its consolidated financial statements for 2020 and to perform audit-related services. These services include reviewing our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. If shareowners do not approve, the Audit Committee will reconsider the appointment.

The Audit Committee and Honeywell’s Board of Directors believe that the continued retention of Deloitte as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareowners. Honeywell has been advised by Deloitte that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so and be available to respond to appropriate questions.

INDEPENDENT ACCOUNTING FIRM FEES

Deloitte provided the following audit and other services during 2019 and 2018:

(in millions of $)	2019	2018

Audit Fees	$17.88	$20.40

• Annual integrated audit of the Company’s consolidated financial statements, and internal control over financial reporting, statutory audits of foreign subsidiaries, attest services, consents, issuance of comfort letters and review of documents filed with the SEC.

Audit-Related Fees	$5.64	$10.27

• Audit-related services in 2019 related primarily to a carve out audit and agreed upon procedures. Audit-related services in 2018 related primarily to the carve-out audits of Garrett Motion Inc. and Resideo Technologies, Inc. and agreed upon procedures.

Tax Fees	$0.00	$0.02	• No tax services in 2019. Tax compliance services in 2018 related primarily to global employment tax services.
All Other Fees	$0.00	$0.00
Total Fees	$23.52	$30.69

NON-AUDIT SERVICES

The Audit Committee reviews non-audit services proposed to be provided by Deloitte to determine whether they would be compatible with maintaining Deloitte’s independence. The Audit Committee has established policies and procedures for the engagement of Deloitte to provide non-audit services. Specifically:

•

The Audit Committee reviews and pre-approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which Deloitte is to be permitted to provide (those categories do not include any of the prohibited services in the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by Deloitte on the firm’s independence in performing its audit and audit-related services.

•	The Audit Committee reviews the non-audit services performed by, and amount of fees paid to, Deloitte, by category in comparison to the pre-approved budget.

•

The engagement of Deloitte to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to Deloitte in any category to exceed the pre-approved amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Audit Committee Chair may represent the entire committee for purposes of review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the committee’s next regularly scheduled meeting.

89	| Notice and Proxy Statement | 2020

08 |	PROPOSAL NO. 3: APPROVAL OF INDEPENDENT ACCOUNTANTS

AUDIT COMMITTEE REPORT

The Audit Committee consists of the seven directors named below, including Jaime Chico Pardo who is an ex officio member. Each member of the Audit Committee is an independent director as defined by applicable SEC rules and NYSE listing standards. In addition, the Board of Directors has determined that Mr. Paz, Mr. Davis, and Ms. Washington are “audit committee financial experts” as defined by applicable SEC rules and that Mr. Paz, Mr. Chico Pardo, Mr. Burke, Mr. Davis, Ms. Deily, and Ms. Washington satisfy the “accounting or related financial management expertise” criteria established by the NYSE.

Management is responsible for Honeywell’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and, subject to shareowner ratification, appointing the Company’s independent accountants. As stated above and in the Committee’s charter, the Committee’s responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

The Audit Committee reviewed and discussed Honeywell’s consolidated financial statements for the year ended December 31, 2019 with management and the independent accountants for 2019, Deloitte & Touche LLP (Deloitte). Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Deloitte matters required by the Public Company Accounting Oversight Board and the SEC. The Committee also reviewed, and discussed with management and Deloitte, management’s report and Deloitte’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Honeywell’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee discussed with the independent accountants their independence. The Audit Committee concluded that Deloitte’s provision of non-audit services, as detailed in the table on page 89, to the Company and its affiliates is compatible with Deloitte’s independence.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2019, filed with the SEC.

The Audit Committee

George Paz (Chair)

Kevin Burke

Jaime Chico Pardo (ex officio)

D. Scott Davis

Linnet F. Deily

Judd Gregg

Robin Washington

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF DELOITTE AND TOUCHE LLP AS INDEPENDENT ACCOUNTANTS.

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09 |	PROPOSAL NO. 4: SHAREOWNER PROPOSAL-LET SHAREHOLDERS VOTE ON BYLAW AMENDMENTS

PROPOSAL 4: SHAREOWNER PROPOSAL-

LET SHAREHOLDERS VOTE ON BYLAW AMENDMENTS

This proposal has been submitted by John Chevedden, 2215 Nelson Ave., No. 205 Redondo Beach, CA 90278 (the beneficial owner of 50 shares of common stock):

Shareholders request that the Board of Directors amend the bylaws to require that any amendment to bylaws that is approved by the board shall be subject to a non-binding shareholder vote as soon as practical unless such amendment is already subject to a binding shareholder vote.

It is important that bylaw amendments take into consideration the impact that such amendments can have on reducing the accountability of directors and managers and/or on limiting the rights of shareholders. For example, Directors could adopt a narrowly crafted exclusive forum bylaw to suit the unique circumstances of the company.

A proxy advisor recently adopted a policy to vote against directors who unilaterally adopt bylaw provisions or amendments to the articles of incorporation that materially diminish shareholder rights.

Our directors could be neutral on this proposal to obtain feedback from shareholders without interference. However if our directors oppose this proposal then it would be useful for our directors to give recent examples of companies whose directors took the initiative and adopted bylaws that primarily benefitted shareholders.

Please vote yes: Let Shareholders Vote on Bylaw Amendments–Proposal 4

BOARD RECOMMENDATION

The Honeywell Board recommends that shareowners vote AGAINST this proposal for the following reasons:

Shareowners already have the ability to amend the Company’s By-laws, independent of the Board.

The Board believes that adoption of this proposal is unnecessary in light of our shareowners’ existing right to unilaterally amend the Company’s bylaws (By-laws). Article XI of our By-laws grants our shareowners the right to amend the By-laws without Board action. If shareowners are opposed to any By-law amendment approved by the Board, then they already have the right to override the prior Board-approved By-law amendment through a subsequent amendment adopted at any shareowner meeting. Through proxy access, the ability of Honeywell shareowners to submit proposals for presentation at an annual meeting, and the low threshold required for Honeywell shareowners to call a special meeting, our shareowners have ample opportunity to act in the event that they object to a Board-approved By-law amendment.

The proposal conflicts with Delaware law.

Delaware law permits a corporation’s certificate of incorporation to empower the Board to amend the Company’s By-laws without the amendment being subject to a shareowner vote. Furthermore, Delaware law prohibits a corporation’s bylaws from containing any provision that is inconsistent with its certificate. In our case, Article Eight of Honeywell’s Amended and Restated Certificate of Incorporation (Certificate) states that “the Board of Directors may from time to time make, amend, supplement or repeal the By-laws.” Amending our By-laws in the manner described in the shareowner proposal would pose a clear conflict with this provision of the Certificate. Specifically, if approved, the shareowner proposal would require that Honeywell’s By-laws be revised to provide that any Board-approved By-law amendment would be subject to a non-binding shareowner vote. This would be an added requirement that directly conflicts with the authority granted to our Board pursuant to the Certificate.

The Board needs the flexibility to conduct Company business in the ordinary course, without restriction and in the best interests of the Company and its shareowners.

Compliance with the proposal would inherently restrict the Board from acting immediately upon an actual or perceived threat that could cause harm to the Company and/or our shareowners. Requiring that the Board wait until the next annual shareowner meeting or incur the administrative and financial burden of convening a special shareowner meeting to effect a By-law amendment would be time-consuming and expensive. The Board requires the ability to independently act on the By-laws and properly carry out its prescribed fiduciary duties and functions. Nearly all publicly-traded Delaware corporations empower the Board to unilaterally amend the By-laws, subject to their legally prescribed fiduciary duties of loyalty and care to the corporation and its shareowners.

91	| Notice and Proxy Statement | 2020

09 |	PROPOSAL NO. 4: SHAREOWNER PROPOSAL-LET SHAREHOLDERS VOTE ON BYLAW AMENDMENTS

The proposal’s unfettered scope could prevent the Company from acting on an amendment to its By-laws for an indefinite time, without any permissible exceptions for the nature of the amendment in question. The proposal relates to any Board-approved amendment to the By-laws, without parameters or limitations on the type of By-law amendments that would be subject to a shareowner vote. Ordinary course matters that do not involve significant policy issues would inherently be captured in the scope of this onerous requirement along with procedural or administrative matters that do not implicate or impact the rights or interests of our shareowners. For example, the By-laws contain provisions regarding officer titles and duties as well as provisions setting forth the time, place, and notice requirements for Board and committee meetings. Requiring a shareowner vote for Board-approved amendments to By-law provisions of this nature would be unnecessarily burdensome and would impede the ordinary course and oftentimes administrative operations of the Company.

Prior Board amendments to the By-laws have either been shareowner-favorable or do not affect the rights and interests of our shareowners.

The proposal seeks to address or prevent an unfavorable result to shareowners as a result of a Board-approved amendment to the By-laws. However, Honeywell has no recent history of acting in this manner. In fact, the By-law amendments approved by Honeywell’s Board in recent years have involved matters unrelated to shareowner rights and, in many cases, have augmented the rights of our shareowners. The following is an abbreviated summary of Board-approved amendments to the Company’s By-laws in the past ten years:

•

April 23, 2018—The Board: (i) changed the ownership threshold from 20% to 15% to call a special meeting of the shareowners; (ii) permitted the Management Development and Compensation Committee to remove corporate officers (other than the CEO and CFO); (iii) eliminated the notice requirement for regular Board or committee meetings whose purpose is to remove an officer or agent; and (iv) updated the notice of Board meetings section of the By-laws to provide for electronic transmission of notices.

•

February 12, 2016—As a result of shareowner feedback, the Board: (i) allowed third-party compensation for Board nominees as long as the compensation is disclosed; (ii) limited indemnification obligations of shareowners who nominate Board members to actions prior to the election of a nominee (and not post-election); and (iii) changed the recall period for loaned shares from three business days to five business days.

•

December 11, 2015—The Board: (i) implemented a proxy access amendment permitting up to 20 stockowners, holding 3% or more of the Company’s outstanding stock for three years, to nominate up to two Board members or 20% of the Board in the Company’s proxy materials; and (ii) made clarifications, updates and other non-substantive changes to the advanced notice provisions.

•	December 12, 2014—The Board amended the By-laws to allow the independent Lead Director to call special meetings of the Board.

•	September 27, 2013—The Board added an article selecting Delaware, the Company’s jurisdiction of incorporation, as the forum for adjudication of disputes.

•	December 14, 2012—The Board amended the By-laws to allow the Chair of the Corporate Governance and Responsibility committee to call special meetings of the Board.

•	April 26, 2010—The Board lowered the minimum threshold for shareowners to be able to call special meetings to 20% of the outstanding shares.

Related Honeywell corporate governance best practices.

The shareowner’s proposal should be evaluated in the context of our world-class governance practices that empower and protect the interests of our shareowners. Our Certificate and By-laws contain numerous provisions that empower shareowners with rights to impact the governance of the Company, many of which facilitate our shareowners’ right to amend the By-laws by providing mechanisms for shareowners to initiate shareowner action. Such provisions include:

•	15% threshold for shareowners’ right to call a special meeting of shareowners (reduced from 20% in 2018 in response to shareowner sentiment).

•	The adoption of a proxy access By-laws amendment (instituted in 2015 in response to shareowner sentiment).

•	The ability of shareowners to submit proposals for presentation at an annual meeting.

•	The elimination of supermajority voting provisions in our charter documents.

•	Shareowner approval of poison pills.

In addition, we have adopted numerous corporate governance practices to ensure that the Board is, and continues to be, accountable to our shareowners by providing our shareowners with greater influence on the nomination and election of directors and the ability to directly communicate their views to the Board. Through robust shareowner outreach and engagement practices, the Company’s management and Board regularly assess and refine our corporate governance practices to take into account best practices and feedback provided by our shareowners.

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09 |	PROPOSAL NO. 4: SHAREOWNER PROPOSAL-LET SHAREHOLDERS VOTE ON BYLAW AMENDMENTS

Adopting the proposal would conflict with Delaware law and result in a costly and burdensome shareowner approval process that we believe is unnecessary, especially given our Board’s commitment to strong governance practices and outreach to our shareowners. Honeywell has voluntarily taken actions to increase shareowner rights, including through our current By-law amendment procedures which already grant our shareowners the right to amend our By-laws on their own, and which continue to reflect the governance framework that best protects our shareowners’ rights without imposing significant administrative burden and expense. The Board believes that adoption of this proposal is neither appropriate nor in the best interest of our shareowners.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

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10 |	PROPOSAL NO. 5: SHAREOWNER PROPOSAL-REPORT ON LOBBYING ACTIVITIES AND EXPENDITURES

PROPOSAL 5: SHAREOWNER PROPOSAL-

REPORT ON LOBBYING ACTIVITIES AND EXPENDITURES

This proposal has been submitted by Mercy Investment Services, Inc. (co-sponsored by LGPS Central Limited), 2039 North Geyer Road, St. Louis, Missouri 63131 (the beneficial owner of 43 shares of common stock).

Whereas, we believe in full disclosure of our company’s direct and indirect lobbying activities and expenditures to assess whether Honeywell’s lobbying is consistent with Honeywell’s expressed goals and in the best interests of shareowners.

Resolved, the shareowners of Honeywell request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Honeywell used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Description of management’s and the Board’s decision making process and oversight for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Honeywell is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Corporate Governance and Responsibility Committee and posted on Honeywell’s website.

Supporting Statement

We encourage transparency in Honeywell’s use of funds to lobby. Honeywell spent $53,160,000 from 2010 – 2018 on federal lobbying. This does not include state lobbying expenditures, where Honeywell also lobbies but disclosure is uneven or absent. For example, Honeywell spent $5,629,576 on lobbying in New Jersey for 2010 – 2018. And Honeywell also lobbies abroad, spending between €500,000 – €599,000 on lobbying in Europe for 2017.

We commend Honeywell for ending its membership in the American Legislative Exchange Council (“Charles Koch Ramps Up Investment in ALEC as the Lobbying Group Loses Corporate Funders over Far-Right Ties,” The Intercept, November 29, 2018). However, serious disclosure concerns remain. Honeywell sits on the board of the Chamber of Commerce, which has spent over $1.5 billion on lobbying since 1998, and belongs to the Business Roundtable, which spent over $50 million on lobbying for 2017 and 2018 and is lobbying against shareholder rights to file resolutions. Unlike its peers Raytheon and United Technologies, Honeywell does not disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying.

We are concerned that Honeywell’s lack of disclosure presents reputational risks when its lobbying contradicts company public positions. For example, Honeywell is committed to reducing global greenhouse gases and signed an agreement to work with United Nations Environment to combat climate change, yet the Chamber undermined the Paris climate accord. As shareowners, we believe that companies should ensure there is alignment between their own positions and lobbying, including through trade associations.

This proposal received 42.4 percent support in 2019 out of votes cast for and against. We urge Honeywell to expand its lobbying disclosure.

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10 |	PROPOSAL NO. 5: SHAREOWNER PROPOSAL-REPORT ON LOBBYING ACTIVITIES AND EXPENDITURES

BOARD RECOMMENDATION

The Honeywell Board recommends that shareowners vote AGAINST this proposal for the following reasons:

Our disclosure on political lobbying and contributions is robust.

We are proud that the Center for Political Accountability (CPA) identified Honeywell as a “Trendsetter” in its 2019 CPA-Zicklin Index of Corporate Political Disclosure and Accountability. The CPA is a non-profit, non-partisan organization that measures and rates the transparency, policies, and practices of the S&P 500 with regard to political disclosure and accountability. CPA has rated Honeywell as a “First Tier” company for six years in a row, and for the first time this year, has categorized Honeywell as “Trendsetter” among “First Tier” companies. Our score in 2019 puts us in the top 10% of the S&P 500 companies assessed by CPA in its report.

This recognition is consistent with our belief that our disclosure in this area already provides investors with more than sufficient information to assess whether Honeywell’s participation in the political process poses any investment risk, including by providing transparency regarding potential reputational risk and accountability for positions of political interest that are promoted by the Company. Our disclosure is available on our website at investors.honeywell.com (see “Corporate Governance/Political Contributions”).

In considering what to include in our disclosure, we make every effort to be accurate, comprehensive, and detailed, including coverage of the following aspects of our political lobbying and contributions:

•	Our rationale for engaging in the political process.

•

A list of our top legislative and regulatory priorities, most of which relate to key elements of our brand promise of making society safer and more energy efficient and improving public infrastructure.

•	Disclosure on our government relations organization.

•	Details on management and Board oversight of our lobbying activities.

•

Disclosure on the use of corporate funds for political contributions (none since 2009) and for contributions to tax-exempt organizations where funds may be used for political purposes (de minimis amounts since 2009).

•	Details regarding our exclusively employee-funded political action committee (HIPAC), including all disbursements made by HIPAC to federal, state, and local candidates and organizations.

•

Discussion of our trade association memberships, including the strategic issues on which we engage, our governance processes, the number of trade associations to which we pay membership dues of $50,000 or more annually, and the aggregate amount of dues paid to such organizations annually.

•	Streamlined and direct access to our federal, state and local lobbying reports.

In 2019, we proactively sought feedback from our largest shareowners regarding our political lobbying and contributions disclosure and further enhanced our disclosure based on inputs we received.

We have received this shareowner proposal seven times in the past eight years, and on each occasion, the proposal has not succeeded in receiving the requisite support. During each of our 2019 summer/fall shareowner engagement meetings, we proactively solicited feedback regarding our political lobbying and contributions disclosure from the shareowners who accepted our invitation to engage. The discussions were robust, and our largest shareowners shared that lobbying activities and membership in trade associations were not a source of concern or investment risk. Moreover, the majority of our largest shareowners told us that they are satisfied with our disclosure on lobbying, membership in trade associations, and political contributions, and find that our Board exerts appropriate oversight over our lobbying activities.

Our shareowners also provided constructive suggestions for enhancing our political contributions disclosure, which we took into account when redesigning our political contributions website to increase ease of access to information and provide additional color on our trade association memberships. These enhancements include:

•

Additional disclosure related to membership in trade associations, including (i) the number of trade associations that receive $50,000 or greater in annual dues from the Company; (ii) the aggregate membership dues paid to those associations, and (iii) specific discussion of the strategic objectives supported by the Company’s membership in those associations; and

•	User-friendly, streamlined and direct access to available disclosure regarding the Company’s political activities, including direct links to disclosure at the federal, state and local levels.

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10 |	PROPOSAL NO. 5: SHAREOWNER PROPOSAL-REPORT ON LOBBYING ACTIVITIES AND EXPENDITURES

We have not made any political contributions using corporate funds since at least 2009 and have no intention of making such political contributions in the future.

Since 2009, we have not used corporate funds to make any political contributions to candidates, political parties, 527 groups or organizations such as governors’ associations and super PACs or grass root campaigns intended to influence the outcome of ballot measures using corporate funds and have no intention of making such political contributions in the future. Even before 2009, any such contributions were extremely rare and for de minimis amounts of less than $5,000.

Were we to use corporate funds for any political contributions, such contributions would be made without regard to the personal partisan preferences of Company officers and executives. In addition, any such use of corporate funds would require the prior approval of the Company’s Senior Vice President and General Counsel. These policies are embedded in our Corporate Governance Guidelines and Code of Business Conduct.

We have robust oversight of trade association memberships, and per our policy, we instruct trade associations to which we pay non de minimis membership dues not to use funds received from us for election-related activity.

In 2019, we amended our Corporate Governance Guidelines to bolster our oversight of trade association memberships. Specifically, all 501(c)(6) trade associations to which Honeywell pays membership dues of more than $50,000 in any fiscal year must be approved by our Senior Vice President and General Counsel and our Senior Vice President, Global Government Relations. In addition, per our policy, we instruct these organizations not to use funds received from Honeywell for any election-related activity at the federal, state or local levels, including contributions or expenditures in support of, or opposition to, any candidate for any office, ballot initiative campaign, political party, committee, or political action committee. Honeywell informs these organizations of this policy upon becoming a member and annually thereafter.

We maintain a rigorous compliance process to ensure that the Company’s political activities are lawful, properly disclosed, and aligned with our Code of Business Conduct.

We strive always to engage responsibly in the political process and to ensure that our participation is consistent with all applicable laws and regulations, our principles of good governance, and our high standards of ethical conduct. The Law Department oversees our lobbying activities. The Senior Vice President, Global Government Relations reports to the Senior Vice President and General Counsel and also works closely with the Corporate Secretary and Chief Compliance Officer, whose organization ensures compliance with our political spending policy. Our Senior Vice President and General Counsel, our Senior Vice President, Global Government Relations and our Corporate Secretary and Chief Compliance Officer meet regularly with our Chairman and Chief Executive Officer and his leadership team about legislative, regulatory and political developments.

With respect to Board oversight, our public policy efforts, including all lobbying activities, political contributions, and payments to trade associations and other tax-exempt organizations, are the responsibility of the Corporate Governance and Responsibility Committee (CGRC), which consists entirely of independent, non-employee directors. Each year, the CGRC receives an annual report on the Company’s policies and practices regarding political contributions. In addition, each year, the Senior Vice President, Global Government Relations reports to the CGRC on trade association memberships and to the full Board on our global lobbying and government relations program. The CGRC’s oversight of our political activities ensures compliance with applicable laws and alignment with our policies, strategic priorities, and Code of Business Conduct.

We submit public quarterly lobbying disclosures in accordance with federal law which provide timely and detailed information on lobbying expenditures.

Each quarter, we file a publicly-available federal Lobbying Disclosure Act report. The report provides specific information on all Honeywell activities associated with influencing legislation through communications with any member or employee of a legislative body or with any covered executive branch office. The report also quantifies our expenditures for the quarter, describes the specific pieces of legislation that were the subject of our lobbying efforts, and identifies the individuals who lobbied on behalf of our Company. Outside consultants who lobby on our behalf also file reports detailing their efforts on Honeywell’s behalf. All of these reports are available on the websites of the Secretary of the United States Senate and the Clerk of the United States House of Representatives.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

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11 |	ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

OTHER BUSINESS

The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Honeywell has written policies and procedures for approval or ratification of related person transactions. Article eight of Honeywell’s Amended and Restated Certificate of Incorporation provides that a related or interested party transaction shall not be void or voidable if such transaction is duly authorized or ratified by a majority of the disinterested members of the Board. Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee or executive officer of the Company or a beneficial owner of more than 5% of the Company’s common stock or any of their respective immediate family members. Furthermore, the Honeywell Code of Business Conduct requires that each director and executive officer report to the Board of Directors on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts or loans from a current or potential customer, supplier or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with the Company, serving as an intermediary for the benefit of a third party in transactions involving the Company, or using confidential Company information or other corporate assets for personal profit.

If a conflict of interest or related party transaction is of a type or a nature that falls within the scope of oversight of a particular Board committee, it is referred to that committee for review. The Board or the responsible committee must review any potential conflict and determine whether any action is required. This includes whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect Honeywell and its shareowners. In making that determination, the Board or responsible committee considers all relevant facts and circumstances, such as:

•	The benefits of the transaction to Honeywell;

•	The terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business;

•	The direct or indirect nature of the related person’s interest in the transaction;

•	The size and expected term of the transaction; and

•	Other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Each director and officer also completes and signs a questionnaire at the end of each fiscal year to confirm that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to Honeywell. This ensures that all material relationships and related person transactions are identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations.

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11 |	ADDITIONAL INFORMATION

STOCK OWNERSHIP INFORMATION

I  FIVE PERCENT OWNERS OF COMPANY STOCK

The following table lists information about those holders known to Honeywell to be the beneficial owners of 5% or more of our outstanding shares of common stock as of December 31, 2019.

Name and Complete Mailing Address	Number of Shares	Percent of Common Stock Outstanding(3)

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	53,653,455(1)	7.59%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	43,805,909(2)	6.19%

(1)

The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2020. The Vanguard Group and certain related entities have sole voting power in respect of 1,056,118 shares, shared voting power in respect of 201,603 shares, sole dispositive power in respect of 52,431,996 shares, and shared dispositive power in respect of 1,221,459 shares.

(2)

The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 5, 2020. BlackRock, Inc. has sole voting power in respect of 38,612,013 shares and sole dispositive power in respect of 43,805,909 shares.

(3)	Based on 707,286,678 shares of common stock outstanding on February 28, 2020.

I  STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table lists information as of February 18, 2020, about the beneficial ownership of common stock by each director or director nominee, by each executive officer named in the Summary Compensation Table, and by all directors (including nominees) and executive officers of Honeywell as a group. Except as otherwise noted, the individuals listed in the following table have the sole power to vote or transfer the shares reflected in the table.

	Components of Beneficial Ownership (Number of Shares)

Name(1)	Common Stock Beneficially Owned	Right To Acquire(2)	Other Stock-Based Holdings(3)	Total Number of Shares(4)

Darius Adamczyk	119,989	1,007,081	3,633	1,130,703
Duncan B. Angove	—	574	2,711	3,285
William S. Ayer	4,528	7,696	3,186	15,410
Kevin Burke	17,508	20,425	9,830	47,763
Jaime Chico Pardo	500	26,988	35,309	62,797
D. Scott Davis	22,359	16,488	18,871	57,718
Linnet F. Deily	5,906	10,264	16,939	33,109
Deborah Flint (joined the Board 10/7/19)	—	—	567	567
Judd Gregg	9,443	21,738	14,454	45,635
Clive Hollick	19,343	13,416	24,970	57,729
Grace D. Lieblein	5,555	13,416	6,358	25,329
Raymond T. Ordierno (joined the Board 2/28/20)	—	—	—	—
George Paz	15,181	21,738	12,524	49,443
Robin L. Washington	5,535	13,416	7,944	26,895
Gregory P. Lewis	14,603	136,376	916	151,895
Mark R. James	178,701	705,119	6,051	889,871
Anne T. Madden	11,814	175,395	39,342	226,551
Rajeev Gautam	43,130	209,917	2,645	255,361
Timothy O. Mahoney	209,917	710,498	85,105	1,005,520
All directors, nominees and executive officers as a group, including the above-named persons (24 people)	767,246	3,473,299	293,806	4,534,351

(1)	c/o Honeywell International Inc., 300 S. Tryon St., Suite 600, Charlotte, NC 28202.
(2)

Includes shares which the named individual or group has the right to acquire through the exercise of vested stock options and shares which the named individual or group has the right to acquire through the vesting of restricted stock units and stock options within 60 days of February 18, 2020.

(3)	Includes shares and/or share-equivalents in deferred accounts as to which no voting or investment power exists.
(4)	The total beneficial ownership for any individual and the total beneficial ownership for the group are both less than 1% of the shares of common stock outstanding as of February 18, 2020.

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11 |	ADDITIONAL INFORMATION

NOTICE AND ACCESS

The SEC’s “Notice and Access” rule allows companies to deliver a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) to shareowners in lieu of a paper copy of the Proxy Statement and related materials and the Company’s Annual Report to Shareowners (Proxy Materials). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

Proxy Materials are Available at www.proxyvote.com. You will need to enter the 16-digit control number located on the Notice of Internet Availability or proxy card.

VOTING PROCEDURES

I  METHODS OF VOTING

Shareowners of Record.  If your shares are registered directly in your name with Honeywell’s transfer agent, EQ Shareowner Services, you are considered the shareowner of record of those shares. Shareowners of record can vote via the Internet at www.proxyvote.com, by scanning the QR code with a mobile device, by calling +1 (800) 690-6903, or by signing and returning a proxy card. Votes submitted by Internet, mobile device, or telephone must be received by 11:59 p.m. EDT on April 26, 2020.

Beneficial Owners.  If your shares are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these Proxy Materials are being forwarded to you by your bank, broker, trustee or nominee who is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote via the Internet or by telephone or mobile device if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. NYSE rules prohibit brokers from voting on Proposal Nos. 1, 2, 4 and 5 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote.

Brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares. Votes directed by Internet, mobile device or telephone through such a bank, broker, trustee or nominee must be received by 11:59 p.m. EDT on April 26, 2020.

Participants in Honeywell Savings Plans.  Participants in the Honeywell stock funds within Honeywell savings plans are considered the beneficial owners of the shares held by the savings plans. The trustee of each savings plan is the shareowner of record for shares held by Honeywell stock funds within that plan. Participants in Honeywell stock funds within Honeywell savings plans can direct the trustee of the relevant plan to vote their shares via the Internet at www.proxyvote.com, by scanning the QR Code with a mobile device, by calling +1 (800) 690-6903, or by signing and returning a proxy card.

The trustee will vote shares as to which no directions are received in the same ratio as shares with respect to which directions have been received from other participants in the relevant plan, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). So we encourage you to provide instructions to the trustee regarding the voting of your shares. Directions provided by Internet, mobile device, or telephone must be received by 5:00 p.m. EDT on April 23, 2020.

Your Vote is Very Important to us. Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

I  CONFIDENTIAL VOTING POLICY

It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.

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11 |	ADDITIONAL INFORMATION

I  REVOKING YOUR PROXY

Whether you vote or direct your vote by mail, telephone, mobile device, or via the Internet, if you are a shareowner of record or a participant in Honeywell stock funds within Honeywell savings plans, unless otherwise noted, you may later revoke your proxy by:

•	Sending a written statement to that effect to the Corporate Secretary of Honeywell;

•	Submitting a properly signed proxy with a later date;

•

Voting by telephone, mobile device or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for shareowners of record and participants in Honeywell savings plans; or

•	Voting in person at the Annual Meeting (except for shares held in the savings plans).

If you hold your shares through a bank, broker, trustee, or nominee and you have instructed the bank, broker, trustee, or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions.

I  QUORUM; VOTE REQUIRED; ABSTENTIONS AND BROKER NON-VOTES

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of common stock entitled to vote at the meeting, either present in person or represented by proxy.

Regarding Proposal No. 1, Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors. The By-laws also provide that any incumbent nominee who does not receive a majority of votes cast in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the shareowner vote. This resignation will be promptly considered through a process managed by the Corporate Governance and Responsibility Committee, excluding any director nominees who did not receive a majority of votes cast to elect him or her to the Board.

The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposal Nos. 2 through 5 is required for approval of these proposals. Abstentions will be counted toward the tabulation of votes present or represented on these proposals and will have the same effect as votes against these proposals. Shares not represented in person or by proxy at the Annual Meeting and broker non-votes will have no effect on the vote outcome of these proposals. While the votes on Proposal No. 2 is advisory and not binding on the Board or the Company, the Board will take into consideration the outcome of the votes when making future decisions regarding executive compensation.

I  RESULTS OF THE VOTE

We will announce preliminary voting results at the Annual Meeting and publish them on our website honeywell.com. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

I  SHARES OUTSTANDING

At the close of business on February 28, 2020, there were 707,286,678 shares of common stock outstanding. Each share outstanding as of the February 28 2020, record date is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting.

I  ELIMINATING DUPLICATE MAILINGS

Beneficial owners of common stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling +1 (866) 540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

I  EXPENSES OF SOLICITATION

Honeywell pays the cost of preparing, assembling, and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail Proxy Material to their customers or principals.

| Notice and Proxy Statement | 2020	100

11 |	ADDITIONAL INFORMATION

I  ELECTRONIC ACCESS TO THE PROXY MATERIALS

You can elect to receive future Proxy Materials by email, which will save us the cost of producing and mailing documents to you. Shareowners may enroll to receive Proxy Materials electronically as follows:

Shareowners of Record. If you are a registered shareowner, you may request electronic delivery when voting for this meeting on the Internet at www.proxyvote.com.

Beneficial Holders. If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

ATTENDANCE AT THE ANNUAL MEETING

Attendance at the Annual Meeting is limited to our shareowners or their legal proxy holders. Please call +1 (844) 318-0137 on or prior to April 9, 2020 to pre-register and obtain an admission ticket.

If your shares are held by a bank, broker, trustee or nominee, then you may be required as part of the pre-registration process to provide evidence of your ownership of shares of common stock as of February 28, 2020 (such as a letter from the bank, broker, trustee or nominee confirming your ownership or a bank or brokerage firm account statement). The names of those registered to attend will be placed on an admission list held at the registration desk at the entrance to the meeting.

Pre-registration Required to Attend. Only individuals who have pre-registered on or prior to April 9, 2020 will be permitted entrance to the Annual Meeting.

If you are not a shareowner, then you will be required as part of the pre-registration process to provide a signed legal proxy from the record holder to you. If you are receiving the legal proxy from a street name shareowner, then you must provide both a legal proxy from the record holder (i.e., the bank, broker or other holder of record) to the street name holder that is assignable as well as a legal proxy from the street name holder to you. You must also bring the legal proxy document(s) to the meeting. We reserve the right to limit the number of representatives for any shareowner who may attend the meeting.

Photo Identification Required to Attend. All shareowners and representatives attending the meeting will be asked to provide proof of identification and present an admission ticket. If you are not a shareowner, then you will also be required to present the legal proxy document(s).

SHAREOWNER PROPOSALS AND BOARD NOMINEES

I  SHAREOWNER PROPOSALS FOR 2021 ANNUAL MEETING

In order for a shareowner proposal to be considered for inclusion in Honeywell’s Proxy Statement for the 2021 Annual Meeting of Shareowners pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on November 12, 2020. Proposals submitted thereafter will be opposed as not timely filed.

If a shareowner intends to present a proposal for consideration at the 2021 Annual Meeting of Shareowners pursuant to the procedures contemplated in Honeywell’s By-laws, outside the processes of SEC Rule 14a-8 or the proxy access provisions in Honeywell’s By-laws, Honeywell must receive notice of such proposal not earlier than December 28, 2020, and not later than January 27, 2021. Otherwise, the proposal will be considered untimely under Honeywell’s By-laws. The notice must contain a brief description of the proposal, the reasons for conducting such business, the name and address of the shareowner and the number of shares of Honeywell’s common stock the shareowner beneficially owns, and any material interest of the shareowner in such business, all as provided in Honeywell’s By-laws. If this information is not supplied as provided in Honeywell’s By-laws, the proposal will not be considered at the 2021 Annual Meeting of Shareowners. In addition, Honeywell’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its Proxy Materials.

Any shareowner wishing to submit a shareowner proposal should send notice to: Corporate Secretary, Honeywell, 300 S. Tryon Street, Suite 600, Charlotte, NC 28202.

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11 |	ADDITIONAL INFORMATION

I  DIRECTOR NOMINATIONS FOR 2021 ANNUAL MEETING

Proxy Access Nominations.  Honeywell’s By-laws allow a single shareowner or a group of up to 20 shareowners who have held at least 3% of Honeywell stock for at least three years to submit director nominees (the greater of 20% of the Board or two directors) for inclusion in Honeywell’s Proxy Statement if the shareowner(s) and the nominee(s) satisfy the requirements specified in Honeywell’s By-laws. Notice must be received by the Corporate Secretary of Honeywell at 300 S. Tryon Street, Suite 600, Charlotte, NC 28202 not earlier than the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the date the definitive Proxy Statement was first released to shareowners in connection with the preceding year’s Annual Meeting. Honeywell did not receive any such nominations for the 2020 Annual Meeting of Shareowners.

Non-Proxy Access Nominations.  Honeywell’s By-laws state that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director must notify the Corporate Secretary in writing not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Corporate Secretary. Honeywell did not receive any such nominations for the 2020 Annual Meeting of Shareowners.

Shareowner Recommendations.  Shareowners wishing to recommend a director candidate to the CGRC for its consideration should write to the CGRC, in care of Corporate Secretary, Honeywell, 300 S. Tryon Street, Suite 600, Charlotte, NC 28202. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the criteria described in this Proxy Statement.

WHERE SHAREOWNERS CAN FIND MORE INFORMATION

I  SEC FILINGS AND REPORTS

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our website at honeywell.com under the heading “Investor Relations” (see “SEC Filings and Reports”) immediately after they are publicly filed or furnished.

I  CORPORATE GOVERNANCE DOCUMENTS

Please visit our website at honeywell.com (see “Investors/Corporate Governance”) to view our governance documents, including our Charter and By-laws, Corporate Governance Guidelines, Code of Business Conduct, and Board committee charters.

I  COMMUNICATING WITH MANAGEMENT AND INVESTOR RELATIONS

Our Investor Relations department is the primary point of contact for shareowner interaction with Honeywell. Shareowners should write to or call: Vice President, Investor Relations, Honeywell, 300 S. Tryon Street, Suite 600, Charlotte, NC 28202 or +1 (704) 627-6200.

I  COMMUNICATING WITH THE BOARD

Shareowners, as well as other interested parties, may communicate directly with our Lead Director for an upcoming meeting, the non-employee directors as a group, or individual directors by writing to: Corporate Secretary, Honeywell, 300 S. Tryon Street, Suite 600, Charlotte, NC 28202. Honeywell’s Corporate Secretary reviews and promptly forwards communications to the directors as appropriate. Communication involving substantive accounting or auditing matters are forwarded to the Audit Committee Chair. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product or service related inquires; junk mail or mass mailings; resumes or other job-related inquires; spam; and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

I  OUR WEBSITE

We encourage our shareowners to visit our website for more information about our financial, corporate governance, corporate responsibility and sustainability policies, practices, and performance.

Visit Our Website at investor.honeywell.com.

By Order of the Board of Directors,

Victor J. Miller

Vice President, Deputy General Counsel, Corporate Secretary, and Chief Compliance Officer

March 12, 2020

| Notice and Proxy Statement | 2020	102

A-1 |	APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

APPENDIX A: RECONCILIATION OF

NON-GAAP FINANCIAL MEASURES

(1) Reconciliation of Cash Provided by Operating Activities to Adjusted Free Cash Flow and Calculation of Adjusted Free Cash Flow Conversion

($M)	2016	2017	2018	2019

Cash provided by operating activities	$5,498	$5,966	$6,434	$6,897
Expenditures for property, plant and equipment	(1,095)	(1,031)	(828)	(839)

Free cash flow	4,403	4,935	5,606	6,058
Separation cost payments	—	—	424	213

Adjusted free cash flow	$4,403	$4,935	$6,030	$6,271

Net income attributable to Honeywell	$4,812	$1,545	$6,765	$6,143
Separation costs, includes net tax impacts	—	14	732	—
Pension mark-to-market expense(1)	215	67	28	94
Debt refinancing expense(1)	93	—	—	—
Impacts from U.S. Tax Reform	—	3,891	(1,494)	(281)

Adjusted net income attributable to Honeywell	$5,120	$5,517	$6,031	$5,956

Cash provided by operating activities	$5,498	$5,966	$6,434	$6,897
÷ Net income attributable to Honeywell	$4,812	$1,545	$6,765	$6,143

Operating cash flow conversion	114%	386%	95%	112%

Adjusted free cash flow	$4,403	$4,935	$6,030	$6,271
÷ Adjusted net income attributable to Honeywell	$5,120	$5,517	$6,031	$5,956

Adjusted free cash flow conversion %	86%	89%	100%	105%

(1)	Pension mark-to-market uses a blended tax rate of 21.3%, 23%, 24%, 24%. Debt refinancing expense uses a tax rate of 26.5%.

We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

(2) Reconciliation of EPS to Adjusted EPS and Adjusted EPS Excluding Spin-off Impact

	2016	2017	1Q18	2Q18	3Q18	4Q18	2018	1Q19	2Q19	3Q19	4Q19	2019

Earnings per share of common stock—assuming dilution(1)	$6.21	$2.00	$1.89	$1.68	$3.11	$2.31	$8.98	$1.92	$2.10	$2.23	$2.16	$8.41
Pension mark-to-market expense(2)	0.28	0.09	—	—	—	0.04	0.04	—	—	—	0.13	0.13
Debt refinancing expense(3)	0.12	—	—	—	—	—	—	—	—	—	—	—
Separation costs(4)	—	0.02	0.06	0.46	0.31	0.14	0.97	—	—	—	—	—
Impacts from U.S. Tax Reform	—	5.04	—	(0.02)	(1.39)	(0.58)	(1.98)	—	—	(0.15)	(0.23)	(0.38)

Adjusted earnings per share of common stock—assuming dilution	$6.61	$7.15	$1.95	$2.12	$2.03	$1.91	$8.01	$1.92	$2.10	$2.08	$2.06	$8.16

Less: EPS, attributable to spin-offs(5)			0.25	0.19	0.13	0.05	0.62

Adjusted earnings per share of common stock—assuming dilution, excluding spin-off impact			$1.70	$1.93	$1.90	$1.86	$7.39

(1)

Utilizes weighted average shares of 775.3 million, 772.1 million, 761.0 million, 755.0 million, 752.0 million, 743.9 million, 753.0 million, 738.8 million, 733.0 million, 726.7 million, 722.6 million, 730.3 million.

(2)	Pension mark-to-market expense uses a blended tax rate of 21.3% for 2016, 23% for 2017, 24% for 4Q18 and 2018, 24% for 4Q19 and 2019.
(3)	Debt refinancing expense uses a tax rate of 26.5%.
(4)	Represents separation costs including net tax impacts of $14 million, $49 million, $346 million, $233 million, $104 million, $732 million.
(5)

Amount computed as the portion of Aerospace and Honeywell Building Technologies adjusted earnings per share in the applicable 2018 period attributable to Transportation Systems and Homes and Global Distribution spin-off businesses.

| Notice and Proxy Statement | 2020	A-1

A-1 |	APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(3) Reconciliation of Adjusted Net Income

($M)	2016	2017	2018	2019

Net income attributable to Honeywell	$4,812	$1,545	$6,765	$6,143
Separation costs, includes net tax impacts	—	14	732	—
Pension mark-to-market expense(1)	215	67	28	94
Debt refinancing expense(1)	93	—	—	—
Impacts from U.S. Tax Reform	—	3,891	(1,494)	(281)

Adjusted net income attributable to Honeywell	$5,120	$5,517	$6,031	$5,956

(1)	Pension mark-to-market uses a blended tax rate of 21.3%, 23%, 24%, 24%. Debt refinancing expense uses a tax rate of 26.5%.

(4) Reconciliation of Segment Profit to Operating Income and Calculation of Segment Profit and Operating Income Margins

($M)	2016	2017	2018	2019

Segment profit	$7,186	$7,690	$8,190	$7,739
Stock compensation expense(1)	(184)	(176)	(175)	(153)
Repositioning, Other(2,3)	(674)	(962)	(1,100)	(598)
Pension and other postretirement service costs(4)	(277)	(249)	(210)	(137)

Operating income	$6,051	$6,303	$6,705	$6,851

Segment profit	$7,186	$7,690	$8,190	$7,739
÷ Sales	$39,302	$40,534	$41,802	$36,709

Segment profit margin %	18.3%	19.0%	19.6%	21.1%

Operating income	$6,051	$6,303	$6,705	$6,851
÷ Sales	$39,302	$40,534	$41,802	$36,709

Operating income margin %	15.4%	15.6%	16.0%	18.7%

(1)	Amounts included in Selling, general and administrative expenses.
(2)	Includes repositioning, asbestos, environmental expenses and equity income adjustment.
(3)	Included in Cost of products and services sold, Selling, general and administrative expenses, and Other income/expense.
(4)	Amounts included in Cost of products and services sold and Selling, general and administrative expenses.

We define segment profit as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

(5) Reconciliation of Cash Provided by Operating Activities to Adjusted Free Cash Flow Excluding Spin-off Impact

($M)	2016	2018	2019

Cash provided by operating activities	$5,498	$6,434	$6,897
Expenditures for property, plant and equipment	(1,095)	(828)	(839)

Free cash flow	4,403	5,606	6,058
Separation cost payments	—	424	213

Adjusted free cash flow	$4,403	$6,030	$6,271

Spin-off impact(1)	(921)	(668)

Adjusted free cash flow, excluding spin-off impact	$3,482	$5,362

(1)

Amount computed as the portion of Aerospace and Honeywell Building Technologies free cash flow in 2016 and 2018 attributable to the Transportation Systems and Homes and Global Distribution spin-off businesses and the portion of Performance Materials and Technologies free cash flow in 2016 attributable to the AdvanSix spin-off business.

(6) Reconciliation of Sales to Sales Excluding Spin-off Impact

($M)	2017	2018

Sales	$40,534	$41,802
Spin-off impact(1)	(7,630)	(6,551)

Sales excluding spin-off impact	$32,904	$35,251

(1)	Amount computed as the portion of Aerospace and Honeywell Building Technologies sales in 2017 and 2018 attributable to the Transportation Systems and Homes and Global Distribution spin-off businesses.

A-2	| Notice and Proxy Statement | 2020

A-1 |	APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(7) Reconciliation of Organic Sales % Change

	1Q19	2Q19	3Q19	4Q19	2019

Reported sales % change	(15)%	(15)%	(16)%	(2)%	(12)%
Less: Foreign currency translation	(3)%	(2)%	(1)%	—%	(1)%
Less: Acquisitions, divestitures and other, net	(20)%	(18)%	(18)%	(4)%	(16)%

Organic sales % change	8%	5%	3%	2%	5%

We define organic sales percent change as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation, and acquisitions, net of divestitures. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

(8) Reconciliation of Aerospace Organic Sales % Change

2019

Reported sales % change	(9)%
Less: Foreign currency translation	—%
Less: Acquisitions, divestitures and other, net	(18)%

Organic sales % change	9%

We define organic sales percent change as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation, and acquisitions, net of divestitures. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

(9) Reconciliation of PMT Organic Sales % Change

2019

Reported sales % change	1%
Less: Foreign currency translation	(3)%
Less: Acquisitions, divestitures and other, net	—%

Organic sales % change	4%

We define organic sales percent change as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation, and acquisitions, net of divestitures. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

| Notice and Proxy Statement | 2020	A-3

RECENT AWARDS

Corporate Reputation Awards

World’s Most Admired Companies

Fortune Magazine. 2006-2020

America’s Top 100 Most Reputable Companies

Forbes Magazine. 2018-2019

Most Honored Company

Institutional Investor. 2015-2019

Canada’s Best Employers

Forbes Magazine. 2018

Most Innovative In-House Legal Team

Financial Times. 2018

Innovation in Managing Complexity and Scale

Financial Times. 2018

Corporate Ethics

Golden Peacock Award. 2018

Top Military Friendly Employer

G.I. Jobs Magazine. 2013-2018

Best Corporations for Veterans Business Enterprises

National Veteran Owned Business Association. 2017

Top 25 Best Places to Work in Mexico

Glassdoor. 2020

Best Business Tools

Newsweek. 2019

Leadership Awards

Best CEO, Darius Adamczyk

Institutional Investor. 2018-2019

Best CFO, Gregory P. Lewis

Institutional Investor. 2019

Global GC 20, Anne T. Madden

Financial Times. 2019

General Council Global 100 Influencer USA, Anne T. Madden

Chambers. 2019

Corporate Social Responsibility Award, Darius Adamczyk

Foreign Policy Association. 2018

Engineering Alumni Award, Darius Adamczyk

Michigan State University. 2018

Diversity Awards

Top 50 Employers List

Minority Engineer Magazine. 2019

Corporate Visionary Award

Latino Corporate Directors Association. 2018

Leadership in the Promotion of Diversity

NJ LEEP. 2018

Top 12 Employer

Women Engineer Magazine. 2018

Resnik Challenger Medal

Society of Women Engineers. 2017

Women Worth Watching

Diversity Journal. 2005, 2007, 2010-2019

Corporate Board Gender Diversity Award

Executive Women of New Jersey. 2014, 2015, 2017

Best for Vets: Employers

Military Times. 2017, 2019

Most Influential Black Corporate Directors, Robin L. Washington

Savoy Magazine. 2017

Technology Awards

Top 100 Global Innovators

Clarivate Analytics. 2018

Global Customer Value Leadership Award

Frost and Sullivan. 2019

Financial Management Awards

Best Investor Relations Program

Institutional Investor. 2012-2015, 2017-2019

Best Investor Relations Professional

Institutional Investor. 2014, 2017-2019

Best Analyst Day/Investor Meetings

Institutional Investor. 2015-2019 / IR Magazine. 2018

Global Top 50 Gold

IR Magazine. 2015, 2017

Best IR in Sector

Institutional Investor. 2014, 2017, 2019

Overall Top Treasury Team

Treasury Today Magazine Adam Smith Awards. 2019

Best Fintech Solution

Treasury Today Magazine Adam Smith Awards. 2019

Corporate Responsibility Awards

World’s Most Ethical Companies

Ethisphere Institute. 2020

Best ESG/SRI Metrics

Institutional Investor. 2018-2019

Top 2018 Corporate Social Responsibility Influence Leaders

Assent Compliance. 2018

Voluntary Protection Program

OSHA and Industrial Commission of Arizona. 2018

Best Safety Organization

Ministry of Labor Thailand. 2018

CSR China Education Award

Central Committee of the Communist Youth League of China. 2018

Invest in Education

Junior Achievement Romania. 2018—2019

Hope Award

National Center for Missing and Exploited Children. 2018

CSR Foundation of the Year Award – Honeywell India

India CSR Summit. 2019

PR Daily’s CSR Awards

‘Cause Advocacy Campaign’ for Safe Water Network. 2019

PR Daily’s CSR Awards Education or Scholarship Program’ for Honeywell Educators at Space Academy. 2019

Stevie Health, Safety & Environment Program of the Year

Asia, Australia and New Zealand GOLD Award for Safe Water Network Initiative. 2019

Stevie “Corporate Social Responsibility Program of the Year”

Asia, Australia and New Zealand BRONZE Award for Connected Labs Initiative. 2019

North America SABRE Award “Chemicals & Industrial” Finalist

Safe Kids-Malaysia. 2019

| Notice and Proxy Statement | 2020

For more information, please visit **honeywell.com**

©2020 Honeywell International. All rights reserved.

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on April 26, 2020. If you participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan, you must vote these shares no later than 5:00 p.m. EDT on April 23, 2020. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on April 26, 2020. If you participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan, you must vote these shares no later than 5:00 p.m. EDT on April 23, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E88755-P32270-Z76229	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
HONEYWELL INTERNATIONAL INC.	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1.	Election of Directors:
The Board of Directors recommends a vote “FOR” Nominees (A) through (M).
			For	Against
	A. B. C. D. E. F. G. H. I. J. K. L. M.	Darius Adamczyk Duncan B. Angove William S. Ayer Kevin Burke D. Scott Davis Linnet F. Deily Deborah Flint Judd Gregg Clive Hollick Grace D. Lieblein Raymond T. Odierno George Paz Robin L. Washington	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

The Board of Directors recommends a vote “FOR” Proposals (2) and (3).
							For	Against	Abstain
					2.	Advisory Vote to Approve Executive Compensation.	☐	☐	☐
					3.	Approval of Independent Accountants.	☐	☐	☐
The Board of Directors recommends a vote “AGAINST” Proposals (4) and (5).
							For	Against	Abstain
					4.	Let Shareholders Vote on Bylaw Amendments.	☐	☐	☐
					5.	Report on Lobbying Activities and Expenditures.	☐	☐	☐

					For address changes and/or comments, please check this box and write them on the back where indicated.				☐

		Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding Availability of Proxy Materials: The 2020 Notice and Proxy Statement and 2019 Annual Report are available at www.proxyvote.com.

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E88756-P32270-Z76229

PROXY

HONEYWELL

This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.

Annual Meeting of Shareowners - April 27, 2020

The undersigned hereby appoints Darius Adamczyk, Anne T. Madden, and Victor J. Miller as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 27, 2020, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Darius Adamczyk, Duncan B. Angove, William S. Ayer, Kevin Burke, D. Scott Davis, Linnet F. Deily, Deborah Flint, Judd Gregg, Clive Hollick, Grace D. Lieblein, Raymond T. Odierno, George Paz, and Robin L. Washington.

IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSALS 2 AND 3 AND "AGAINST" PROPOSALS 4 AND 5. PLEASE NOTE: PHONE AND INTERNET VOTING CUTOFF IS 11:59 PM EDT ON APRIL 26, 2020.

This instruction and proxy card is also solicited by the Board of Directors of Honeywell International Inc. (the "Company") for use at the Annual Meeting of Shareowners on April 27, 2020 by persons who participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan. PHONE AND INTERNET VOTING CUTOFF FOR SAVINGS PLAN PARTICIPANTS IS 5:00 PM EDT ON APRIL 23, 2020.

By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs The Northern Trust Company, as Trustee for the Honeywell 401(k) Plan, and Banco Popular, as Trustee for the Honeywell Puerto Rico Savings and Ownership Plan, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plan at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 27, 2020, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Darius Adamczyk, Duncan B. Angove, William S. Ayer, Kevin Burke, D. Scott Davis, Linnet F. Deily, Deborah Flint, Judd Gregg, Clive Hollick, Grace D. Lieblein, Raymond T. Odierno, George Paz, and Robin L. Washington.

IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO THE ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSALS 2 AND 3 AND "AGAINST" PROPOSALS 4 AND 5. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN, UNLESS CONTRARY TO ERISA.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please date and sign your Proxy on the reverse side and return it promptly.

Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

FORM OF EMAIL MESSAGE REGARDING PROXY MATERIALS AND VOTING

Subject : Vote Your Shares Now: HONEYWELL INTERNATIONAL INC. Annual Meeting.

2020 Annual Meeting April 27, 2020

Important proxy voting material is ready for your action.

This email represents the following share(s):

HONEYWELL INTL - COMMON	123,456,789,012.00000
HONEYWELL 401(K) PLAN	123,456,789,012.00000
HONEYWELL 401(K) PLAN (KC - UNION)	123,456,789,012.00000
HONEYWELL PUERTO RICO SAVINGS PLAN	123,456,789,012.00000
HONEYWELL INTL – SHAREBUILDER	123,456,789,012.00000

Three Ways to Vote

Now via ProxyVote	Vote By April 26, 2020 11:59 P.M. ET

At the Meeting	For shares held in a Plan, vote by April 23, 2020 5:00 P.M. ET

By Phone 1.800.690.6903	Control Number: 0123456789012345

FORM OF EMAIL MESSAGE REGARDING PROXY MATERIALS AND VOTING

Subject : Vote Your Shares Now: HONEYWELL INTERNATIONAL INC. Annual Meeting.

Important

  Materials

Proxy Statement
Annual Report

For holders as of February 28, 2020